EXECUTION VERSION

LOAN AND SERVICING AGREEMENT

dated as of May 5, 2015
by and among
NEWSTAR WAREHOUSE FUNDING I LLC,
as the Borrower,
NEWSTAR FINANCIAL, INC.,
as the Originator and as the Collateral Manager,
EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,
as the Lenders,
CITIBANK, N.A.,
as the Administrative Agent,
and
U.S. BANK NATIONAL ASSOCIATION,
as the Trustee and the Custodian

1

i

Section 2.24	Loan Acquisition and Disposition Criteria	86
Section 2.25	Additional Lenders; Increase of Commitment	86
Section 2.26	Defaulting Lenders	86
Section 2.27	Replacement of Lenders	87
Section 2.28	Additional Equity Contributions	88
ARTICLE III CONDITIONS TO ADVANCES		89
Section 3.1	Conditions to Closing	89
Section 3.2	Conditions Precedent to All Advances	90
Section 3.3	Conditions to Pledges of Loans	02
Section 3.4	Custodianship; Transfer of Loans and Permitted Investments	02
ARTICLE IV REPRESENTATIONS AND WARRANTIES		04
Section 4.1	Representations and Warranties of the Borrower	04
Section 4.2	Representations and Warranties of the Borrower Relating to the Agreement and the Collateral	103
Section 4.3	Representations and Warranties of the Collateral Manager	104
Section 4.4	Representations and Warranties of the Trustee	107
Section 4.5	Representations and Warranties of each Lender	108
ARTICLE V GENERAL COVENANTS		109
Section 5.1	Affirmative covenants of the Borrower	109
Section 5.2	Negative Covenants of the Borrower	112
Section 5.3	[Reserved]	114
Section 5.4	Affirmative Covenants of the Collateral Manager	114
Section 5.5	Negative Covenants of the Collateral Manager	117
Section 5.6	Affirmative Covenants of the Trustee	118
Section 5.7	Negative Covenants of the Trustee	118
ARTICLE VI ADMINISTRATION AND SERVICING OF LOANS		119
Section 6.1	Designation of the Collateral Manager	119
Section 6.2	Duties of the Collateral Manager	120
Section 6.3	Authorization of the Collateral Manager	121
Section 6.4	Collection of Payments	122
Section 6.5	[Reserved]	125
Section 6.6	Realization upon Loans Subject to an Asset Value Adjustment Event	125

v

EXHIBITS

EXHIBIT A-1	Form of Borrowing Notice (Advance Request)
EXHIBIT A-2	Form of Repayment Notice (Reduction of Advances Outstanding/Facility Amount)
EXHIBIT A-3	Form of Borrowing Notice (Reinvestment of Principal Collections)
EXHIBIT A-4	Form of Borrowing Notice (Unfunded Exposure Account Disbursement)
EXHIBIT A-5	Form of Borrowing Base Certificate
EXHIBIT B	Form of Variable Funding Note (VFN)
EXHIBIT C	[Reserved]
EXHIBIT D	Form of Joinder Supplement
EXHIBIT E-1	Form of Officer’s Certificate to Solvency (NewStar Warehouse Funding I LLC)
EXHIBIT E-2	Form of Officer’s Certificate to Solvency (NewStar Financial, Inc.)
EXHIBIT F-1	Form of Officer’s Closing Certificate (NewStar Warehouse Funding I LLC)
EXHIBIT F-2	Form of Officer’s Closing Certificate (NewStar Financial, Inc.)
EXHIBIT G-1	Form of Power of Attorney (NewStar Warehouse Funding I LLC)
EXHIBIT G-2	Form of Power of Attorney (NewStar Financial, Inc.)
EXHIBIT H	Form of Release of Required Loan Documents
EXHIBIT I	Form of Collateral Manager’s Certificate
EXHIBIT J	Form of Transferee Letter

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Concentration Account Bank and Concentration Account
SCHEDULE III	Location of Required Loan Documents
SCHEDULE IV	Credit and Collection Policy
SCHEDULE V	Moody’s Industry Classification Groups
SCHEDULE VI	Moody’s RiskCalc
SCHEDULE VII	Asset Quality Matrix
SCHEDULE VIII	Concentration Limits

ANNEXES

ANNEX A	Addresses

LOAN AND SERVICING AGREEMENT
THIS LOAN AND SERVICING AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, the “Agreement”) is made as of this May 5, 2015, by and among:
(1)    NEWSTAR WAREHOUSE FUNDING I LLC, a Delaware limited liability company, as the seller (together with its successors and assigns in such capacity, the “Borrower”);
(2)    NEWSTAR FINANCIAL, INC., a Delaware corporation (the “Company”), as the originator (together with its successors and assigns in such capacity, the “Originator”), and as the servicer (together with its successors and assigns in such capacity, the “Collateral Manager”);
(3)    CITIBANK, N.A., a national banking association (together with its successors and assigns, “Citibank”), as a Lender;
(4)    EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (each, together with its successors and assigns in such capacity, a “Lender” and collectively, the “Lenders”);
(5)    CITIBANK, as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”); and
(6)    U.S. BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “US Bank”), not in its individual capacity but as the trustee (together with its successors and assigns in such capacity, the “Trustee”) and as the custodian (together with its successors and assigns in such capacity, the “Custodian”).
R E C I T A L S
WHEREAS, , the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, all other conditions precedent to the execution of this Agreement have been complied with.
NOW, THEREFORE, based upon the foregoing Recitals, the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

Section 1.1	Certain Defined Terms.
Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:
“1940 Act”: The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Account”: Any of the Collection Account, the Principal Collections Account, the Interest Collections Account, the Custodial Account, the Unfunded Exposure Account and any sub-accounts thereof deemed appropriate or necessary by the Administrative Agent for convenience in administering such accounts.
“Accreted Interest”: Interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as it accrues.
“Accrual Period”: With respect to each Advance (or portion thereof), (i) with respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month preceding the first Payment Date, and (ii) with respect to any subsequent Payment Date, the period ending on the last day of the calendar month immediately preceding the month in which the Payment Date occurs and commencing on the first day of the calendar month in which the preceding Payment Date occurred; provided, that the final Accrual Period hereunder shall end on and include the day prior to the payment in full of the Advances hereunder.
“Additional Amount”: Defined in Section 2.17(a).
“Adjusted Borrowing Value”: For any Loan as of any date of determination, an amount equal to the lesser of (i) the OLB of such Loan and (ii) the Asset Value of such Loan; provided that the “Adjusted Borrowing Value” of any Loan that (x) is no longer an Eligible Loan or (y) constitutes an Equity Security shall be zero.
“Administrative Agent”: Defined in the Preamble of this Agreement.
“Advance”: Each funding by the Lenders hereunder (including each Loan Advance and funding the Unfunded Exposure Account pursuant to Section 2.3(e)).
“Advance Rate”: Defined in the Fee Letter.
“Advances Outstanding”: On any day, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.

“Advances Outstanding Factor”: As of any specified Payment Date an amount equal to the Advances Outstanding on such Payment Date divided by the Amortization Advances Outstanding after giving effect to the reduction of Advances Outstanding on such Payment Date.
“Affected Party”: The Administrative Agent, each Lender, all assignees and participants of each Lender, and any sub-agent of the Administrative Agent.
“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor or in the calculation of any Concentration Limits, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent’s Account”: With respect to any applicable Lender, the special account established in the name of such Lender or any agent on such Lender’s behalf and identified as such to the Borrower and Collateral Manager in writing (or any other account from time to time notified to the Borrower and the Collateral Manager in writing by such Lender).
“Agented Loan”: Any Loan which is agented by a Person as part of a syndicated loan transaction or is agented by the Company.
“Aggregate Exposure Amount”: As of any date of determination, the sum of the Exposure Amounts of all Delayed Draw Term Loans and Revolving Loans included in the Collateral on such date.
“Aggregate Funded Spread”: As of any date of determination, the sum of:
(a)    in the case of each Eligible Loan (other than any Floor Obligation) included in the Collateral that is a Floating Rate Loan that bears interest at a spread over the Company LIBOR Rate, (i) the stated interest rate spread on such Eligible Loan (including, for any Permitted PIK Loan, only the required current cash pay interest rate thereon) above the Company LIBOR Rate on such date multiplied by (ii) the Adjusted Borrowing Value of such Eligible Loan; and
(b)    in the case of each Floor Obligation and each other Eligible Loan included in the Collateral that is a Floating Rate Loan that bears interest at a spread over an index other than the Company LIBOR Rate, (i) the excess of the sum of such spread and such index (including in the case of each Floor Obligation, the “floor” rate) on such Eligible Loan (including, for any Permitted PIK Loan, only the required current cash pay interest rate thereon) above the Company LIBOR Rate on such date multiplied by (ii) the Adjusted Borrowing Value of such Eligible Loan.

“Aggregate Unfunded Exposure Equity Amount”: As of any date of determination, an amount equal to the sum of the Unfunded Exposure Equity Amounts with respect to the Delayed Draw Term Loans and Revolving Loans in the Collateral on such date.
“Aggregate Unpaids”: At any time, an amount equal to the sum of all unpaid Advances Outstanding, Interest, Breakage Costs, and all other amounts owed by the Borrower to the Lenders, the Administrative Agent and the Trustee hereunder (including, without limitation, all Indemnified Amounts, other amounts payable under Article XI and amounts required under Section 2.10, Section 2.11, Section 2.16 and Section 2.17 to the Affected Parties or Indemnified Parties) or by the Borrower or any other Person under any fee letter (including, without limitation, the Fee Letter and the Trustee and Custodian Fee Letter) delivered in connection with the transactions contemplated by this Agreement, in each case whether due or accrued.
“Amortization Advances Outstanding”: The Advances Outstanding as of the Commitment Termination Date.
“Amortization Period”: The period beginning on the Commitment Termination Date and ending on the date on which all Aggregate Unpaids are paid in full.
“Amortization Principal Reduction Amount”: With respect to the applicable Payment Dates set forth below and regardless of whether sufficient funds are on deposit in the applicable Collection Account in respect of such Payment Date, an amount sufficient to cause the Advances Outstanding as of such Payment Date to equal the product of (x) Maximum Advances Outstanding Factor corresponding to such Payment Date and (y) the Amortization Advances Outstanding (after giving effect to (x) the aggregate amount of prepayments of principal of the Advances Outstanding made pursuant to Sections 2.5 during the Amortization Period, plus (and without duplication) (y) any previous payments of Advances Outstanding pursuant to Section 2.11(a)(vi) made on any prior Payment Date during the Amortization Period). For the avoidance of doubt, with respect to any applicable Payment Date if the Advances Outstanding do not exceed the product of (x) the Maximum Advances Outstanding Factor corresponding to such Payment Date and (y) the Amortization Advances Outstanding prior to giving effect to any payments pursuant to Section 2.11, the Amortization Principal Reduction Amount shall be zero for such Payment Date.

“Applicable Law”: For any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, and to the extent applicable, usury laws, the Federal Truth in Lending Act, the Dodd-Frank Wall Street and Consumer Reform Act and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.
“Approved Valuation Firm”: Each of (i) Houlihan Lokey Howard & Zukin, (ii) Lincoln International LLC, (iii) Duff & Phelps Corp., (iv) Valuation Research Corporation, (v) FTI Consulting, Inc., (vi) Deloitte LLP (vii) Ernst & Young, LLP, (viii) KPMG LLP (ix) Murray Devine,

(x) Capstone Advisory Group, LLC and (xi) any other nationally recognized accounting firm or valuation firm, in each case as agreed to by the Administrative Agent and the Collateral Manager.
“Asset Quality Matrix”: The chart set forth on Schedule VII used to determine which of the row/column combinations are applicable for purposes of determining the Minimum Diversity Score Test, the Maximum Weighted Average Rating Factor Test and the Minimum Weighted Average Spread Test.
“Asset Value”: With respect to each Loan included in the Collateral, the amount equal to the product of (x) the OLB thereof and (y) the price (expressed as a percentage of par) determined in the following manner:
(a)    prior to an Asset Value Adjustment Event with respect to such Loan:
(i)    for any Loan that is a Broadly Syndicated Loan that has bid-side quotes meeting the Minimum Depth, the average bid‑side quote determined by any of Loan Pricing Corporation, MarkIt Partners or any other nationally recognized loan pricing service agreed to by the Administrative Agent and the Collateral Manager; provided that notwithstanding the foregoing, unless the Administrative Agent determines otherwise, the Asset Values of each Broadly Syndicated Loan determined in accordance with this clause (i) shall be aggregated and determined on a weighted average basis and the Asset Values for such Broadly Syndicated Loans shall not be adjusted pursuant to this clause (i) unless the difference between (x) the Asset Values of such Loans on the date, if any, the Asset Values were last adjusted pursuant to this paragraph (the “Reference Asset Values”) and (y) the Asset Values of such Loans as determined using the current bid-side quotes in accordance with this clause (a)(i) as of any date of determination is greater than 2.5% of the Reference Asset Values; or
(ii)    if the value of a Loan is not determined in accordance with clause (i) above, the Original Asset Value;
(b)    after an Asset Value Adjustment Event with respect to such Loan:
(i)    for any Loan that is a Broadly Syndicated Loan that has bid-side quotes meeting the Minimum Depth, the average bid‑side quote determined by any of Loan Pricing Corporation, MarkIt Partners or any other nationally recognized loan pricing service agreed to by the Administrative Agent and the Collateral Manager; provided that, if the Administrative Agent reasonably determines that the quote of one (1) such loan pricing service is not current or accurate, the Administrative Agent may reject such quote; or
(ii)    if the value of a Loan is not determined in accordance with clause (i) above, the average of two bid‑side quotes determined by independent broker‑dealers active in the trading of such Loan; or
(iii)    if the value of a Loan is not determined in accordance with clause (i) or (ii) above, the value of such Loan shall be determined by the Administrative Agent in its commercially reasonable discretion each time an Asset Value Adjustment Event occurs (subject to the dispute mechanism set forth below).
If the Borrower disputes the Asset Value of any Loan included in the Collateral determined pursuant to the foregoing pursuant to clause (b)(iii) above, the Borrower may (at its expense) retain any Approved Valuation Firm to value such Loan and if the value (expressed as a percentage of par) determined by such Approved Valuation Firm is greater than the Administrative Agent’s determination of the Asset Value, such Approved Valuation Firm’s valuation shall become the Asset Value of such Loan; provided that (A) such Approved Valuation Firm must value such Loan within twenty (20) days after the Borrower’s receipt of the related Asset Value Notice, and (B) the Asset Value of such Loan shall be the value determined by the Administrative Agent pursuant to clause (b)(iii) above until such Approved Valuation Firm has determined its value.
After an Asset Value Adjustment Event occurs with respect to a Loan, the Borrower (or the Collateral Manager on its behalf) may request that the Administrative Agent review the Asset Value of any Loan to the extent the circumstances giving rise to such Asset Value Adjustment Event have been remedied or are no longer in existence and the Administrative Agent shall conduct such review promptly upon receipt of such request. Following such a review, Administrative Agent may, in its sole discretion, increase the Asset Value of such Loan.
Notwithstanding the foregoing, in the case of an Asset Value Adjustment Event described in clauses (d), (e) (but solely with respect to clauses (a), (e) or (f) of the definition of “Material Modification”), (f) or (g) of such definition with respect to any Loan, the Asset Value of such Loan shall be zero.
“Asset Value Adjustment Event”: With respect to any Loan, the occurrence of any of the following:
(a)    for any Broadly Syndicated Loan that is publicly rated at or below B3 by Moody’s or B- by S&P, there has been a one-notch downgrade in such rating by S&P or Moody’s;
(b)    the Senior Net Leverage Ratio with respect to such Loan is greater than 4.00 to 1.00 and has increased by 0.50x or more above the Senior Net Leverage Ratio as of the applicable Cut-Off Date;
(c)    the Interest Coverage Ratio (calculated solely with respect to interest payable in cash) with respect to such Loan is (x) less than 1.50 to 1.00 and (y) less than 85% of Interest Coverage Ratio as of the applicable Cut-Off Date;
(d)    a default as to all or any portion of one or more payments of principal and/or interest has occurred with respect to such Loan (giving effect to any grace period applicable thereto but in no event exceeding ten (10) Business Days past the applicable due date);
(e)    a Material Modification with respect to such Loan has occurred;

(f)    the Collateral Manager has determined in accordance with the Collateral Management Standard that such Loan is on a non-accrual status or is not collectible; or
(g)    an Insolvency Event (without giving effect to any grace period set forth in such definition) with respect to the related Obligor of such Loan has occurred.
For the avoidance of doubt, each occurrence of any of the foregoing with respect to a Loan shall constitute a separate Asset Value Adjustment Event with respect to such Loan. In addition, once an Asset Value Adjustment Event has occurred under clause (b) above (the “initial AVAE”), each 0.25x increase in the Senior Net Leverage Ratio (above any initial 0.50x increase in connection with the initial AVAE), shall constitute a separate Asset Value Adjustment Event.
“Asset Value Notice” means a notice (which may be sent by e‑mail) delivered by the Administrative Agent to the Borrower, the Collateral Manager, the Lenders and the Trustee specifying the value of a Loan included in the Collateral determined in accordance with terms of the definition of “Asset Value” in this Section 1.1.
“Availability”: At any time, an amount equal to the positive excess, if any, of (i) the Maximum Availability over (ii) the Advances Outstanding on such day; provided that at all times on and after the Termination Date, the Availability shall be zero.
“Available Funds”: With respect to any Payment Date, all amounts received in the Collection Account (including, without limitation, any Collections on Loans included in the Collateral and earnings from Permitted Investments in the Collection Account) during the Collection Period that ended on the Determination Date immediately preceding the calendar month in which such Payment Date occurs.
“Average Life”: As of any date of determination with respect to any Loan, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded up to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Payment of principal on such Loan and (b) the respective amounts of principal of such Scheduled Payments by (ii) the sum of all successive Scheduled Payments of principal on such Loan.
“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
“Base Rate”: On any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1.5%.
“Benefit Plan”: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
“Borrower”: Defined in the Preamble of this Agreement.
“Borrowing Base”: As of any Measurement Date, an amount equal to the least of:

(a)    the Facility Amount at such time;
(b)    the sum of:
(i) (x) the aggregate sum of the products of (A) the applicable Advance Rate for each Eligible Loan as of such date and (B) Adjusted Borrowing Value of such Eligible Loan minus (y) the Excess Concentration Amount, plus
(ii) the aggregate amount of cash then on deposit in the Principal Collections Account and, without duplication, Permitted Investments; plus
(iii) the amount on deposit in the Unfunded Exposure Account (such amount not to exceed the Aggregate Exposure Amount), minus
(iv) the Aggregate Unfunded Exposure Equity Amount; and
(c)    the sum of:
(i) the aggregate Adjusted Borrowing Value of all Loans included in the Collateral after giving effect to all Eligible Loans added to and removed from the Collateral as of such date, minus
(ii) the Excess Concentration Amount, minus
(iii) the Minimum Equity Amount, plus
(iv) the amount on deposit in the Unfunded Exposure Account (such amount not to exceed the Aggregate Exposure Amount), minus
(v) the Aggregate Unfunded Exposure Equity Amount, plus
(vi) the aggregate amount of cash then on deposit in the Principal Collections Account and, without duplication, Permitted Investments.
“Borrowing Base Certificate”: Each certificate, in the form of Exhibit A-5, required to be delivered by the Borrower along with each Borrowing Notice and on each Measurement Date.
“Borrowing Base Deficiency”: As of any Measurement Date, an amount equal to the positive difference, if any, of (a) the Advances Outstanding on such day over (b) the Borrowing Base on such day.
“Borrowing Notice”: Each notice required to be delivered by the Borrower in respect of (a) each Advance, in the form of Exhibit A-1 or (b) any reinvestment of Principal Collections under Section 2.10(c), in the form of Exhibit A-3 or under Section 2.10(d), in the form of Exhibit A-4.
“Breakage Costs”: With respect to any applicable Lender, any amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender (as determined by such Lender, in such Lender’s sole discretion) as a result of a prepayment by the Borrower of Advances Outstanding or Interest. All Breakage Costs shall be due and payable hereunder on each Payment Date in accordance with Section 2.10 and Section 2.11 or as otherwise specified herein. The determination by the applicable Lender of the amount of any such loss, cost or expense shall be conclusive absent manifest error.
“Broadly Syndicated Loan”: Any commercial loan that is (i) a broadly syndicated commercial loan, (ii) has first priority right of payments and is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (iii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement), (iv) the Collateral Manager has determined in good faith that the value of the collateral securing the loan (or the enterprise value of the underlying business) on or about the time of origination equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral, (v) has a tranche size of $300,000,000 or greater, (vi) has a trailing twelve month EBITDA (as reported in the most recent financial statements or covenant compliance certificate of the Obligor) of $50,000,000 or greater, and (vii) is rated by both S&P and Moody’s (or the Obligor is rated by S&P and Moody’s) at the time of acquisition by the Borrower and such ratings are not lower than B3 by Moody’s and B- by S&P. For avoidance of doubt, the reference to “tranche size” in clause (v) hereof is to the tranche currently held or contemplated for purchase by the Borrower. To the extent, there are multiple pari passu tranches issued by the Obligor, such other tranches shall be included in the calculation of tranche size if they carry the same material terms and are each widely distributed. Additionally, the calculation of tranche size shall also include any last out component, but not any second lien component.
“Business Day”: Any day (other than a Saturday or a Sunday) on which (a) banks are not required or authorized to be closed in New York City, New York, Boston, Massachusetts, Minneapolis, Minnesota or Florence, South Carolina and (b) if the term “Business Day” is used in connection with the determination of the LIBOR Rate, dealings in United States dollar deposits are carried on in the London interbank market.
“Caa/CCC Loan”: At any time, a Loan included in the Collateral with a Moody’s Default Probability Rating of “Caa1” or lower or an S&P Rating of CCC+ or lower.
“Capital Lease Obligations”: With respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP as of the Cut-Off Date of a Loan, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash”: Such currency or coin of the United States as at the time shall be legal tender for payment of all public and private debts.
“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change-in-Control”: Any of the following:
(a)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (i) Permitted Holders, and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) becomes the “beneficial owner” (as defined under Rule 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of stock or other equity interests or any interest convertible into any such interest in the Originator or the initial Collateral Manager having more than fifty percent (50%) of the voting power for the election of directors of the Originator or the initial Collateral Manager, if any, under ordinary circumstances;
(b)    the creation or imposition of any Lien on any limited liability company membership interest in the Borrower; other than a pledge by NewStar Financial, Inc. of the limited liability company membership interests in the Borrower to Fortress Credit Corp., as administrative agent under any credit facility, or to any replacement or successor administrative agent, lender or lender representative under any other credit facility or financing arrangement, in any case pursuant to a pledge agreement approved by the Administrative Agent; or
(c)    the failure by Originator to own all of the limited liability company membership interests in the Borrower.
“Citibank”: Defined in the Preamble of this Agreement.
“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.
“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.
“Closing Date”: May 5, 2015.
“Code”: The Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property of the Borrower, including, without limitation, all right, title and interest of the Borrower in the following (in each case excluding the Retained Interest and any fee permitted to be retained by the Originator in connection with the origination of any Loan under clause (b)(iii) of the definition of Excluded Amounts):

(i)    all Loans in which the Borrower has an interest, and all monies due or to become due in payment under such Loans on and after the related Cut-Off Date, including, but not limited to, all Collections;
(ii)    all Related Security with respect to the Loans referred to in clause (i); and
(iii)    all income and Proceeds of the foregoing.
For the avoidance of doubt, the term “Collateral” shall, for all purposes of this Agreement, be deemed to include any Loan acquired directly by the Borrower from a third party in a transaction arranged and underwritten by the Originator or any transaction in which the Borrower is the designee of the Originator under the instruments of conveyance relating to the applicable Loan.
“Collateral Management Fee”: Defined in Section 2.15(a).
“Collateral Management File”: For each Loan, the following documents or instruments:
(a)    copies of each of the Required Loan Documents; and
(b)    any other portion of the Loan File which is not part of the Required Loan Documents.
“Collateral Management Report”: Defined in Section 6.13(b).
“Collateral Management Standard”: With respect to any Loans included in the Collateral, to service and administer such Loans in accordance with the Required Loan Documents and all customary and usual servicing practices (A) which are consistent with the higher of: (x) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Loans for its own account, and (y) the same care, skill, prudence and diligence with which the Collateral Manager services and administers loans for its own account or for the account of others; (B) with a view to maximize the value of the Loans; and (C) without regard to: (1) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any Obligor or any Affiliate of any Obligor, (2) the Collateral Manager’s obligations to incur servicing and administrative expenses with respect to a Loan, (3) the Collateral Manager’s right to receive compensation for its services hereunder or with respect to any particular transaction, (4) the ownership by the Collateral Manager or any Affiliate of any Retained Interest or any Loans, (5) the ownership, servicing or management for others by the Collateral Manager of any other Loans or property by the Collateral Manager or (6) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any holder of other loans of the Obligor with respect to such Loans; provided that with respect to any Successor Collateral Manager, the “Collateral Management Standard” shall be the same care, skill and diligence with which such Successor Collateral Manager services and administers loans for its own account and for the account of others.
“Collateral Manager”: Defined in the Preamble of this Agreement.
“Collateral Manager Default”: Defined in Section 6.18.

“Collateral Manager’s Certificate”: Defined in Section 6.13(c).
“Collateral Manager Termination Notice”: Defined in Section 6.18.
“Collateral Quality Test”: Each of the tests set forth below:
(i)    the Minimum Weighted Average Spread Test;
(ii)    the Maximum Weighted Average Life Test;
(iii)    the Maximum Weighted Average Rating Factor Test; and
(iv)    the Minimum Diversity Score Test;
provided that each of the tests set forth above (other than the Maximum Weighted Average Life Test) shall be deemed to be satisfied until the date on which the OLB of all Loans included in the Collateral first equals the Ramp Amount.
“Collection Account”: Defined in Section 6.4(h).
“Collection Date”: The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.
“Collection Period”: With respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date preceding the first Payment Date; and thereafter, the period from but excluding the Determination Date preceding the previous Payment Date to and including the Determination Date preceding the current Payment Date.
“Collections”: (a) All Cash collections and other Cash proceeds of any Loan, including, without limitation, any Interest Collections, Principal Collections, Prepayments, Insurance Proceeds, interest earnings in the Collection Account, and all other amounts received in respect of any Loan but excluding any Excluded Amounts and amounts attributable to any Retained Interests and (b) any Cash proceeds or other funds received by the Borrower or the Collateral Manager with respect to any Related Security, including from any guarantors.
“Commitment”: With respect to each Lender, the commitment of such Lender to make Advances in accordance herewith in an amount not to exceed (i) prior to the end of the Revolving Period, the dollar amount set forth opposite such Lender’s signature on the signature pages hereto under the heading “Commitment” (as adjusted for assignments thereof) and (ii) on or after the Revolving Period, with respect to each Lender, such Lender’s Pro-Rata Share of the Advances Outstanding.
“Commitment Termination Date”: The last day of the Revolving Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.
“Company”: Defined in the Preamble of this Agreement.

“Company LIBOR Rate”: The posted rate for one-month, two-month or three-month, as applicable, deposits in Dollars appearing on the applicable Telerate Page (3750 for Dollars, which is known as Telerate Successor Page 37507), Reuters Screen Page, Bloomberg Screen Page (or, in each case, the applicable successor page) or other applicable page set forth in the Underlying Instruments, or, if such page is not available, in such other manner, as and when determined in accordance with the applicable Underlying Instruments.
“Company Prime Rate”: The rate designated by the Company (or the Person serving as agent on a Loan if other than the Company) from time to time and/or pursuant to the related Underlying Instruments as its prime rate in the United States, such rate to change as and when the designated rate changes; provided that the Company Prime Rate is not intended to be the lowest rate of interest charged by the Company (or such agent) in connection with extensions of credit to debtors.
“Concentration Account”: The account maintained at the Concentration Account Bank for the purpose of receiving Collections, the details of which are contained in Schedule II, as such schedule may be amended from time to time.
“Concentration Account Bank”: Either (i) US Bank or (ii) Wells Fargo Bank, National Association, as applicable.
“Concentration Limits”: Defined in Schedule VIII.
“Concentration Test Amount”: Defined in the Fee Letter.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Continued Errors”: Defined in Section 6.19(e).
“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other material document to which such Person is a party or by which it or any of its property is bound or to which either is subject.
“Covenant Lite Loan” A Loan that (a) does not contain any financial covenants or (b) requires the borrower to comply with an Incurrence Covenant, but does not require the related Obligor to comply with a Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Required Loan Documents).
“Credit and Collection Policy”: The written credit policies and procedures manual of the Originator and the initial Collateral Manager set forth on Schedule IV, as may be as amended or supplemented from time to time in accordance with Section 5.1(h) and Section 5.4(f).
“Current Pay Loan”: Any Loan (other than a DIP Loan) (x) that would otherwise be a Defaulted Loan, and (y) the issuer or obligor of which otherwise would not satisfy clause (vii) of the definition of “Eligible Obligor,” but as to which (i) no payments are due and payable that are unpaid, (ii) in respect of which the Collateral Manager has certified to the Administrative Agent in writing that it believes, in its reasonable business judgment, that (1) the issuer or obligor of such Loan is current on all interest payments, principal payments and other amounts due and payable thereunder and will continue to make scheduled payments of interest thereon and will pay the principal thereof and all other amounts due and payable thereunder by maturity or as otherwise contractually due, (iii) if the issuer or obligor is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Loan and all interest and principal payments due thereunder have been paid in cash when due, (iv) the Asset Value thereof is at least 80% and (v) (1) has a Moody’s Default Probability Rating of at least “Caa1” and an Asset Value of at least 80% or (2) has a Moody’s Default Probability Rating of at least “Caa2” and an Asset Value of at least 85%.
“Custodial Account”: The securities account designated as the Custodial Account and established in the name of the Trustee pursuant to Section 6.4(i).
“Custodian Fee”: Defined in Section 14.7.
“Cut-Off Date”: With respect to each Loan, the date such Loan is acquired by the Borrower.
“Defaulted Loan”: Any Loan which has been accelerated after an “Event of Default” as defined in the Required Loan Documents, which acceleration has not been waived, and any Loan classified as a Defaulted Loan by the Collateral Manager in accordance with the Credit and Collection Policy and the Collateral Management Standard.
“Defaulting Lender”: Any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit (unless such notification or statement is based exclusively on such Lender’s good faith assertion that a condition precedent to funding has not or cannot be satisfied, so long as such Lender has specified in writing to the Administrative Agent the condition precedent which has not or cannot be satisfied); (iv) has failed, within two Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Advances under this Agreement, or (v) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United

States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Delayed Draw Term Loan”: A Loan that is fully committed on the initial funding date of such Loan and is required to be fully funded in one or more installments on draw dates to occur within two years of the initial funding of such Loan but which, once all such installments have been made has the characteristics of a Term Loan.
“Derivatives”: Any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination thereof, whether for physical delivery or Cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.
“Determination Date”: The last day of each calendar month.
“DIP Loan”: A loan made to a debtor-in-possession pursuant to Section 364 of the U.S. Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the U.S. Bankruptcy Code and fully secured by senior liens.
“Discretionary Sale”: Defined in Section 2.21(a).
“Discretionary Sale Date”: The Business Day identified by the Borrower to the Administrative Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.
“Discretionary Sale Notice”: Defined in Section 2.21(a)(i).
“Diversity Score”: A single number that indicates collateral concentration in terms of both issuer and industry calculation, calculated as set forth below:

(a)	An Issuer Par Amount is calculated for each issuer of a Loan, and is equal to the aggregate principal balance of all the Loans issued by that issuer and all affiliates.

(b)	An Average Par Amount is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c)	An Equivalent Unit Score is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d)
An Aggregate Industry Equivalent Unit Score is then calculated for each of the Moody’s Industry Classification Groups and is equal to the sum of the Equivalent Unit Scores for each issuer in such Moody’s Industry Classification Group.

(e)
An Industry Diversity Score is then established for each Moody’s Industry Classification Group by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate		Aggregate		Aggregate		Aggregate
Industry	Industry	Industry	Industry	Industry	Industry	Industry	Industry
Equivalent	Diversity	Equivalent	Diversity	Equivalent	Diversity	Equivalent	Diversity
Unit Score	Score	Unit Score	Score	Unit Score	Score	Unit Score	Score

0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600

Aggregate		Aggregate		Aggregate		Aggregate
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f)	The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Moody’s Industry Classification Group.

(g)	For purposes of calculating the Diversity Score, affiliated issuers in the same industry are deemed to be a single issuer.
“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.
“EBITDA”: With respect to any period and any Loan, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable term defined in the Underlying Instruments for each such Loan, and in any case that “EBITDA,” “Adjusted EBITDA” or such comparable term is not defined in such Underlying Instruments, an amount, for the principal obligor on such Loan and any of its parents or Subsidiaries that are obligated pursuant to or restricted under the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Borrower and the Administrative Agent mutually deem to be appropriate.
“Eligible Asset”: A financial asset, either fixed or revolving, that by its terms converts into cash within a finite time period plus any rights or other assets designed to assure the servicing or timely distribution of proceeds to securityholders.
“Eligible Bid”: A bid made in good faith (and acceptable as a valid bid in the Administrative Agent’s commercially reasonable discretion) by a bidder for all or any portion of the Collateral in connection with a sale of Collateral in whole or in part pursuant to Section 10.2.

“Eligible Country”: Any of Canada, any Group I Country, any Group II Country or any Group III Country.
“Eligible Loan”: On any Measurement Date thereof, each Loan that satisfies each of the following eligibility requirements (unless any such eligibility requirement with respect to such Loan is expressly waived by the Administrative Agent at the written request of the Collateral Manager):
(a)    [reserved];
(b)    such Loan is (i) a First Lien Loan (including a Uni-tranche Loan), (ii) a DIP Loan, (iii) a First Lien Last Out Loan or (iv) a Second Lien Loan;
(c)    such Loan is an “eligible asset” as defined in Rule 3a-7 under the 1940 Act;
(d)    such Loan is Registered;
(e)    such Loan, together with the Related Security, has been purchased directly by or sold or assigned to the Borrower, in each case, pursuant to (and in accordance with) the Sale Agreement and the Borrower has good and marketable title, free and clear of all Liens (other than Permitted Liens), on such Loan and Related Security;
(f)    the Loan (together with the Collections and Related Security related thereto) has been the subject of a Grant by the Borrower in favor of the Trustee, for the benefit of the Secured Parties, of a valid and perfected first priority security interest (subject only to Permitted Liens);
(g)    the Obligor with respect to such Loan is an Eligible Obligor;
(h)    such Loan is denominated and payable only in Dollars in the United States and does not permit the currency in which or country in which such Loan is payable to be changed;
(i)    such Loan complies with each of the representations and warranties made by the Borrower and Collateral Manager hereunder with respect thereto and all information provided by the Borrower or the Collateral Manager with respect to the Loan is true and correct in all material respects (other than information provided by third parties (which shall be true and correct to the actual knowledge of the Collateral Manager) projections, forward-looking information, general economic data or industry information and with respect to any information or documentation prepared by the Collateral Manager or one of its Affiliates for internal use or consideration, statements as to (or the failure to make a statement as to) the value of, collectability of, prospects of or potential risks or benefits associated with a Loan or Obligor);
(j)    such Loan and any Related Security with respect thereto does not contravene in any material respect any Applicable Laws (including, without limitation, laws, rules and regulations, if applicable, relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, licensing and privacy);
(k)    (i) all consents, approvals or authorizations of any Governmental Authority or any other Person required to be obtained, effected or given in connection with the acquisition, transfer or performance (and, if originated by the Originator, the origination) by the Borrower or the Originator of such Loan have been duly obtained, effected or given and are in full force and effect and (ii) all material licenses, registrations or declarations with any Governmental Authority or any other Person required to be obtained, effected or given in connection with the acquisition, transfer or performance (and, if originated by the Originator, the origination) by the Borrower or the Originator of such Loan have been duly obtained, effected or given and are in full force and effect;
(l)    such Loan is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Borrower and to have a security interest therein granted to the Trustee for the benefit of the Secured Parties;
(m)    as of the applicable Cut-Off Date, such Loan is not the subject of an offer of exchange or tender by its issuer, for Cash, securities or any other type of consideration, and has not been called for redemption or tender into any other security or property that is not, on the date of such investment, a Loan;
(n)    as of the applicable Cut-Off Date, such Loan (A) is not an Equity Security and (B) does not provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;
(o)    other than Permitted PIK Loans, such Loan is not a Loan with respect to which interest required by the Underlying Instrument to be paid in cash has previously been deferred or capitalized as principal and not subsequently paid in full;
(p)    no selection procedure adverse to the interests of the Secured Parties was utilized by the Borrower or Originator in the selection of such Loan for inclusion in the Collateral;
(q)    the repayment of such Loan is not subject to material non-credit related risk (for example, a Loan the payment of which is expressly contingent upon the nonoccurrence of a catastrophe), as reasonably determined by the Collateral Manager in accordance with the Credit and Collection Policy and the Collateral Management Standard;
(r)    the acquisition of such Loan will not cause the Borrower or the pool of Collateral to be (x) required to register as an investment company under the 1940 Act or (y) a “covered fund” under the Volcker Rule;
(s)    such Loan is not principally secured by Margin Stock;
(t)    such Loan provides for a fixed amount of principal payable in Cash no later than its stated maturity;
(u)    such Loan provides for periodic payments of interest in Cash no less frequently than quarterly;
(v)    such Loan is not subject to withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis;

(w)    (i) the funding obligations for such Loan have been fully satisfied and all sums available thereunder have been fully advanced or (ii) such Loan is a Revolving Loan or a Delayed Draw Term Loan;
(x)    as of the applicable Cut-Off Date, such Loan is not principally secured by real estate;
(y)    such Loan is evidenced by a promissory note (other than in the case of a Noteless Loan), a credit agreement containing an express promise to pay, a security agreement or instrument and related loan documents that have been duly authorized and executed, are in full force and effect and constitute the legal, valid, binding and absolute and unconditional payment obligation of the related Obligor, enforceable against such Obligor in accordance with their terms (subject, as to enforcement only, to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity, whether considered in a suit at law or in equity), and there are no conditions precedent to the enforceability or validity of the Loan that have not been satisfied or validly waived;
(z)    as of the applicable Cut-Off Date, all parties that have had any interest in the Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein any Related Property is located, and (ii)(A) organized under the laws of such state, (B) qualified to do business in such state, (C) federal savings and loan associations or national banks having principal offices in such state or (D) not doing business in such state, except in each case to the extent that any such failure would not reasonably be expected to result in a Material Adverse Effect;
(aa)    such Loan (i) was originated and underwritten, or purchased and re-underwritten, by the Originator including, without limitation, the completion of a due diligence audit and collateral assessment, (ii) is fully documented, and (iii) is being serviced by the Collateral Manager, in each case in accordance with the Credit and Collection Policy and the Collateral Management Standard;
(bb)    except where permitted by the Concentration Limits, such Loan has an original term to maturity that does not exceed 84 months;
(cc)    all of the original or certified Required Loan Documents with respect to such Loan have been, or will be, delivered to the Custodian as provided in Section 3.2(c) or Section 3.3(b), as applicable, and all Collateral Management Files are being or shall be maintained at the principal place of business of the Collateral Manager in accordance with the Credit and Collection Policy;
(dd)    as of the date such Loan is first included as part of the Collateral, such Loan is not in payment default;
(ee)    as of the applicable Cut-Off Date, there is no default, breach, violation or event or condition which would give rise to a right of acceleration existing under the Underlying Instruments and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event or condition which would give rise to a right of acceleration;

(ff)    as of the applicable Cut-Off Date, such Loan is not a Materially Modified Loan and such Loan is not a loan (including, without limitation, a new loan that replaced a prior loan by the Originator or any of its Affiliates to the Obligor that was delinquent or defaulted) or extension of credit by the Originator to the Obligor for the purpose of making any past due principal, interest or other payments due on such Loan;
(gg)    other than for Permitted PIK Loans, such Loan does not permit interest to be capitalized;
(hh)    such Loan does not provide the Obligor (including any account debtor or Person obligated to payment payments on such Loan to such Obligor) with rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Underlying Instruments, or the exercise of any right thereunder, render the Underlying Instruments unenforceable in whole or in part, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and the Underlying Instruments with respect to the Loan provide for an affirmative waiver by the related Obligor of all rights of rescission, set-off and counterclaim against the Originator and its assignees;
(ii)    such Loan does not contain a confidentiality provision that restricts or purports to restrict the ability of the Administrative Agent or any Secured Party to exercise their rights under this Agreement, including, without limitation, their rights to review the Loan File, so long as such Person agrees to comply with customary and market confidentiality obligations;
(jj)    as of the applicable Cut-Off Date, if the Loan is one of a number of loans made to the same Obligor at the same seniority in such Obligor’s capital structure, such Loan and any other loans to the same Obligor contain standard cross-collateralization and cross-default provisions;
(kk)    the rights to service, administer and enforce all rights and remedies under the applicable Underlying Instruments inure to the benefit of the holder of such Loan or its designee (including the administrative agent for such Loan) and neither the sale, transfer or assignment of such Loan to the Borrower, nor the granting of a security interest hereunder to the Trustee, on behalf of the Secured Parties, violates, conflicts with or contravenes any Applicable Law or any contractual or other restriction, limitation or encumbrance;
(ll)    the master computer records of the Originator and the Collateral Manager relating to such Loan have been clearly and unambiguously marked to show that such Loan has been sold to and is owned by the Borrower;
(mm)    such Loan has not been sold, transferred, assigned or pledged by the Borrower to any person other than the Trustee, on behalf of the Secured Parties;
(nn)    is not a Structured Finance Obligation, an unsecured loan, or a bridge loan or other obligation that (i) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (ii) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancing, a bond, a synthetic security, a finance lease or chattel paper;

(oo)    the Required Loan Documents for which are governed by the laws of a state in the United States;
(pp)    constitutes indebtedness for U.S. federal income tax purposes; and
(qq)    the Obligor of such Loan has an EBITDA greater than or equal to $5,000,000 as of the Cut-Off Date; provided that if EBITDA of such Obligor is less than $15,000,000 (determined on the Cut-Off Date), such Obligor has an equity to total capital ratio equal to or greater than 30%; provided that the Loans described in the immediately preceding proviso (i) shall not be (x) Second Lien Loans or (y) Loans owing to an Obligor domiciled outside the United States and (ii) shall in all cases have a Moody’s Default Probability Rating that is not determined through a Moody’s Derived Rating (other than pursuant to clause (a)(iii) of the definition thereof), provided that if the Moody’s Default Probability Rating is determined by a credit estimate, the Collateral Manager shall have applied for a credit rating or credit estimate for such Loan within ten (10) Business Days of the Cut-Off Date relating thereto;
(rr)    such Loan was acquired for a Purchase Price of at least 85% of par;
(ss)    does not have an interest rate basis exceeding 6 months, except in the case of (i) loans in which the Required Loan Documents allow the interest rate basis to be extended to 12 months with the underlying lenders’ consent or (ii) loans in which the Required Loan Documents provide for a base or prime rate option or (iii) Fixed Rate Loans;
(tt)    to the actual knowledge of the Borrower, the underlying assets securing such Loan have not been used by the related Obligor in any manner or for any purpose that would reasonably be expected to result in any material risk of liability being imposed upon the Borrower, the Originator or any Secured Party under any Applicable Law;
(uu)    [reserved];
(vv)    the Required Loan Documents with respect to such Loan require the related Obligor to maintain the underlying collateral for such Loan in good repair (ordinary wear and tear excepted) and to maintain adequate insurance with respect thereto;
(ww)    except where permitted by the Concentration Limits, such Loan has a Rating of B3 or higher by Moody’s as of the Cut-Off Date; provided that if such Rating is not an assigned credit rating or a credit estimate, the Collateral Manager has applied for a credit rating or credit estimate with respect thereto from Moody’s (or, subject to the Concentration Limits, S&P) within ten (10) Business Days after the Cut-Off Date;
(xx)    with respect to a Participation Interest, such Participation Interest is acquired from (i) a Lender or an Affiliate thereof or (ii) a Selling Institution incorporated or organized under the laws of the United States (or any state thereof) that has a long term rating of at least “A/A2” and a short term rating of at least “A-2/P2” by S&P and Moody’s, respectively; and

(yy)    except where permitted by the Concentration Limits, such Loan is not a Participation Interest.
“Eligible Obligor”: On any Measurement Date, any Obligor that:
(i)    is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization,
(ii)    is a legal operating entity or holding company,
(iii)    has not entered into the Loan primarily for personal, family or household purposes,
(iv)    is not a Governmental Authority,
(v)    is not an Affiliate of the Borrower, the Originator or the Collateral Manager (so long as the Collateral Manager is an Affiliate of the Borrower),
(vi)    except where permitted under the Concentration Limits, such Obligor is organized under the federal or provincial laws of, or its principal office is located in, and the Related Property with respect to which the Loan is principally underwritten is located in, the United States, and
(vii)    is not (and has not been for at least three years) the subject of an Insolvency Event, and, as of the date on which such Loan became part of the Collateral, such Obligor is not in financial distress and has not experienced a material adverse change in its condition, financial or otherwise, as determined by the Collateral Manager, unless approved in writing by the Administrative Agent (with the prior written consent of a Supermajority of the Lenders in their sole discretion).
“Entitlement Holder”: The meaning specified in Section 8-102(a)(7) of the UCC.
“Environmental Laws”: Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equity Security”: (i) Any equity security or any other security that is not eligible for purchase by the Borrower as a Loan, (ii) any security purchased as part of a “unit” with a Loan and that itself is not eligible for purchase by the Borrower as a Loan, and (iii) any obligation that, at the time of commitment to acquire such obligation, qualified as a Loan (because of its characterization as indebtedness) but that, as of any subsequent date of determination, no longer satisfies the requirements of a Loan, for so long as such obligation fails to satisfy such requirements.
“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.
“Errors”: Defined in Section 6.19(e).
“Eurodollar Disruption Event”: The occurrence of any of the following: (a) Citibank shall have notified the Borrower of its determination that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) Citibank shall have notified the Borrower of its determination that the rate at which deposits of Dollars are being offered to it in the London interbank market does not accurately reflect the cost of making, funding or maintaining any Advance or (c) Citibank shall have notified the Borrower of the inability of it or any of its assignees or participants to obtain Dollars in the London interbank market to make, fund or maintain any Advance.
“Event of Default”: Defined in Section 10.1.
“Excepted Persons”: Defined in Section 13.13(a).
“Excess Concentration Amount”: As of any date of determination prior to the end of the Revolving Period, with respect to all Eligible Loans included in the Collateral, the amount by which the sum of the Adjusted Borrowing Value of such Eligible Loans exceeds any applicable Concentration Limits, to be calculated without duplication after giving effect to any sales, purchases or substitutions of Loans as of such date.
“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Amounts”: (a) Any amount received in the Concentration Account with respect to any Loan included as part of the Collateral, which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Related

Property, and (b) any amount received into the Collection Account or other Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments, (iii) any fee retained by the Originator in connection with the origination of any Loan, (iv) any fees or similar charges which are permitted to be retained by the Collateral Manager under this Agreement, and (v) any amount with respect to any Loan retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Loan, or that is otherwise sold by the Borrower pursuant to Section 2.19, Section 2.20 or Section 2.21, to the extent such amount is attributable to a time after the effective date of such replacement or sale.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Party or required to be withheld or deducted from a payment to an Affected Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Affected Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.27) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Affected Party’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exposure Amount”: As of any date of determination, with respect to any Delayed Draw Term Loan or Revolving Loan included in the Collateral, the excess, if any, of (i) the maximum commitment of the Borrower under the terms of the Underlying Instruments to make loans (and, for the avoidance of doubt, the Borrower’s commitment in respect of a Loan as to which the commitment to make additional loans has been terminated shall be zero) over (ii) the outstanding principal balance (exclusive of any interest and Accreted Interest) of such Delayed Draw Term Loan or Revolving Loan, as the case may be, on such date of determination.
“Facility Amount”: $175,000,000. Notwithstanding the foregoing, on or after the Commitment Termination Date, the Facility Amount shall mean the Advances Outstanding.
“Facility Margin”: As set forth in the Fee Letter.
“Facility Termination Date”: May 5, 2020.
“Fair Market Value” With respect to any Loan, if such Loan and Related Property is to be sold to the Originator or any other Affiliate of the Borrower, (i) the offered price quoted by MarkIt

Partners, Loan Pricing Corporation or any other nationally recognized loan pricing service agreed to by the Administrative Agent and the Collateral Manager or (ii) if such price quotation is not available, the price that would be paid by a willing buyer to a willing seller of such Loan and Related Property in an expedited sale on an arm’s-length basis determined by either (x) the Collateral Manager obtaining bids for such Loan and Related Property from three unaffiliated loan market participants (or, if the Collateral Manager is unable to obtain bids from three such participants, then such lesser number of unaffiliated loan market participants from which the Collateral Manager can obtain bids using efforts consistent with the Collateral Management Standard), or (y) if the Collateral Manager is unable to obtain any bids for such Loan from an unaffiliated loan market participant, the value determined as the bid side market value of such Loan either (A) as reasonably determined by the Collateral Manager (so long as the Collateral Manager is a Registered Investment Adviser) consistent with the Collateral Management Standard, or (B) as determined by a Valuation obtained by the Collateral Manager with respect thereto, and in either case such Affiliate acquires such Loan for a price equal to the value so determined (or, in connection with a repurchase or substitution by the Originator pursuant to the Sale Agreement at the price required therein but in no event less than fair market value).
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections.
“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.
“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.
“Fee Letter”: That certain Fee Letter, dated as of the Closing Date, by and among Citibank and the Borrower.
“Finance Charges”: With respect to any Loan, any interest or finance charges owing by an Obligor pursuant to or with respect to such Loan.
“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.
“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.
“First Lien Last Out Loan”: A commercial loan that would constitute a First Lien Loan but that, at any time prior to and/or after an event of default under the related loan agreement of such Loan, will be paid after one or more tranches of First Lien Loans issued by the same Obligor have been paid in full in accordance with a specified waterfall or other priority of payments; provided that the Administrative Agent may, in its sole discretion, designate a Loan that would otherwise constitute a First Lien Last Out Loan as a First Lien Loan.
“First Lien Loan”: A commercial loan (a) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings other than with respect to a Senior Working Capital Facility that is senior in right of payment to such commercial loan, (b) that is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to (i) Liens permitted under the applicable credit agreement that are reasonable and customary for similar loans, (ii) Liens accorded priority by law in favor of the United States or any State or agency) and (iii) Liens securing a Senior Working Capital Facility to the extent the liens securing such Senior Working Capital Facility on the same collateral are prior to the liens securing such commercial loan, and (c) for which the Collateral Manager determines in good faith that the value of the collateral securing the Loan on or about the time of origination equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral; provided that, for the avoidance of doubt, a First Lien Last Out Loan shall not constitute a First Lien Loan unless the Administrative Agent, in its sole discretion, designates a Loan that would otherwise constitute a First Lien Last Out Loan as a First Lien Loan.
“Fitch”: Fitch, Inc. or any successor thereto.
“Fixed Rate Loan”: A Loan that is an Eligible Loan other than a Floating Rate Loan.
“Floating Rate Loan”: A Loan that is an Eligible Loan where the interest rate payable by the Obligor thereof is based on the Company Prime Rate or the Company LIBOR Rate, plus some specified interest percentage in addition thereto, and the Loan provides that such interest rate will reset immediately upon any change in the related Company Prime Rate or Company LIBOR Rate.
“Floor Obligation”: As of any date, a Floating Rate Loan (a) for which the related Underlying Instruments allow a floating rate option, (b) that provides that such floating rate is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) the London interbank offered rate or other floating rate for the applicable interest period for such Loan and (c) that, as of such date, bears interest based on such floating rate option, but only if as of such date such London interbank offered rate or other floating rate for the applicable interest period is less than the “floor” rate.
“Funding Date”: With respect to in the case of any Loan Advance, the proposed Business Day on which a Loan Advance is to be made which is at least one Business Day after the receipt by the Administrative Agent and Lenders of a Funding Notice and other required deliveries in accordance with Section 2.3.
“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.
“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
“Grant”: To grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of any instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation, the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect thereof, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring any suit in equity, action at law or other judicial or administrative proceeding in the name of the granting party or otherwise, and generally to do and receive anything that the granting party may be entitled to do or receive thereunder or with respect thereto.
“Group I Country”: Any of the United Kingdom, Australia or the Netherlands.
“Group II Country” : Any of Germany, Sweden or Switzerland.
“Group III Country”: Any of Austria, Belgium, Denmark, Finland, Luxembourg or Norway.
“H.15”: Federal Reserve Statistical Release H.15.
“Hazardous Materials”: All materials subject to regulation under any Environmental Law, including, without limitation, materials listed in 49 C.F.R. §172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.
“Highest Required Investment Category”: (i)  With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” or “P-1” for three-month instruments, “Aa3” and “P-1” for six-month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.

“Increased Costs”: Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.16.
“Indebtedness”: (i) With respect to any Obligor under any Loan, the meaning of “Indebtedness” or any comparable term defined in the Underlying Instruments for each such Loan, and in any case that “Indebtedness” or such comparable term is not defined in such Underlying Instruments, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and
(ii)    for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii).
“Incurrence Covenant”: A covenant by any Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of such Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.
“Indemnified Amounts”: Defined in Section 11.1.
“Indemnified Parties”: Defined in Section 11.1.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower, or the Collateral Manager under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Manager”: A natural person who, (A) for the five-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its respective Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier (other than as a supplier of registered agent or registered office services) of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower); or (iii) any member of the immediate family of a person described in clauses (i) or (ii) above, and (B) has, (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC; and “Indorsed” has a corresponding meaning.
“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.
“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Loan, an insurance policy covering liability and physical damage to or loss of the Related Property.
“Insurance Proceeds”: Any amounts received on or with respect to a Loan under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation which is neither required to be used to restore, improve or repair the related real estate nor required to be paid to the Obligor.
“Intercreditor Agreement”: The Intercreditor and Concentration Account Administration Agreement (Wachovia Deposit Account), dated as of February 15, 2007 (as further amended, modified, waived, supplemented, restated or replaced from time to time), by and among U.S. Bank National Association, as account custodian and as secured party, Wachovia Capital Markets, LLC, as administrative agent of a credit facility, NewStar Financial, Inc., as originator, as original servicer, as collateral manager and as concentration account servicer, NewStar CP Funding LLC, as seller under a credit facility, U.S. Bank National Association, as trustee for various facilities, NewStar Trust 2005-1, as an issuer, NewStar Short-Term Funding LLC, as a borrower, NewStar Credit Opportunities Funding I Ltd., as seller under a credit facility, Natixis Financial Products Inc., as administrative agent of a credit facility and as an investor agent, NewStar Warehouse Funding 2005 LLC, as an issuer, NewStar Structured Finance Opportunities II, LLC, as an issuer, NewStar Commercial Loan Trust 2006-1, as an issuer, NewStar Concentration LLC, as account titleholder, NewStar Commercial Loan Trust 2007-1, as an issuer, NewStar DB Term Funding, LLC, as a financing SPE, NewStar Credit Opportunities Funding II Ltd., as an issuer, NewStar Commercial Loan Trust 2009-1, as an issuer, NewStar Loan Funding LLC, as a financing SPE, NewStar CRE Finance I LLC, as a financing SPE, NewStar Commercial Loan Funding 2012-1 LLC, as an issuer, each party that from time to time hereafter executes and delivers a joinder thereto and Wachovia Bank, National Association, as concentration account bank, as applicable.
“Interest”: For each Accrual Period and each Advance outstanding, the sum of the products (for each day during such Accrual Period) of:
where:

IR	= the Interest Rate applicable on such day;

P	= the principal amount of such Advance on such day; and

D	= 360 or, to the extent the Interest Rate is based on the Base Rate, 365 or 366 days, as applicable.
provided that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections”: Any and all amounts of Collections received in respect of interest (including, without limitation, the interest portion of any Scheduled Payment or of any repurchase amount paid by the Originator to repurchase a Loan pursuant to Section 6.1 of the Sale Agreement), fees (including, without limitation, amendment and waiver fees (other than in connection with the extension of the maturity of a Loan), collateral management fees, commitment fees, unused line fees and termination fees) or other similar charges (including any Finance Charges) on or with respect to a Loan and in each case from or on behalf of any Obligor that are deposited into the Collection Account, or received by or on behalf of the Borrower by the Collateral Manager or Originator in respect of a Loan, in the form of Cash, checks, wire transfers, electronic transfers or any other form of Cash payment plus any interest received on Permitted Investments.
“Interest Collections Account”: Defined in Section 6.4(h).
“Interest Coverage Ratio”: With respect to any Loan for any Relevant Test Period, the meaning of “Interest Coverage Ratio” or any comparable term defined in the Underlying Instruments for such Loan, and in any case that “Interest Coverage Ratio” or such comparable term is not defined in such Underlying Instruments, the ratio of (a) EBITDA to (b) Interest Obligations as calculated by the Borrower and the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.
“Interest Obligations”: With respect to any period and any Loan, for the Obligor thereon and, to the extent included in the corresponding calculation of EBITDA, any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest Obligations” or any comparable term defined in the Underlying Instruments for each such Loan, and in any case that “Interest Obligations” or such comparable term is not defined in such Underlying Instruments, all cash interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued during such period (whether or not actually paid during such period).
“Interest Rate”: The applicable LIBOR Rate, plus the Facility Margin; provided that, upon the occurrence and during the pendency of an Eurodollar Disruption Event, “Interest Rate” shall mean the Base Rate, plus the Facility Margin.
“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans pursuant to the Sale Agreement and the Transfer Documents and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.
“Joinder Supplement”: An agreement among the Borrower, a Lender and the Agent in the form of Exhibit D to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.
“Junior Collateral Management Fee Rate”: Defined in the Fee Letter.

“Lender”: (i) Citibank and (ii) each financial institution which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 2.25, and/or any other Person to whom a Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 13.16.
“LIBOR Rate”: For any day during an Accrual Period, with respect to any Advance (or portion thereof), an interest rate per annum equal to:
(a)    the posted rate for thirty (30) day deposits in United States dollars appearing on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m. (London Time) on the Business Day which is the second (2nd) Business Day immediately preceding such day; or
(b)    if no such rate appears on Reuters Screen LIBOR01 Page (or any successor page), at such time and day, then the LIBOR Rate appearing on the Bloomberg Screen BBAM as of 11:00 a.m. (London time) on the Business Day which is the second (2nd) Business Day immediately preceding such day; or
(c)    if no such rate appears on either screen referenced in clause (a) or (b), then the LIBOR Rate shall be determined by Citibank, N.A. at its principal office in New York, New York as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which thirty (30) day deposits in United States dollars are being, have been, or would be offered or quoted by Citibank, N.A. to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. on such day.
“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).
“Liquidation Expenses”: With respect to any Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Collateral Manager (including amounts paid to any subservicer) in accordance with the Collateral Manager’s customary procedures in connection with the repossession, refurbishing and disposition of any related assets securing such Loan upon or after the expiration or earlier termination of such Loan and other out-of-pocket costs related to the liquidation of any such assets, including the attempted collection of any amount owing pursuant to such Loan if it is a Defaulted Loan and, if requested by the Administrative Agent, the Collateral Manager must provide to the Administrative Agent a breakdown of the Liquidation Expenses for such Loan, along with any supporting documentation therefor.
“Loan”: Any commercial loan or note originated or acquired by the Originator and sold to the Borrower or acquired by the Borrower in the ordinary course of its respective business, which loan includes, without limitation, (i) the Required Loan Documents and Loan File, and (ii) all right, title and interest of the Borrower in and to the loan and any Related Property excluding, however, the Retained Interest and Excluded Amounts set forth in clause (b)(iii) of the definition thereof.
“Loan Advance”: The meaning specified in Section 2.1(c).

“Loan Checklist”: With respect to a Loan, an electronic or hard copy, as applicable, list delivered by or on behalf of the Borrower to the Custodian that identifies each of the items which constitute the Required Loan Documents, specifies whether such document is an original or a copy and includes the identification number and name of the Obligor with respect to such Loan.
“Loan Files”: With respect to any Loan and Related Security, copies of each of the Required Loan Documents and duly executed originals (to the extent required by the Credit and Collection Policy and the Collateral Management Standard) and copies of any other Records relating to such Loan and Related Security.
“Loan Pricing Corporation”: Loan Pricing Corporation, or any successor thereto.
“Loan Tape”: With respect to each Measurement Date, the loan tape with respect to the Loans included in the Collateral, which tape shall include (but not be limited to) the aggregate OLB of all Loans and, with respect to each Loan, the following information:
(a)    name and number of the related Obligor;
(b)    calculation of the Senior Net Leverage Ratio as of the applicable Cut-Off Date for such Loan and for the most recent Relevant Test Period;
(c)    calculation of the Total Net Leverage Ratio as of the applicable Cut-Off Date for such Loan and for the most recent Relevant Test Period;
(d)    calculation of the Interest Coverage Ratio as of the applicable Cut-Off Date for such Loan and for the most recent Relevant Test Period;
(e)    trailing twelve month EBITDA;
(f)    collection status;
(g)    loan status;
(h)    scheduled maturity date;
(i)    loan rate of interest (and reference rate);
(j)    LIBOR floor (if applicable);
(k)    OLB;
(l)    any Exposure Amount (if applicable);
(m)    par amount;
(n)    Purchase Price;
(o)    Cut-Off Date

(p)    Asset Value;
(q)    Adjusted Borrowing Value;
(r)    Moody’s asset and Obligor rating (if applicable);
(s)    Moody’s Rating Factor;
(t)    S&P asset and Obligor rating (if applicable);
(u)    Loan type;
(v)    NewStar risk rating;
(w)    Obligor jurisdiction;
(x)    Loan tranche size;
(y)    Loan lien position;
(z)    industry classification;
(aa)    whether such Loan has been subject to an Asset Value Adjustment Event (and of what type); and
(bb)    whether such Loan has been subject to a Material Modification.
“Maintenance Covenant”: A covenant by any Obligor to comply with one or more financial covenants during each reporting period (but not more frequently than quarterly), whether or not such Obligor has taken any specified action; provided, that a covenant that otherwise satisfies the definition hereof and only applies when amounts are outstanding under the related loan shall be a Maintenance Covenant.
“Margin Stock”: “Margin Stock” as defined under Regulation U.
“Markit”: LoanX Markit Partners, or any successor thereto.
“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business, financial condition, operations, performance, properties or prospects of the Originator, the Collateral Manager or the Borrower, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Collateral generally or any material portion of the Collateral, (c) the rights and remedies of the Administrative Agent, the Trustee, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of the Borrower, the Collateral Manager or the Trustee to perform its obligations under this Agreement or any Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Trustee’s interest on behalf of the Secured Parties in the Collateral.

“Material Modification”: Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing a Loan executed or affected on or after the Cut-Off Date for such Loan that:
(a)    reduces or forgives any or all of the principal amount due under such Loan;
(b)    extends or delays the maturity date of such Loan;
(c)    waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan (other than any deferral or capitalization permitted under the terms of the applicable Underlying Instruments of any Permitted PIK Loan) or reduces the amount of interest (including, without limitation, any spread or coupon) due when the Interest Coverage Ratio (except pursuant to the application of a pricing grid under the Underlying Instrument in effect as of the Cut-Off Date for such Loan) of the related Obligor for the most recent Relevant Test Period (calculated solely with respect to interest payable in cash) is less than 1.50 to 1.00 (prior to giving effect to such reduction in interest expense);
(d)    contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the Related Property securing such Loan;
(e)    substitutes, alters or releases the Related Property securing such Loan, and any such substitution, alteration or release, as determined in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Loan; provided, that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the Obligor accompanied by a mandatory reinvestment of net proceeds or mandatory repayment of the loan facility with the net proceeds; or
(f)    amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Senior Net Leverage Ratio,” “Interest Coverage Ratio” or any respective comparable terms defined in the Underlying Instruments for such Loan or (ii) any term or provision of such Underlying Instruments referenced in or utilized in the calculation of the “Senior Net Leverage Ratio,” “Interest Coverage Ratio” or any respective comparable terms for such Loan, in either case in a manner that, in the commercially reasonable judgment of the Administrative Agent, is materially adverse to the Secured Parties.
“Materially Modified Loan”: Any Loan subject to a Material Modification, unless otherwise deemed not to constitute a Materially Modified Loan by the Administrative Agent in its sole discretion.
“Maximum Advances Outstanding Factor”: With respect to each Payment Date listed below, the Advances Outstanding Factor listed for such Payment Date on the corresponding table below:

Payment Date Following the Commitment Termination Date	Maximum Advances Outstanding Factor
4th	85.00%
5th	78.75%
6th	72.50%
7th	66.25%
Termination Date	0.00%

“Maximum Availability”: At any time, an amount equal to the least of (x) the Borrowing Base and (y) the Facility Amount.
“Maximum Weighted Average Life Test”: A test that will be satisfied on any date of determination if the Weighted Average Life of the Eligible Loans as of such date is less than or equal to seven (7) years (not adjusted downward during the Revolving Period).
“Maximum Weighted Average Rating Factor Test”: A test that will be satisfied on any date of determination if the Moody’s Weighted Average Rating Factor of the Eligible Loans included in the Collateral is less than or equal to the number set forth in the Asset Quality Matrix at the intersection of the applicable row/column combination chosen by the Collateral Manager (or interpolating between two adjacent rows or columns, as applicable) in accordance with Section 6.20 plus (ii) the Moody’s Weighted Average Recovery Adjustment.
“Measurement Date”: Each of the following: (i) the Closing Date; (ii) each Determination Date; (iii) the date of any Borrowing Notice or Repayment Notice; (iv) any date on which a substitution or repurchase of a Loan occurs pursuant to Section 2.19 and the date on which any Loan is acquired by the Borrower; (v) any Optional Sale Date; (vi) the day as of which any Collateral Management Report, as provided for herein, is calculated; (vii) the date of any requested release of Principal Collections pursuant to Section 2.10(c); (viii) any Discretionary Sale Date; (ix) the date of any requested release of amounts on deposit in the Unfunded Exposure Account pursuant to Section 2.10(d) or Section 2.11(b); (x) the date on which an Asset Value for any Eligible Loan is changed; and (xi) the date on which any Asset Value Adjustment Event occurs.
“Middle Market Loan”: Any commercial loan that meets the definition of “Broadly Syndicated Loan” other than with respect to clauses (i), (v), (vi) and (vii) of the definition thereof.
“Minimum Depth”: With respect to any quote used to determine the Asset Value of a Broadly Syndicated Loan hereunder, a depth of three.

“Minimum Diversity Score Test”: A test that will be satisfied on any date of determination if the Diversity Score (rounded to the nearest whole number) equals or exceeds the number set forth in the column entitled “Minimum Diversity Score” in the Asset Quality Matrix at the intersection of the applicable row/column combination chosen by the Collateral Manager (or interpolating between two adjacent rows or columns, as applicable) in accordance with Section 6.20.
“Minimum Equity Amount”: As of any Measurement Date, a Net Equity Amount equal to the greater of (a) the maximum Adjusted Borrowing Value of the four (4) largest Eligible Loans (it being understood that multiple Eligible Loans to the same Obligor and its Affiliates shall be treated as a single Loan) and (b) $30,000,000.
“Minimum Weighted Average Spread”: The number set forth in the Asset Quality Matrix at the intersection of the applicable row/column combination chosen by the Collateral Manager (or interpolating between two adjacent rows or columns, as applicable) in accordance with Section 6.20.
“Minimum Weighted Average Spread Test”: A test that will be satisfied on any date of determination if the Weighted Average Spread equals or exceeds the Minimum Weighted Average Spread.
“Money”: The meaning specified in Section 1-201(24) of the UCC.
“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.
“Moody’s Default Probability Rating”:
(a)    With respect to any Loan (other than a DIP Loan or Current Pay Loan):
(i)    if the Obligor of such Loan has a corporate family rating by Moody’s, then such corporate family rating;
(ii)    if not determined pursuant to clause (a)(i) above, if the Obligor of such Loan has one or more senior unsecured obligations publicly rated by Moody’s, then the Moody’s public rating on any such obligation as selected by the Collateral Manager in its sole discretion;
(iii)    if not determined pursuant to clause (a)(i) or (a)(ii) above, if the Obligor of such Loan has one or more senior secured obligations publicly rated by Moody’s, then the Moody’s public rating on any such obligation as selected by the Collateral Manager in its sole discretion notched down by one notch;
(iv)    if not determined pursuant to clause (a)(i), (a)(ii) or (a)(iii) above, a credit estimate or a rating based on Moody’s RiskCalc;
(v)    if not determined pursuant to clause (a)(i), (a)(ii), (a)(iii) or (a)(iv) above, the Moody’s Derived Rating;

(vi)    if not determined pursuant to clause (a)(i), (a)(ii), (a)(iii), (a)(iv) or (a)(v) above, if such Loan or the Obligor thereof has a monitored credit estimate assigned by S&P, the Moody’s equivalent of such rating; and
(vii)    if not determined pursuant to clause (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(v) or (a)(vi) above, then “Caa3.”
(a)    With respect to a DIP Loan or Current Pay Loan, the rating which is one subcategory below the facility rating (whether public or private) of such DIP Loan or Current Pay Loan rated by Moody’s;
provided that, if the Moody’s Default Probability Rating is determined by Moody’s RiskCalc, the Collateral Manager shall redetermine the Moody’s rating for each Loan determined through application of Moody’s RiskCalc within 30 days after receipt of the annual audited financial statements from the related Obligor; provided further if the Moody’s Default Probability Rating is determined by a credit estimate, the Borrower (or the Collateral Manager on its behalf) applies for a new estimated rating, or renewal of an estimated rating, in a timely manner and provides the information required to obtain such estimate or renewal, as applicable, then pending receipt of such estimate or renewal, as applicable, (A) in the case of a request for a new estimated rating, (i) such Loan will have a Moody’s Default Probability Rating of “B3” for purposes of this definition if the Collateral Manager certifies to the Administrative Agent that the Collateral Manager believes that such estimated rating will be at least “B3” and (ii) if the Borrower (or the Collateral Manager on its behalf) does not provide Moody’s with the information required by Moody’s to provide such estimate or renewal within thirty (30) days after such request for a new estimated rating or renewal of an estimated rating of such Loan (and, in the case of a renewal of an estimated rating, prior to the expiration of the previous estimated rating), ninety (90) days after such request for a new estimated rating, or renewal of an estimated rating, in the Collateral Manager’s sole discretion either (1) such Loan will be deemed not to have a Moody’s Default Probability Rating or (2) such Loan will have a Moody’s Default Probability Rating of “Caa3”, (B) in the case of an annual request for a renewal of an estimated rating, if Moody’s fails to renew for any reason a credit estimate for a previously acquired Loan thereunder on or before such one-year anniversary, after the Borrower or the Collateral Manager on the Borrower’s behalf has submitted to Moody’s all information that the Borrower or the Collateral Manager reasonably believed in good faith was required to provide such renewal, (1) the Borrower for a period of 60 days will continue using the previous credit estimate assigned by Moody’s with respect to such Loan until such time as Moody’s renews the credit estimate for such Loan, (2) after 60 days until the earlier to occur of the 120th day or such time as Moody’s renews the credit estimate for such Loan the Loan will be treated as having been downgraded by one rating subcategory and (3) after 120 days but before Moody’s renews the credit estimate for such Loan, the Loan will be deemed to have a Moody’s rating of “Caa3.”
For purposes of calculating a Moody’s Default Probability Rating, each applicable rating (i) on credit watch by Moody’s with positive implications will be treated as having been upgraded by one rating subcategory, (ii) on credit watch by Moody’s with negative implications will be treated as having been downgraded by two rating subcategories and (iii) on negative outlook by Moody’s will be treated as having been downgraded by one rating subcategory.

“Moody’s Derived Rating”: With respect to a Loan whose Moody’s Default Probability Rating cannot otherwise be determined pursuant to the definition thereof, such Moody’s Default Probability Rating shall be determined as set forth below.
(a)    By using any one of the methods provided below:

(i)	pursuant to the table below:

Obligation Category of Rated Obligation	Rating by S&P (Public and Monitored)	Loan Rated by S&P	Number of Subcategories Relative to Moody’s Equivalent of Rating by S&P
Not Structured Finance Obligation	greater than or equal to BBB-	Not a Loan or Participation Interest in Loan	-1
Not Structured Finance Obligation	less than BB+	Not a Loan or Participation Interest in Loan	‑2
Not Structured Finance Obligation		Loan or Participation Interest in Loan	-2

(ii)
if such Loan is not rated by S&P but another security or obligation of the Obligor has a public and monitored rating by S&P (a “parallel security”), then the rating of such parallel security will at the election of the Collateral Manager be determined in accordance with the table set forth in subclause (a)(i) above, and the Moody’s Rating or Moody’s Default Probability Rating of such Loan will be determined by treating the parallel security as if it were rated by Moody’s at the rating determined pursuant to this subclause (a)(ii) and adjusting the rating of the related Moody’s rated obligations of the related Obligor by the number of rating subcategories according to the table below:

Obligation Category of Rated Obligation	Rating of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating
Senior secured obligation	greater than or equal to B2	-1
Senior secured obligation	less than B2	‑2
Subordinated obligation	greater than or equal to B3	+1
Subordinated obligation	less than B3	0

(iii)
If such Loan is not rated by Moody’s and no other security or obligation of the issuer of such Loan is rated by Moody’s the rating will be the rating estimate determined by Moody’s and, if one has not been provided but Moody’s has been requested by the Borrower, the Collateral Manager or the issuer of such Loan to assign a rating or rating estimate with respect to such Loan but such rating or rating estimate has not been received, pending receipt of such estimate, the Moody’s Rating or Moody’s Default Probability Rating of such Loan shall be (x) “B3” if the Collateral Manager certifies to the Trustee that the Collateral Manager believes that such estimate will be at least “B3” and if the Adjusted Borrowing Value of all Eligible Loans included in the Collateral determined pursuant to this subclause (a)(iii) does not exceed 15% of the Concentration Test Amount, (y) if not determined pursuant to clause (x), “Caa1” if the Adjusted Borrowing Value of all Eligible Loans included in the Collateral determined pursuant to this clause (y) does not exceed 15% of the Concentration Test Amount, and (z) in either case, if such rating or rating estimate has not been received within ninety (90) days of the request to Moody’s, “Caa3”.
For purposes of calculating a Moody’s Derived Rating, each applicable rating (i) on credit watch by Moody’s with positive implications will be treated as having been upgraded by one rating subcategory, (ii) on credit watch by Moody’s with negative implications will be treated as having been downgraded by two rating subcategories and (iii) on negative outlook by Moody’s will be treated as having been downgraded by one rating subcategory.
“Moody’s Industry Classification Group”: Any of the industry classification groups set forth in Schedule V hereto, as such industry classification groups shall be updated with the consent of the Borrower and a Supermajority of the Lenders if Moody’s publishes revised industry classifications.

“Moody’s Rating”: With respect to any Loan:

(i)
that is publicly rated by Moody’s, such public rating, or that is not publicly rated by Moody’s but for which a rating has been assigned by Moody’s upon the request of the Borrower or the Collateral Manager, such rating;

(ii)
that is a First Lien Loan (if not determined pursuant to clause (i) above), if the Obligor of such Loan has a corporate family rating by Moody’s, then such corporate family rating notched up by one notch;

(iii)
if not determined pursuant to clause (i) or (ii) above, if the Obligor of such Loan has one or more senior unsecured obligations publicly rated by Moody’s, then the Moody’s public rating on any such obligation (or, if such Loan is a First Lien Loan, the Moody’s rating that is two notches higher than the Moody’s public rating on any such senior unsecured obligation) as selected by the Collateral Manager in its sole discretion;

(iv)
other than a First Lien Loan (if not determined pursuant to clause (i), (ii) or (iii) above) if the obligor of such Loan has one or more senior unsecured obligations publicly rated by Moody’s, then the Moody’s Rating on any such obligation;

(v)
other than a First Lien Loan (if not determined pursuant to clause (i), (ii), (iii) or (iv) above), if the Obligor of such Loan has a corporate family rating by Moody’s, then such corporate family rating notched down by one notch;

(vi)
other than a First Lien Loan (if not determined pursuant to clause (i), (ii), (iii), (iv) or (v) above), if the Obligor of such Loan has one or more subordinated obligations publicly rated by Moody’s, then the Moody’s public rating on any such obligation notched up by one notch as selected by the Collateral Manager in its sole discretion;

(vii)	if not determined pursuant to clause (i), (ii), (iii), (iv), (v) or (vi) above, the Moody’s Derived Rating;

(viii)
if not determined pursuant to clause (i), (ii), (iii), (iv), (v), (vi) or (vii) above, if such Loan or the Obligor thereof has a monitored credit estimate assigned by S&P, the Moody’s equivalent of such rating; and

(ix)	if not determined pursuant to clause (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) above, then “Caa3.”
“Moody’s Rating Factor”: With respect to any Loan, the number set forth in the table below opposite the Moody’s Default Probability Rating of such Loan:

Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1
Aa1	10
Aa2	20
Aa3	40
A1	70
A2	120
A3	180
Baa1	260
Baa2	360
Baa3	610
Ba1	940
Ba2	1,350
Ba3	1,766
B1	2,220
B2	2,720
B3	3,490
Caa1	4,770
Caa2	6,500
Caa3	8,070
Ca (or lower)	10,000

“Moody’s Recovery Rate”: With respect to any Loan, as of any date of determination, the recovery rate determined in accordance with the following, in the following order of priority:

(x)	if the Loan has been specifically assigned a recovery rate by Moody’s (for example, in connection with the assignment by Moody’s of an estimated rating), such recovery rate;

(xi)
if the preceding clause does not apply to the Loan, and the Loan is not a DIP Loan, the rate determined pursuant to the table below based on the number of rating subcategories difference between the Loan’s Moody’s Rating and its Moody’s Default Probability Rating (for purposes of clarification, if the Moody’s Rating is higher than the Moody’s Default Probability Rating, the rating subcategories difference will be positive and if it is lower, negative):

Number of Moody’s Ratings Subcategories Difference Between the Moody’s Rating and the Moody’s Default Probability Rating	Senior Secured Loans*	Second-Lien Loans^	Senior Unsecured Loans
+2 or more	60.0%	55.0%	45.0%
+1	50.0%	45.0%	35.0%
0	45.0%	35.0%	30.0%
‑1	40.0%	25.0%	25.0%
‑2	30.0%	15.0%	15.0%
‑3 or less	20.0%	5.0%	5.0%
* Any Loan that is not a first-lien first-out loan will be deemed to be a Second-Lien Loan for the purposes of this table.
^ If such Loan does not have both a corporate family rating and an instrument rating assigned by Moody’s, such Loan will be deemed to be a senior unsecured loan for the purposes of this table.
or

(xii)	if the Loan is a DIP Loan (other than a DIP Loan which has been specifically assigned a recovery rate by Moody’s), 50%.
“Moody’s RiskCalc”: Moody’s KMV RiskCalc®, as set forth in Schedule VI.

“Moody’s Weighted Average Rating Factor”: As of any date of determination with respect to all Eligible Loans, the number (rounded up to the nearest whole number) determined by:
(a)    summing the products of (i) the Adjusted Borrowing Value of each Eligible Loan included in the Collateral (excluding for avoidance of doubt Equity Securities) multiplied by (ii) the Moody’s Rating Factor of such Eligible Loan; and

(b)    dividing such sum by the aggregate Adjusted Borrowing Value of all Eligible Loans included in the Collateral.
“Moody’s Weighted Average Recovery Adjustment”: As of any date of determination, the greater of (a) zero and (b) the product of (i)(A) the Weighted Average Moody’s Recovery Rate as of such date of determination multiplied by 100 minus (B) 45 and (ii) with respect to the adjustment of the Maximum Weighted Average Rating Factor Test, 60; provided, if the Weighted Average Moody’s Recovery Rate for purposes of determining the Moody’s Weighted Average Recovery Adjustment is greater than 60%, then such Weighted Average Moody’s Recovery Rate shall equal 60% unless the Administrative Agent consents.
“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.
“Net Equity Amount”: On any Measurement Date, the amount that is equal to (i) the aggregate Adjusted Borrowing Value of all Eligible Loans included in the Collateral, plus (ii) all amounts on deposit in the Principal Collections Account and the Unfunded Exposure Account, minus (iii) the Advances Outstanding and all other amounts owed by the Borrower on such date.
“Noteless Loan”: A Loan with respect to which the related Required Loan Documents (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan and/or (ii) require any holder of the indebtedness created under such Loan to affirmatively request a promissory note from the related Obligor, so long as the Borrower has not requested and obtained a promissory note from such Obligor.
“Notice of Intended Sale”: Defined in Section 10.2(d).
“Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof.
“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Borrower or the Collateral Manager, as the case may be, and delivered to the Trustee.
“OLB”: As of any Measurement Date, with respect to any Loan, the principal balance of such Loan outstanding (exclusive of any accrued interest and Accreted Interest).
“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

“Option Price”: Defined in Section 2.19(c).
“Optional Sale”: Defined in Section 2.20(a).
“Optional Sale Date”: The Business Day identified by the Borrower to the Administrative Agent, in such written notice as required by Section 2.20(a), as the proposed date of an Optional Sale.
“Original Asset Value”: With respect to any Loan (a) par, for such Loan purchased or originated at a price equal to or greater than 97% of par, or (b) otherwise the lower of (x) the Fair Market Value of such Loan and (y) the Purchase Price of such Loan. For the avoidance of doubt, the Original Asset Value of any Loan purchased at a premium shall also be equal to par.
“Originator”: Defined in the Preamble of this Agreement.
“Other Connection Taxes” means, with respect to any Affected Party, Taxes imposed as a result of a present or former connection between such Affected Party and the jurisdiction imposing such Tax (other than connections arising from such Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Advance or Transaction Document).
“Other Costs”: Defined in Section 13.9(c).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.27).
“Participant Register”: Defined in Section 13.16(a).
“Participation Interest”: A participation interest in a loan, debt obligation or other obligation that satisfies each of the following criteria: (i) such loan would constitute an Eligible Loan were it acquired directly, (ii) the seller of the participation is the lender on the loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Loan or Delayed Drawdown Loan, at the time of the funding of such loan) and (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan. For purposes of determining whether a Participation Interest is an Eligible Loan (other than with respect to clause (xx) thereof), a Broadly Syndicated Loan, an First Lien Loan, an Eligible Second

Lien Loan or a First Lien Last Out Loan, any reference to a Participation Interest shall be a reference to the underlying loan, debt obligation or other obligation.
“Payment Date”: Quarterly on the 15th day of each March, June, September and December, beginning in June 15, 2015, and, if such day is not a Business Day, the next succeeding Business Day.
“Payment Duties”: Defined in Section 8.2(c)(iv).
“Permitted Holders”: (a) Any of Corsair Capital, LLC and Capital Z Partners, Ltd., (b) any Person or group of Persons that controls, is controlled by, or is under common control with, any of the foregoing, including without limitation, any fund that is an Affiliate of Corsair Capital, LLC or Capital Z Partners, Ltd. and/or managed by Corsair Capital, LLC or Capital Z Partners, Ltd. or any of their Affiliates or (c) the officers, directors and other senior management of the Company.
“Permitted Investments”: Any one or more of the following types of investments:
(a)    marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 270 days from the date of acquisition;
(b)    marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;
(c)    bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated of least A-1 by S&P and P-1 by Moody’s;
(d)    non-extendable commercial paper or other short-term obligations rated at least A-1 by S&P and P-1 by Moody’s and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;
(e)    demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody’s; and
(f)    investments in money market funds (including funds for which the Trustee or an Affiliate thereof is the investment manager or advisor) rated AAAm/AAAm-G or higher by S&P or Aaa by Moody’s. Each of the Permitted Investments may be purchased by the Trustee or through an Affiliate of the Trustee.
Notwithstanding the foregoing, unless the Borrower and the Collateral Manager have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an officer’s certificate of the Borrower or the Collateral Manager to the Administrative Agent (on which the Administrative Agent may rely) that the advice specified in this definition has been received by the Borrower and the Collateral Manager) and the Administrative Agent consents thereto, on and after July 21, 2015 (or such later date as may be determined by the Borrower and the Collateral Manager based upon such advice), Permitted Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.
“Permitted Liens”: Means
(i)    with respect to the interest of the Originator and/or of the Borrower in the Loans and the Accounts: (a) Liens in favor of the Borrower created pursuant to the Sale Agreement and transferred to the Trustee for the benefit of the Secured Parties pursuant to this Agreement and (b) Liens in favor of the Trustee for the benefit of the Secured Parties pursuant to this Agreement; and
(ii)    with respect to the interest of the Originator and/or of the Borrower in the other Collateral (including any Related Property): (a) materialmen’s, warehousemen’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested by an appropriate Person in good faith by appropriate proceedings, (b) purchase money security interests in specific items of equipment, (c) Liens for state, municipal and other local taxes if such taxes shall not at the time be due and payable or the validity or amount thereof is currently being contested by an appropriate Person in good faith by appropriate proceedings, (d) Liens in favor of the Borrower and transferred by the Borrower to the Trustee for the benefit of the Secured Parties pursuant to this Agreement, (e) Liens in favor of the Trustee for the benefit of the Secured Parties created pursuant to this Agreement, (f) Liens which have priority over first priority perfected security interests in such other Collateral or any portion thereof under the UCC or any other Applicable Law, and (g) with respect to Agented Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related facility.
“Permitted PIK Loan”: A Loan which provides for both (i) a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received and (ii) a portion of the interest that accrues thereon to be paid in cash, which cash portion shall not be less than (x) LIBOR plus 2.50% per annum, in the case of a Floating Rate Loan and (y) 8% per annum, in the case of a Fixed Rate Loan.

“Person”: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.
“Predecessor Collateral Manager Work Product”: Defined in Section 6.19(e).
“Prepaid Loan”: Any Loan (other than a Defaulted Loan) that was terminated or has been prepaid in full or in part prior to its scheduled expiration date.
“Prepayment Amount”: Defined in Section 6.4(b).
“Prepayments”: Any and all (i) partial or full prepayments on or with respect to a Loan (including, with respect to any Loan and any Collection Period, any Scheduled Payment, Finance Charge or portion thereof that is due in a subsequent Collection Period that the Collateral Manager has received, and pursuant to the terms of Section 6.4(b) expressly permitted the related Obligor to make, in advance of its scheduled due date, and that will be applied to such Scheduled Payment on such due date), (ii) Recoveries, and (iii) Insurance Proceeds.
“Prime Rate”: The rate publicly announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent or any other specified financial institution in connection with extensions of credit to debtors.
“Principal Collections”: Any and all amounts of Collections received in respect of any principal due and payable under the Loans, from or on behalf of Obligors that are deposited into the Collection Account (including, without limitation, amendment fees in connection with the extension of the maturity of a Loan), prepayment fees and the principal portion of any Scheduled Payment or of any repurchase amount paid by the Originator to repurchase a Loan pursuant to Section 6.1 of the Sale Agreement) or received by or on behalf of the Borrower by the Collateral Manager or Originator in respect of Loans and all Recoveries, in the form of Cash, checks, wire transfers, electronic transfers or any other form of Cash payment.
“Principal Collections Account”: Defined in Section 6.4(h).
“Proceeds”: With respect to any Collateral, whatever is receivable or received when such Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.
“Pro-Rata Share”: With respect to a Lender, the percentage obtained by dividing the Commitment of such Lender (or, following the termination thereof, the outstanding principal amount of all Advances of such Lender) by the aggregate Commitments of all the Lenders (or, following the termination thereof, the aggregate Advances Outstanding).
“Purchase Date”: Defined in the Sale Agreement.
“Purchase Option”: Defined in Section 2.19(c).

“Purchase Price”: With respect to any Loan, an amount (expressed as a percentage) equal to (i) the purchase price paid by the Borrower for such Loan (exclusive of any accrued interest, Accreted Interest, original issue discount and upfront fees) divided by (ii) the principal balance of such Loan outstanding as of the date of such purchase (exclusive of any accrued interest, Accreted Interest, original issue discount and upfront fees). Any purchase of a Loan at a price equal to or greater than 97% of par (including any purchase at a premium) shall be treated as a par loan.
“Qualified Institution”: A depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) that is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.
“Ramp Amount”: An amount equal to $50,000,000 of OLB of Loans included in the Collateral.
“Rating”: With respect to any Loan, (i) with respect to Moody’s, the Moody’s Default Probability Rating for such Loan and (ii) with respect to S&P, the S&P Rating for such Loan.
“Rating Agency”: Each of S&P and Moody’s.
“Records”: All documents relating to the Loans, including books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) executed in connection with the origination or acquisition of the Collateral or maintained with respect to the Collateral and the related Obligors that the Borrower, the Originator or the Collateral Manager have generated, in which the Borrower or the Collateral Manager have acquired an interest pursuant to the Sale Agreement or in which the Borrower, the Originator or the Collateral Manager have otherwise obtained an interest.
“Recoveries”: As of the time any Related Property with respect to any Loan is sold, discarded or abandoned (after a determination by the Collateral Manager that such Related Property has little or no remaining value) or otherwise determined to be fully liquidated by the Collateral Manager in accordance with the Credit and Collection Policy and the Collateral Management Standard with respect to any Defaulted Loan, the proceeds from the sale of the Related Property or any other related property, the proceeds of any related Insurance Policy, any other recoveries with respect to such Defaulted Loan and the Related Property and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required under such Loan, to be refunded to the related Obligor.
“Register”: Defined in Section 13.16(a).

“Registered”: With respect to any registration-required obligation within the meaning of Section 163(f)(2) of the Code, a debt obligation that was issued after July 18, 1984 and that is in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations.
“Registered Investment Adviser”: A Person duly registered as an investment adviser in accordance with and pursuant to Section 203 of the Investment Advisers Act of 1940, as amended.
“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.
“Related Property”: With respect to any Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan (including, without limitation, a pledge of the stock, membership or other ownership interests in the Obligor), including all Proceeds from any sale or other disposition of such property or other assets.
“Related Security”: As used in the Sale Agreement, all of the Originator’s right, title and interest in and to the items set forth in clauses (a) through (d) and clause (g) hereof and, as used herein, all of the Borrower’s right, title and interest in and to:
(a)    any Related Property securing a Loan and all Recoveries related thereto;
(b)    all Required Loan Documents and Loan Files related to any Loan, any Records, and the documents, agreements, and instruments included in the Loan File or Records including, without limitation, rights of recovery of the Borrower against the Originator;
(c)    all Insurance Policies with respect to any Loan;
(d)    all security interests, liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure or support payment of any Loan, together with all UCC financing statements or similar filings signed by an Obligor relating thereto;
(e)    the Accounts and the Concentration Account as it relates to the Collateral, together with all Cash and investments in each of the foregoing other than amounts earned on investments therein;
(f)    the Sale Agreement and the assignment to the Trustee for the benefit of the Secured Parties of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Sale Agreement; and
(g)    the proceeds of each of the foregoing.
“Relevant Test Period”: With respect to any Loan, the relevant test period for the calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio or Interest Coverage Ratio, as applicable, for such Loan in the applicable Underlying Instruments or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last twelve consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan; provided that, with respect to any Loan for which the relevant test period is not provided for in the applicable Underlying Instruments, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.
“Repayment Notice”: Each written notice required to be delivered by the Borrower in respect of (a) any reduction of the Advances Outstanding pursuant to Section 2.5(b), in the form of Exhibit A-2 or (b) any termination in whole or reduction in part of the Facility Amount pursuant to Section 2.5(a), in the form of Exhibit A-2.
“Replaced Loan”: Defined in Section 2.19(a)(i).
“Reporting Date”: The date that is two Business Days prior to the 15th of each calendar month.
“Required Lenders”: Revolving Lenders representing an aggregate of more than 50% of the aggregate Commitments of the Revolving Lenders then in effect (or, if the Commitments have been terminated, Advances Outstanding held by Revolving Lenders); provided that the Commitment of, and the portion of any outstanding Advances, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Loan Documents”: For each Loan, originals (except as otherwise indicated) of the following documents or instruments:
(a)     (i) other than in the case of a Noteless Loan, the original or, if accompanied by a “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Trustee for the benefit of the Secured Parties (and evidencing an unbroken chain of endorsements from the prior holder thereof evidenced in the chain of endorsements to the Trustee for the benefit of the Secured Parties), with any such endorsement to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee”, and (ii) in the case of a Noteless Loan, (x) a copy of each Transfer Document, and (y) a copy of the related credit agreement, note purchase agreement or sale and servicing agreement (or equivalent agreement as identified on the Loan Checklist), as applicable, together with, to the extent in the possession of the Originator or reasonably available to the Originator, copies of all other documents and instruments described in clauses (b) and (c) hereof with respect to such Noteless Loan;
(b)    originals or copies of each of the following, to the extent applicable to the related Loan: any related loan agreement, credit agreement, note purchase agreement, security agreement, mortgage, sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist;
(c)    with respect to any Loan originated by the Originator, either (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Trustee as total assignee or showing the Obligor, as debtor and the Originator as secured party and each with evidence of filing thereon, together with (except for Agented Loans) a copy of each intervening UCC-2 or UCC-3 financing statement showing a complete chain of assignment from the secured party named in such UCC-1 Financing Statement to the Trustee with evidence of filing thereon disclosing the assignment to the Trustee or the Originator of the security interest in the personal property securing the Loan or (ii) copies of any such financing statements certified by the Collateral Manager to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing.
“Required Reports”: Collectively, the Collateral Management Report, the Collateral Manager’s Certificate required pursuant to Section 6.13(c), the financial statements of the Collateral Manager required pursuant to Section 6.13(d), the annual statements as to compliance required pursuant to Section 6.14, and the annual independent public accountant’s report required pursuant to Section 6.15.
“Responsible Officer”: With respect to any Person, any duly authorized officer of such Person or of the manager of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person or the manager of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.
“Restricted Junior Payment”: (i) Any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed). For the avoidance of doubt, (i) payments and reimbursements due to the Collateral Manager in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, (ii) distributions by the Borrower to its members of amounts received by the Borrower pursuant to clause NINTH of Section 2.10(a), clause SECOND of Section 2.10(b) or clause NINTH of Section 2.11(a) do not constitute Restricted Junior Payments, and (iii) distributions by the Borrower to its members of Loans or of cash or other proceeds relating thereto which have been repurchased or substituted by the Borrower in accordance with this Agreement do not constitute Restricted Junior Payments.
“Retained Interest”: With respect to any Loan arising as part of an agented or syndicated transaction that is transferred to the Borrower, (i) all of the rights and obligations, if any, of the agent(s) under the documentation evidencing such Loan arising under the related Underlying Instruments and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing any agented or syndicated transaction including such Loan that relate to such portion(s) of the indebtedness that is owned by another lender (which may be the Originator or an Affiliate thereof).
“Retransfer Date”: Defined in Section 2.19(b).
“Retransfer Price”: Defined in Section 2.19(b).
“Review Criteria”: Defined in Section 8.2(b)(i).
“Revolving Lender”: Each Lender with a Commitment to fund Advances.
“Revolving Loan”: A Loan that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.
“Revolving Period”: The period commencing on the Closing Date and ending on the earlier to occur of (i) May 5, 2018 (or such later date as may be agreed in writing by the Borrower and the Administrative Agent) and (ii) the day immediately preceding the Termination Date.
“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.
“S&P Rating”: With respect to any Loan, as of any date of determination, the rating determined in accordance with the following methodology:

(i)
with respect to a Loan that is not a DIP Loan (a) if there is an issuer credit rating of the issuer of such Loan by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Loan pursuant to a form of guaranty approved by S&P for use in connection with this transaction, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Loans of such issuer held by the Borrower; provided that private ratings (that is, ratings provided at the request of the Obligor) may be used for purposes of this definition if the related Obligor has consented to the disclosure thereof and a copy of such consent has been provided to S&P) or (b) if there is no issuer credit rating of the issuer by S&P but (1) there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Loan shall be one sub-category below such rating; (2) if clause (1) above does not apply, but there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Loan shall equal such rating; and (3) if neither clause (1) nor clause (2) above applies, but there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Loan shall be one sub-category above such rating if such rating is higher than “BB+”, and shall be two sub-categories above such rating if such rating is “BB+” or lower;

(ii)	with respect to any Loan that is a Current Pay Loan or a DIP Loan, the S&P Rating thereof will be the credit rating assigned to such issue by S&P;

(iii)	if there is not a rating by S&P on the issuer or on an obligation of the issuer, then the S&P Rating may be determined pursuant to clauses (a) through (e) below:

(a)
if an obligation of the issuer is not a DIP Loan and is publicly rated by Moody’s, then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s Rating set forth above except that the S&P Rating of such obligation will be (1) one sub category below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Baa3” or higher and (2) two sub categories below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Ba1” or lower;

(b)
the S&P Rating may be based on a credit estimate provided by S&P, and in connection therewith, the Borrower, the Collateral Manager on behalf of the Borrower or the issuer of such Loan shall, prior to or within 30 days after the acquisition of such Loan, apply (and concurrently submit all available Information in respect of such application) to S&P for a credit estimate which shall be its S&P Rating; provided that, if such Information is submitted within such 30-day period, then, pending receipt from S&P of such estimate, such Loan shall have an S&P Rating as determined by the Collateral Manager in its sole discretion if the Collateral Manager certifies to the Trustee that it believes that such S&P Rating determined by the Collateral Manager is commercially reasonable and will be at least equal to such rating; provided, further, that if such Information is not submitted within such 30-day period, then, pending receipt from S&P of such estimate, the Loan shall have (1) the S&P Rating as determined by the Collateral Manager for a period of up to 90 days after the acquisition of such Loan and (2) an S&P Rating of “CCC-” following such 90-day period; unless, during such 90-day period, the Collateral Manager has requested the extension of such period and S&P, in its sole discretion, has granted such request; provided, further, that if such 90-day period (or other extended period) elapses pending S&P’s decision with respect to such application, the S&P Rating of such Loan shall be “CCC-”; provided, further, that if the Loan has had a public rating by S&P that S&P has withdrawn or suspended within six months prior to the date of such application for a credit estimate in respect of such Loan, the S&P Rating in respect thereof shall be “CCC-” pending receipt from S&P of such estimate, and S&P may elect not to provide such estimate until a period of six months (or such other period as provided in S&P’s then-current criteria) have elapsed after the withdrawal or suspension of the public rating; provided, further that such credit estimate shall expire 12 months after the acquisition of such Loan, following which such Loan shall have an S&P Rating of “CCC-” unless, during such 12-month period, the Borrower applies for renewal thereof (and concurrently submits all available Information in respect of such renewal), in which case such credit estimate shall continue to be the S&P Rating of such Loan until S&P has confirmed or revised such credit estimate, upon which such confirmed or revised credit estimate shall be the S&P Rating of such Loan; provided, further that such confirmed or revised credit estimate shall expire on the next succeeding 12-month anniversary of the date of the acquisition of such Loan and (when renewed annually) on each 12-month anniversary thereafter;

(c)	with respect to a DIP Loan, if the S&P Rating cannot otherwise be determined pursuant to this definition, the S&P Rating of such Loan will be “CCC-”; and

(d)
with respect to a Loan that is not a Defaulted Loan, the S&P Rating of such Loan will at the election of the Borrower (at the direction of the Collateral Manager) be “CCC-”; provided that (i) neither the issuer of such Loan nor any of its Affiliates are subject to any bankruptcy or reorganization proceedings, (ii) the issuer has not defaulted on any payment obligation in respect of any debt security or other obligation of the issuer at any time within the two year period ending on such date of determination, all such debt securities and other obligations of the issuer that are pari passu with or senior to the Loan are current and the Collateral Manager reasonably expects them to remain current, and (iii) prior to or within 30 days after such election, the Borrower shall have submitted all available Information in respect of such Loan to S&P and thereafter shall submit such further available Information in respect of such Loan as reasonably requested by S&P; or

(e)
with respect to a Current Pay Loan that is rated “D” or “SD” by S&P, the S&P Rating of such Current Pay Loan will be, at the election of the Borrower (at the direction of the Collateral Manager), “CCC-” or the S&P Rating determined pursuant to clause (iii)(b) above; provided that the Collateral Manager may not determine such S&P Rating pursuant to clause (iii)(b)(1) above.

“Sale Agreement”: The Sale and Contribution Agreement, dated as of the date hereof, between the Originator and the Borrower, as amended, modified, waived, supplemented, restated or replaced from time to time.
“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Required Loan Documents.
“Second Lien Loan”: A commercial loan that (i) does not satisfy all of the requirements set forth in the definition of “First Lien Loan” or “First Lien Last Out Loan”, (ii) is secured by a valid and perfected second priority Lien on all of the Obligor’s assets constituting related property for the Loan (whether or not there is also a lien of a higher or lower priority in additional collateral), (iii) with respect to priority of payment obligations is pari passu with the indebtedness of the holder with the second priority Lien, and (iv) pursuant to an intercreditor agreement between the Borrower and the holder of such first priority Lien, the amount of the indebtedness covered by such first priority Lien is limited (in terms of aggregate dollar amount or percent of outstanding principal or both).
“Secured Party”: (i) Each Lender and (ii) the Administrative Agent.
“Securities Account”: The meaning specified in Section 8-501 of the UCC.
“Securities Account Control Agreement”: The Securities Account Control Agreement, dated as of the date hereof (as further amended, modified, waived, supplemented, restated or replaced from time to time), among NewStar Warehouse Funding I LLC, as the debtor, the Collateral Manager and US Bank, as Trustee and as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.
“Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Intermediary”: Means (i) a Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.
“Securitization”: Any private or public term or conduit securitization transaction undertaken by the Originator that is secured, directly or indirectly, by any Loan currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Facility, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization or term facility, for which Citigroup Global Markets Inc. or an Affiliate thereof acts as one of the underwriters or one of the placement agents.
“Security”: The meaning specified in Section 9-102(a)(15) of the UCC.
“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.
“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.
“Selling Institution”: An entity obligated to make payments to the Borrower under the terms of a Participation Interest.
“Senior Collateral Management Fee Rate”: Defined in the Fee Letter.
“Senior Net Leverage Ratio”: With respect to any Loan for any Relevant Test Period, the meaning of “Senior Net Leverage Ratio” or any comparable term relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness defined in the Underlying Instruments for such Loan, and in any case that “Senior Net Leverage Ratio” or such comparable term is not defined in such Underlying Instruments, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Borrower and the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.
“Senior Working Capital Facility”: With respect to any Loan included in the Collateral, a working capital facility incurred by the Obligor; provided that (i) the outstanding principal balance and unfunded commitments of such working capital facility (determined on the date such Loan is acquired or committed to be acquired) does not exceed 20% of the sum of (x) the outstanding principal balance and unfunded commitments of such working capital facility, plus (y) the outstanding principal balance of such Loan, plus (z) the outstanding principal balance of any other debt for borrowed money incurred by such Obligor that is pari passu with such Loan, (ii) the ratio of the aggregate commitment of such working capital facility to EBITDA (determined on the date such Loan is acquired or committed to be acquired) is less than or equal to 1.25x, and (iii) the ratio of the aggregate commitment of such working capital plus the outstanding principal balance of other first lien debt to EBITDA (determined on the date such Loan is acquired or committed to be acquired) is less than or equal to 6.50x.
“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital.
“Structured Finance Obligation”: Any debt obligation owing by a special purpose finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that asset based lending facilities and loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.
“Subsidiary”: As to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) sufficient to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.
“Substitute Loan”: On any day, an Eligible Loan that meets each of the conditions for substitution set forth in Section 2.19.
“Successor Collateral Manager”: Defined in Section 6.19(a).
“Supermajority”: A combination of Revolving Lenders representing an aggregate of more than 66-2/3% of the aggregate Commitments of the Revolving Lenders then in effect (or, if the Commitments have been terminated, Advances Outstanding held by the Revolving Lenders); provided that if there are only two unaffiliated Revolving Lenders party hereto at the applicable date of determination, both Revolving Lenders shall be required to constitute a Supermajority; and provided, further, the Commitment of, and the portion of any outstanding Advances, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of a Supermajority.
“Taxes”: Any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.
“Term Loan”: A Loan that is a term loan that has been fully funded and does not contain any unfunded commitment arising from an extension of credit to an Obligor.
“Term Securitization”: Any private or public term securitization transaction (a) undertaken by the Company, the Borrower or an Affiliate of the Company or the Borrower that is secured, directly or indirectly, by any Loan currently or formerly included in the Collateral or any portion thereof or any interest therein, including, without limitation, any collateralized loan or collateralized debt offering or other asset securitization and (b) in which the Company or an Affiliate has agreed to purchase 100% of the equity in such term securitization transaction. For the avoidance of doubt, notwithstanding any agreement by the Company or an Affiliate to purchase 100% of the equity in such term securitization transaction, any such party agreeing to so purchase may designate other Persons as purchasers of such equity provided such party or parties remain primarily liable therefor if such designees fail to purchase in connection with the closing date of such term securitization and/or, after the closing of such term securitization, may transfer equity it purchases at the closing thereof.
“Termination Date”: The earliest of (a) the date of the termination in whole of the Facility Amount pursuant to Section 2.5(a), (b) the date of the declaration of the Termination Date pursuant to Section 10.2(a) or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(b) and (c) the Facility Termination Date.
“Termination Period”: The period beginning on the Termination Date and ending on the Collection Date.

“Total Net Leverage Ratio”: With respect to any Loan for any Relevant Test Period, the meaning of “Total Net Leverage Ratio” or any comparable term relating to total indebtedness defined in the Underlying Instruments for such Loan, and in any case that “Total Net Leverage Ratio” or such comparable term is not defined in such Underlying Instruments, the ratio of (a) total Indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Borrower and the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.
“Trade Ticket”: A confirmation of the purchase and sale of a Loan as provided by the Collateral Manager to the Trustee in connection with such purchase.
“Transaction”: Defined in Section 3.2.
“Transaction Documents”: This Agreement, the Sale Agreement, the Intercreditor Agreement, the Securities Account Control Agreement, each Variable Funding Note, the Fee Letter, the Trustee and Custodian Fee Letter, any UCC financing statements filed pursuant to the terms of this Agreement, and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.
“Transfer Document”: With respect to any Loan, each transfer document or instrument relating to such Loan evidencing the assignment of such Loan either (1) to the Originator and from the Originator to the Borrower, or (2) from the prior third party owner thereof directly to the Borrower (at the direction of the Originator).
“Transferee Letter”: Defined in Section 13.16.
“Trustee”: US Bank, not in its individual capacity, but solely as Trustee, its successor in interest pursuant to Section 8.3 or such Person as shall have been appointed successor Trustee pursuant to Section 8.5 or Section 8.7.
“Trustee Fee”: Defined in Section 8.4.
“Trustee and Custodian Fee Letter”: The Trustee and Custodian Fee Letter, dated as of the Closing Date, by and among the Borrower, the Administrative Agent, the Collateral Manager, the Trustee and the Custodian, as such letter may be amended, modified, supplemented, restated or replaced from time to time.
“Trustee Termination Notice”: Defined in Section 8.5.
“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.
“Underlying Instruments”: The indenture, loan agreement, credit agreement or other agreement pursuant to which a Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or of which the holders of such Loan are the beneficiaries.
“Undrawn Fee”: With respect to any applicable Lender and each Accrual Period, the “undrawn fee” set forth in the Fee Letter.
“Unfunded Exposure Account”: Defined in Section 6.4(k).
“Unfunded Exposure Equity Amount”: As of any date of determination, with respect to any Revolving Loan or Delayed Draw Term Loan, an amount equal to the sum of (a) the product of (i) the Exposure Amount of such Loan times (ii) 100% minus the Advance Rate of such Loan, plus (b) the product of (i) (x) 100%, minus the Asset Value of such Loan (expressed as a percentage of par), times (y) the Exposure Amount of such Loan, times (ii) the Advance Rate of such Loan.
“United States”: The United States of America.
“Uni-tranche Loan” means any Loan included in the Collateral that (i) is a First Lien Loan, (ii) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor (other than a Senior Working Capital Facility), and (iii) for which no other Indebtedness of the Obligor secured by a Lien on the underlying assets securing such Loan (other than purchase money Liens and customary Liens for taxes or regulatory charges not then due and payable and other permitted Liens under the Underlying Instruments and Liens securing a Senior Working Capital Facility) exists or is outstanding.
“Unmatured Event of Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.
“Unrestricted Cash”: The meaning of “Unrestricted Cash” or any comparable term defined in the Underlying Instruments for each Loan, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments).
“USA PATRIOT Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“US Bank”: Defined in the Preamble of this Agreement.
“U.S. Treasury Obligations”: Direct registered obligations of the United States which are expressly backed by the full faith and credit of the United States, but excluding (x) any such obligations that are Zero-Coupon Bonds and (y) such obligations that are interest only securities.
“Valuation”: With respect to any Loan, a recent (as determined by the Collateral Manager in its commercially reasonable business judgment in accordance with the Collateral Management Standard) valuation of the fair market value of such Loan established by (a) reference to a third-party pricing service such as Markit, Loan Pricing Corporation or other service selected by the

Collateral Manager in accordance with the Collateral Management Standard; provided that if a fair market value is available from more than one pricing service, the highest such value so obtained shall be used, or (b) if data for such Loan is not available from such a pricing service, an analysis performed by a nationally-recognized valuation firm to establish a fair market value of such Loan which reflects the price that would be paid by a willing buyer to a willing seller of such Loan in an expedited sale on an arm’s-length basis.
“Variable Funding Note” or “VFN”: Defined in Section 2.1.
“Volcker Rule”: Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Warranty Event”: As to any Loan, (i) the earlier of knowledge by the Originator or the Borrower, as applicable, or receipt of written notice thereof from any of the Collateral Manager, the Administrative Agent or the Trustee that as of the related Cut-Off Date there existed a breach of any representation or warranty relating to such Loan (other than any representation or warranty that the Loan satisfies the criteria of the definition of Eligible Loan) and the failure of the Originator or of the Borrower to cure such breach, or cause the same to be cured, within 30 days after the earlier to occur of either of the Borrower or the Originator becoming aware thereof or the receipt by the Borrower or the Originator of such notice thereof or (ii) the Originator or Borrower fails to satisfy Section 3.2(c), with respect to such Loan within two Business Days after the date the applicable document was due to be delivered pursuant to such section.
“Warranty Loan”: Any Loan that fails to satisfy any criteria of the definition of Eligible Loan as of the applicable Cut-Off Date of such Loan or any Loan with respect to which a Warranty Event has occurred, not including any failure by the Collateral Manager to submit any Loan for a credit rating or credit estimate within the time limit set forth in clause (qq) and clause (ww) of the definition of Eligible Loan; provided that the failure to comply with such clauses shall result in such Loan ceasing to be an Eligible Loan.
“Weighted Average Life”: As of any date of determination with respect to all Loans included in the Collateral, the number of years following such date obtained by (i) summing the products obtained by multiplying (a) the Average Life at such time of each such Loan by (b) the Adjusted Borrowing Value of such Loan and (ii) dividing such sum by the aggregate Adjusted Borrowing Value of all Loans included in the Collateral.
“Weighted Average Moody’s Recovery Rate”: As of any date of determination, the number, expressed as a percentage, obtained by summing the product of the Moody’s Recovery Rate on such date of each Loan and the OLB of such Loan, dividing such sum by the aggregate OLB of all such Loans and rounding up to the second decimal place.
“Weighted Average Spread”: As of any date of determination, the number (expressed as a percentage) equal to (i) the Aggregate Funded Spread divided by (ii) the aggregate Adjusted Borrowing Value of all Eligible Loans included in the Collateral that are Floating Rate Loans.

Section 1.2	Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3	Computation of Time Periods.
Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4	Interpretation.
In each Transaction Document, unless a contrary intention appears:
(a)    the singular number includes the plural number and vice versa;
(b)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;
(c)    reference to any gender includes each other gender;
(d)    reference to day or days without further qualification means calendar days;
(e)    reference to any time means New York, New York time;
(f)    reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(g)    reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and
(h)    reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.
ARTICLE II
PURCHASE OF THE VARIABLE FUNDING NOTES

Section 2.1	The Variable Funding Notes.

(a)    On the terms and conditions hereinafter set forth, Borrower shall deliver a duly executed variable funding note on the Closing Date and on the effective date of any Joinder Supplement a duly executed variable funding note in substantially the form of Exhibit B (each such note, a “Variable Funding Note” or “VFN”), in each case, to the applicable Lender requesting the same. Interest shall accrue, and each VFN shall be payable, as described herein. The face amount of each such VFN shall be equal to the Commitment of the related Lender and otherwise duly completed. The aggregate amount outstanding under all VFNs at any one time shall not exceed the Facility Amount.
(b)    [Reserved].
(c)    Loan Advances. On the terms and conditions hereinafter set forth, during the Revolving Period, the Borrower may, at its option, request the Revolving Lenders to make advances of funds (each, a “Loan Advance”) under the VFNs and each such Lender shall make such Advance in an amount equal to their Pro-Rata Share of such requested Advance; provided that in no event shall the Lenders make any Advance if, after giving effect to such Advance the aggregate Advances Outstanding hereunder would exceed the Maximum Availability. Notwithstanding anything contained in this Section 2.1 or elsewhere in this Agreement to the contrary, no Revolving Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed such Lender’s unused Commitment then in effect.
(d)    [Reserved].

Section 2.2	[Reserved].

Section 2.3	Procedures for Advances by Lenders.
(i)    Subject to the limitations set forth in this Section 2.3, the Borrower may request a Loan Advance by delivering to the Administrative Agent the information and documents set forth in this Section 2.3 at the applicable times provided herein. Each Advance from a Lender hereunder shall be effected by the Borrower (or the Collateral Manager on its behalf) delivering to the Administrative Agent and Lender (with a copy to the Trustee) a duly completed Borrowing Notice (along with a Borrowing Base Certificate and current Loan Tape) no later than with respect to Loan Advances, no later than 2:00 p.m. one Business Day prior to the proposed Funding Date (or such shorter period as agreed to from time to time by the Administrative Agent and each of the Lenders). Each Borrowing Notice shall (i) specify the desired amount of such Advance, which amount must be at least $500,000 and integral multiples of $10,000 in excess thereof, to be allocated to each Lender in accordance with its Pro-Rata Share, (ii) specify the proposed Funding Date for such Advance, (iii) specify the Loans which are to be financed on such Funding Date in the then-current Loan Tape, (iv) specify the amount of cash required to be deposited into the Unfunded Exposure Account in connection with any Revolving Loan or Delayed Draw Term Loan funded by such Advance, if applicable, and (v) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Borrowing Notice shall be irrevocable. If any Borrowing Notice is received by the Administrative Agent after 2:00 p.m., in the case of a Loan Advance, on a Business Day or on a day that is not a Business Day, such Borrowing Notice shall be deemed to be received by the Administrative Agent at 9:00 a.m. on the next following Business Day.
(j)    On each Funding Date the obligation of each Revolving Lender to remit its Pro-Rata Share of any such Advance shall be several from that of each other Revolving Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Revolving Lender of its obligation hereunder.
(k)    Upon satisfaction of the applicable conditions set forth in Article III, on the related Funding Date of an Advance, subject to the limitations set forth in Section 2.1 in the case of a Loan Advance, each Lender shall make available to the Borrower by no later than 2:00 p.m. in same day funds, at such bank or other location reasonably designated by the Borrower in the Borrowing Notice given pursuant to Section 2.1, an amount equal to its Pro-Rata Share of the lesser of (x) the amount requested by the Borrower for such Advance and (y) the excess of the Maximum Availability at such time over the aggregate Advances Outstanding.
(l)    Subject to the terms, conditions, provisions and limitations set forth herein, the Borrower may (i) borrow, repay or prepay and reborrow Advances without any penalty, fee or premium on and after the Closing Date and prior to the end of the Revolving Period; (ii) repay or prepay Advances at any time after the Revolving Period; and (iii) at any time, withdraw funds in the Unfunded Exposure Account in order to satisfy its funding obligations under its Delayed Draw Term Loans and Revolving Loans and deposit Principal Collections received from its Revolving Loans into the Unfunded Exposure Account (up to the Aggregate Exposure Amount) in accordance with Section 6.4(k).
(m)    Notwithstanding anything to the contrary herein (including, without limitation, the occurrence of an Event of Default (other than the occurrence of an Insolvency Event with respect to the Borrower) or the existence of an Unmatured Event of Default), if, upon the earlier to occur of the end of the Revolving Period or the Termination Date, the amount on deposit in the Unfunded Exposure Account is less than the Aggregate Exposure Amount, the Borrower covenants and agrees to (i) request an Advance hereunder from the Revolving Lenders in the amount of such shortfall for deposit into the Unfunded Exposure Account and/or (ii) deposit other funds of the Borrower in the amount of such shortfall into the Unfunded Exposure Account. For purposes of any Advance required to be requested by the Borrower to fulfill such funding obligation, the conditions precedent set forth in Section 3.2 shall be deemed to have been satisfied (other than the non-occurrence of an Event of Default related to an Insolvency Event with respect to the Borrower). Following the disbursement of such Advance to the Borrower by deposit into the Unfunded Exposure Account on the Funding Date (which shall be no later than two Business Days following the occurrence of such Termination Date), no further Advances will be made.
(n)    For the avoidance of doubt, the Borrower may acquire Cash or Eligible Loans (pursuant to Section 3.3) for any purpose not in violation of the Transaction Documents from equity contributions from its equityholders; provided that any asset to be contributed to the Borrower that is not Cash or an Eligible Loan (added pursuant to Section 3.3) must be approved by the Administrative Agent in its sole and absolute discretion.

Section 2.4	Delivery of Loans.
(a)    Upon the acquisition of any Collateral by the Borrower, the ownership of each transferred Underlying Instrument and the contents of each Loan File will be vested in the Borrower. Each Loan and Related Security transferred to the Borrower shall immediately and without further action automatically become part of the Collateral.
(b)    Pursuant to and in accordance with the terms of Section 3.2(c), the Borrower will deliver, or cause to be delivered, to the Trustee the Required Loan Documents accompanied by the related Loan Checklist relating to each Loan being transferred on such Funding Date.

Section 2.5	Reduction of the Facility Amount; Mandatory and Optional Repayments.
(a)    The Borrower shall be entitled at its option (x) provided no Event of Default has occurred and is continuing, upon the successful execution of a Securitization or (y) upon three (3) Business Days’ prior written notice in the form of Exhibit A-2 to the Administrative Agent (with a copy to the Trustee) and the Lenders to either (i) terminate the Facility Amount in whole upon payment in full of all Advances Outstanding, all accrued and unpaid Interest and all other Aggregate Unpaids, or (ii) reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding. Any request for a reduction or termination pursuant to this Section 2.5(a) shall be irrevocable unless otherwise waived by the Administrative Agent. With respect to clause (y) above, the Commitment of each Lender shall be reduced by an amount equal to its Pro-Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.5(a).
(b)    The Borrower shall be entitled at its option, at any time, to reduce the Advances Outstanding; provided that (i) the Borrower shall give written notice of such reduction in the form of Exhibit A-2 to the Administrative Agent (with a copy to the Trustee) and each Lender on or prior to 12:00 noon on the proposed date of reduction, and (ii) any reduction of Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that the Availability is greater than or equal to $0) shall be in an amount in integral multiples of $100,000 which is greater than or equal to $500,000. In connection with any reduction of Advances Outstanding (x) in part, the Borrower shall deliver to the Administrative Agent by 2:00 p.m. immediately available funds in an amount sufficient to repay such Advances Outstanding, together with any Breakage Costs related to such repayment and (y) in whole, the Borrower shall deliver to the Administrative Agent by 2:00 p.m. immediately available funds sufficient to repay the Advances Outstanding, together with all accrued and unpaid Interest, any Breakage Costs and all accrued and unpaid costs and expenses of the Administrative Agent and Lenders related to such repayment; provided that any such reduction will occur only if sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent in its commercially reasonable discretion. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.5(b) to the pro rata reduction of the Advances Outstanding, to the payment of all accrued and unpaid Interest on the amount of the Advances Outstanding to be repaid, to the payment of any Breakage Costs and to the payment of related costs and expenses as applicable pursuant to clause (x) or (y) above. Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period. Any Repayment Notice relating to any repayment pursuant to this Section 2.5(b) shall be irrevocable.
(c)    If, on any day, the Advances Outstanding exceed the Maximum Availability, then the Borrower shall eliminate such excess, without further demand by the Administrative Agent, within three (3) Business Days (or if the Advances Outstanding exceed the Maximum Availability (x) solely as a result of a decrease in the Asset Value of a Loan following an Asset Value Adjustment Event, within ten (10) Business Days and (y) solely as a result of the deduction of the Excess Concentration Amount from the Borrowing Base, within five (5) Business Days) by (i) depositing an amount equal to such excess into the Collection Account, (ii) repaying Advances in such amount in accordance with the procedures set forth in Section 2.5(b) above, (iii) pledging to the Trustee, for the benefit of the Secured Parties, additional Eligible Loans with an Adjusted Borrowing Value at least equal to such excess, (iv) substituting one more Eligible Loans pursuant to Section 2.19 or (v) selling one or more Loans in accordance with Section 2.21 For the avoidance of doubt, the Borrower may take any combination of (i), (ii), (iii), (iv) or (v) (or by any other action with the prior consent of the Administrative Agent).
(d)    The Borrower shall repay the Advances on each applicable Payment Date during the Amortization Period in amount equal to the Amortization Principal Reduction Amount applicable to each such Payment Date.

Section 2.6	Determination of Interest.
The Administrative Agent shall determine the applicable Interest Rate for each Lender (including unpaid Interest related thereto, if any, due and payable from a prior Payment Date) to be paid by the Borrower with respect to each Advance on each Payment Date for the related Accrual Period and shall advise the Collateral Manager thereof on the third Business Day prior to such Payment Date.

Section 2.7	Principal Repayments on the Termination Date.
The Advances Outstanding shall be payable in full on the Termination Date.

Section 2.8	Instructions to the Trustee.
All instructions and directions given to the Trustee by the Collateral Manager, the Borrower or the Administrative Agent pursuant to Sections 2.10 and 2.11 shall be in writing (including instructions and directions transmitted to the Trustee by facsimile or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Sections 2.10 and 2.11. If either the Administrative Agent or Trustee disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Collateral Manager under Sections 2.10 and 2.11 or otherwise pursuant to this Agreement or the Collateral Manager has not delivered a Collateral Management Report as required by the terms hereof, the Administrative Agent shall so notify the Borrower, the Collateral Manager and the Trustee in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two (2) Business Days or at any time

Trustee receives instructions from the Collateral Manager or the Borrower which conflict with any instructions received from the Administrative Agent, the Trustee shall rely on and follow the instructions given by the Administrative Agent.

Section 2.9	Notations on Variable Funding Notes.
Each Lender is hereby authorized to enter on a schedule attached to the VFN a notation (which may be computer generated) with respect to each Advance under the VFN made by such Lender of: (a) the date and principal amount thereof, and (b) each repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Lender to make any such notation on the schedule attached to the VFN shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with their respective terms as set forth herein.

Section 2.10	Settlement Procedures Prior to Amortization Period.
(a)    On each Payment Date prior to the Amortization Period, the Collateral Manager shall direct the Trustee to pay pursuant to the Collateral Management Report (and, subject to Section 2.8, the Trustee shall make payment, in reliance on the information set forth in such Collateral Management Report) to the following Persons, from the Interest Collections Account, to the extent of Available Funds received with respect to the Collection Period that ended on the last day of the quarter immediately preceding the calendar month in which such Payment Date occurs, the following amounts in the following order of priority:
(i)    FIRST, to the extent not paid for by the Collateral Manager, to the Trustee, (a) in an amount equal to any accrued and unpaid Trustee Fees and Custodian Fees and (b) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to its duties as Trustee and as Custodian hereunder, in respect of which the Trustee or the Custodian has provided prior written notice to the Collateral Manager and the Administrative Agent, for the payment thereof; provided that amounts payable pursuant to clause (b) hereof shall not exceed $15,000 for any Payment Date (the “Expense Cap”) except that no Expense Cap shall apply in connection with any sale of Collateral or exercise of other remedial rights pursuant to the Transaction Documents;
(ii)    SECOND, to the Collateral Manager, in an amount equal to any accrued and unpaid Senior Collateral Management Fees to the end of the preceding Collection Period, for the payment thereof, unless waived by the Collateral Manager in its sole discretion;
(iii)    THIRD, first, to the Administrative Agent, any accrued and unpaid Agent’s Fee and, second, to the Administrative Agent (for the account of each Lender), pro rata in accordance with the amount of Advances Outstanding hereunder in an amount equal to any accrued and unpaid Interest, Undrawn Fee and Breakage Costs, for the payment thereof;
(iv)    FOURTH, to the Administrative Agent (for the account of each Lender), pro rata in accordance with amounts due in an amount equal to any accrued and unpaid fees and expenses incurred in connection with this Agreement and the other Transaction Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lenders, as set forth in Section 13.9(a);
(v)    FIFTH, to the Unfunded Exposure Account, up to an amount that would cause the funds in the Unfunded Exposure Account to equal the aggregate of the Unfunded Exposure Equity Amounts;
(vi)    SIXTH, if the Maximum Availability as of the most recent Determination Date is less than the Advances Outstanding as of such Determination Date, to the Administrative Agent (for the account of each Lender), pro rata in accordance with the amount of Advances Outstanding hereunder, in reduction of the Advances Outstanding in an amount up to such overage;
(vii)    SEVENTH, to the Collateral Manager, in an amount equal to any accrued and unpaid Junior Collateral Management Fees to the end of the preceding Collection Period, for the payment thereof, unless waived by the Collateral Manager in its sole discretion;
(viii)    EIGHTH, to the Administrative Agent, the applicable Lender, the Trustee, the Custodian, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amounts owed to such Persons under this clause EIGHTH, and without duplication, all other amounts, including Increased Costs but other than Advances Outstanding, then due under this Agreement, reasonable third-party out-of-pocket expenses relating to its duties as the Trustee and the Custodian hereunder, to the extent not paid pursuant to clause FIRST above in respect of which the Trustee or the Custodian has provided prior written notice to the Collateral Manager and the Administrative Agent, for the payment thereof and without regard to the Expense Cap; and
(ix)    NINTH, any remaining amount shall be distributed to the Borrower.
(b)    On each Payment Date prior to the Amortization Period, the Collateral Manager shall direct the Trustee to pay pursuant to the Collateral Management Report (and, subject to Section 2.8, the Trustee shall make payment, in reliance on the information set forth in such Collateral Management Report) to the following Persons, from the Principal Collections Account, to the extent of Available Funds, the following amounts in the following order of priority:
(i)    FIRST, to the parties to which amounts are expressed to be due pursuant to Sections 2.10(a)(i) – (viii), in the priority set forth therein, such amounts to the extent not paid in full pursuant to Sections 2.10(a)(i) – (viii);
(ii)    SECOND, any remaining amount shall be distributed to the Borrower; provided that the Borrower shall first reimburse the Collateral Manager for any unreimbursed amounts paid by the Collateral Manager pursuant to Section 2.16, Section 2.17 or Section 13.9 or any amounts paid by the Collateral Manager on the Borrower’s behalf relating to its servicing activities hereunder, together with interest thereon at a per annum rate of interest equal to LIBOR plus 2.00% from and including the date such payment was made to but not including the date of such reimbursement.

(c)    On the terms and conditions hereinafter set forth, from time to time during the Revolving Period, the Collateral Manager may, to the extent of any Principal Collections on deposit in the Principal Collections Account:
(i)    withdraw such funds for the purpose of reinvesting in additional Eligible Loans, provided that the following conditions are satisfied:
(1)    all conditions precedent set forth in Section 3.2 have been satisfied;
(2)    the Collateral Manager provides same day written notice to the Administrative Agent and the Trustee by facsimile (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;
(3)    the notice required in clause (2) above shall be accompanied by a Borrowing Notice in the form of Exhibit A-3, and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Collateral Manager and a current Loan Tape;
(4)    the Trustee provides to the Administrative Agent by facsimile (to be received no later than 1:30 p.m. on that same day) a statement reflecting the total amount on deposit on such day in the Principal Collections Account; and
(5)    upon the satisfaction of the conditions set forth in clauses (1) through (4) of this Section 2.10(c) (as certified by the Borrower to the Trustee and the Administrative Agent), the Trustee will release funds from the Principal Collections Account to the Collateral Manager in an amount not to exceed the lesser of (A) the amount requested by the Collateral Manager and (B) the amount on deposit in the Principal Collections Account on such day; or
(ii)    withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.5.
(d)    Prior to the Termination Period, the Collateral Manager may withdraw amounts on deposit in the Unfunded Exposure Account for the purpose of funding the Borrower’s unfunded commitments with respect to Delayed Draw Term Loans and Revolving Loans in the Collateral, provided the following conditions are satisfied (unless otherwise waived in writing by the Administrative Agent):
(i)    the Collateral Manager provides same day written notice (in the form of a Borrowing Notice appended hereto as Exhibit A-4) to the Administrative Agent and the Trustee by facsimile (to be received no later than 1:00 p.m. on such day) of the request to withdraw funds from the Unfunded Exposure Account and the amount of such request;

(ii)    the notice required in clause (i) above shall be accompanied by a Borrowing Base Certificate, executed by the Borrower and at least one Responsible Officer of the Collateral Manager and a current Loan Tape; and
(iii)    the Trustee provides to the Administrative Agent by facsimile (to be received no later than 1:30 p.m. on that same date) a statement reflecting the total amount on deposit on such day in the Unfunded Exposure Account.
Upon the satisfaction or waiver of the conditions set forth in clauses (i) through (iii) above as certified by the Borrower or the Collateral Manager on its behalf to the Trustee, the Trustee will release funds from the Unfunded Exposure Account to the Collateral Manager in an amount not to exceed the lesser of (A) the aggregate amount requested by the Borrower, which amount shall not exceed the aggregate amount of the applicable funding commitment requests made by, and payable to, the Obligors under such Delayed Draw Term Loans and Revolving Loans and (B) the amount on deposit in the Unfunded Exposure Account on such day.

Section 2.11	Settlement Procedures During the Amortization Period.
(a)    On each Payment Date during the Amortization Period, the Collateral Manager shall direct the Trustee to pay pursuant to the Collateral Management Report (and, subject to Section 2.8, the Trustee shall make payment, in reliance on the information set forth in such Collateral Management Report) to the following Persons, from the Collection Account, to the extent of Available Funds, the following amounts in the following order of priority:
(iii)    FIRST, to the extent not paid for by the Collateral Manager, pro rata to the Trustee and the Custodian, (a) in an amount equal to any accrued and unpaid Trustee Fees and Custodian Fees, and (b) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to its duties as Trustee and as Custodian hereunder, in respect of which the Trustee or the Custodian has provided prior written notice to the Collateral Manager and the Administrative Agent, for the payment thereof; provided that amounts payable pursuant to clause (b) hereof shall not exceed $15,000 for any Payment Date (the “Expense Cap”) except that no Expense Cap shall apply in connection with any sale of Collateral or exercise of other remedial rights pursuant to the Transaction Documents;
(iv)    SECOND, to the Collateral Manager, in an amount equal to any accrued and unpaid Senior Collateral Management Fees to the end of the preceding Collection Period, for the payment thereof; provided further that amounts payable pursuant to this clause SECOND shall (at the election of the Administrative Agent) be paid after clause SEVENTH after the occurrence and during the continuance of an Event of Default;
(v)    THIRD, first, to the Administrative Agent, any accrued and unpaid Agent’s Fee and, second, to the Administrative Agent (for the account of each Lender), pro rata in accordance with the amount of Advances Outstanding hereunder, in an amount equal to any accrued and unpaid Interest, Undrawn Fee and Breakage Costs, for the payment thereof;

(vi)    FOURTH, to the Administrative Agent (for the account of each Lender), pro rata in accordance with amounts due, in an amount equal to any accrued and unpaid fees and expenses incurred in connection with this Agreement and the other Transaction Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lenders, as set forth in Section 13.9(a);
(vii)    FIFTH, to the Unfunded Exposure Account, up to an amount that would cause the funds in the Unfunded Exposure Account to equal the Aggregate Exposure Amount;
(viii)    SIXTH, (i) to the extent of any remaining Principal Collections to the Administrative Agent (for the account of each Lender), pro rata in accordance with the amount of Advances Outstanding hereunder, in an amount necessary to reduce the Advances Outstanding to zero and (ii)(x) if an Unmatured Event of Default or Event of Default has occurred and is continuing, all Interest Collections to the Administrative Agent (for the account of each Lender), pro rata and (y) if no Unmatured Event of Default or Event of Default has occurred and is continuing, to the extent of any remaining Interest Collections to the Administrative Agent (for the account of each Lender), pro rata, in an amount equal to the excess, if any, of (a) the sum of the Amortization Principal Reduction Amount, if any, for such Payment Date plus the amount necessary to reduce the amount of any Borrowing Base Deficiency, if any, to zero (net of any Principal Collections applied to reduce such Borrowing Base Deficiency without duplication of any Principal Collections applied pursuant to clause (b) below) over (b) the amount of Principal Collections paid under clause (i) above on such Payment Date;
(ix)    SEVENTH, to the Collateral Manager, in an amount equal to any accrued and unpaid Junior Collateral Management Fees to the end of the preceding Collection Period, for the payment thereof, unless waived by the Collateral Manager in its sole discretion provided that amounts payable pursuant to this clause SEVENTH shall (at the election of the Administrative Agent) be paid after clause EIGHTH after the occurrence and during the continuance of an Event of Default;
(x)    EIGHTH, to the Administrative Agent, the applicable Lender, the Trustee, the Custodian, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amounts owed to such Persons under this clause EIGHTH, and without duplication, all other amounts, including Increased Costs, then due under this Agreement, and reasonable third-party out-of-pocket expenses relating to its duties as Trustee and the Custodian hereunder to the extent not paid pursuant to clause FIRST above in respect of which the Trustee or the Custodian has provided prior written notice to the Collateral Manager and the Administrative Agent and without regard to the Expense Cap; and
(xi)    NINTH, any remaining amount shall be distributed to the Borrower, provided that the Borrower shall first reimburse the Collateral Manager for any unreimbursed amounts paid by the Collateral Manager pursuant to Section 2.16, Section 2.17 or Section 13.9 or any amounts paid by the Collateral Manager on the Borrower’s behalf relating to its servicing activities hereunder, together with interest thereon at a per annum rate of interest equal to LIBOR plus 2.00% from and including the date such payment was made to but not including the date of such reimbursement.

(b)    The Collateral Manager may withdraw amounts on deposit in the Unfunded Exposure Account for the purpose of funding the Borrower’s unfunded commitments with respect to Delayed Draw Term Loans and Revolving Loans in the Collateral, provided the conditions set forth in clauses (i) through (iii) of Section 2.10(d) are satisfied (unless otherwise waived in writing by the Administrative Agent). Upon the satisfaction or waiver of such conditions (as certified to the Trustee by the Borrower or the Collateral Manager), the Trustee will release funds from the Unfunded Exposure Account to the Collateral Manager in an amount not to exceed the least of (A) the amount requested by the Collateral Manager in the related Borrowing Notice (which amount will not exceed the aggregate amount of the applicable funding commitment requests made by, and payable to, the Obligors under such Delayed Draw Term Loans and Revolving Loans) and (B) the amount on deposit in the Unfunded Exposure Account on such day.

Section 2.12	Collections and Allocations.
(a)    Collections. The Collateral Manager shall promptly identify (with the assistance of the Trustee, if necessary) any collections as being on account of Interest Collections, Principal Collections or other Collections, whether received by it in its capacity as concentration account servicer under the Intercreditor Agreement or on deposit in the Custodial Account or otherwise, and shall transfer or cause to be transferred to the Collection Account all such Collections which are in the form of available funds by the close of business on the second Business Day after such Collections are so received. Upon the transfer of Collections to the Collection Account, and on the basis of information received from the Collateral Manager, the Trustee shall segregate Principal Collections and Interest Collections and transfer the same to the corresponding Principal Collections Account and Interest Collections Account, as applicable. The Trustee shall make such deposits or payments on the date indicated therein by wire transfer, in immediately available funds. The Trustee shall further provide a statement to the Collateral Manager as to the amount of Principal Collections and Interest Collections on deposit in the Collection Account as of the related Determination Date on each Reporting Date for inclusion in the Collateral Management Report delivered pursuant to Section 6.13(b). In addition, at the time the Trustee receives Collections or funds from the Concentration Account into the Collection Account, the Collateral Manager will classify all funds so transferred as one of the following types of Collections (which list may have reasonable additional items added to it from time to time by written notice from the Collateral Manager to the Trustee and the Administrative Agent): (i) Scheduled Payments, (ii) Prepayments, (iii) Recoveries, (iv) Insurance Proceeds, (v) fees, (vi) Excluded Amounts and (vii) additional amounts.
(b)    Deposits. On each Cut-Off Date, the Collateral Manager will deposit (in immediately available funds) into the Collection Account all Collections received after the applicable Cut-Off Date and through and including the Cut-Off Date in respect of Eligible Loans being transferred to and included as part of the Collateral on such date.
(c)    Excluded Amounts. With the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld (a copy of which will be provided by the Collateral Manager to the Trustee), the Collateral Manager may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Collateral Manager has, prior to such withdrawal and consent, delivered to the Administrative Agent (with a copy to the Trustee) a report setting forth the calculation of such Excluded Amounts in a form and substance satisfactory to the Administrative Agent and the Trustee in their sole discretion.
(d)    Investment of Funds. Until the occurrence of an Event of Default, to the extent there are uninvested available amounts deposited in the Collection Account, on or before 3:00 p.m. all such amounts shall be invested in Permitted Investments selected by the Collateral Manager in written instructions delivered to the Trustee (which may be in the form of standing instructions) that mature no later than the Business Day immediately preceding the next Payment Date; to the extent that there are uninvested available funds deposited after 3:00 p.m., such funds shall be swept into the overnight funds investment which shall be a Permitted Investment selected by the Collateral Manager in written instructions delivered to the Trustee (which may be in the form of standing instructions). From and after the occurrence of an Event of Default, to the extent there are uninvested amounts in the Collection Account (net of losses and investment expenses), all amounts may be invested in Permitted Investments selected by the Administrative Agent in written instructions delivered to the Trustee (which may be in the form of standing instructions) that mature no later than the Business Day immediately preceding the next Payment Date. Until the occurrence of an Event of Default, to the extent there are uninvested available amounts deposited in the Custodial Account after 3:00 p.m., such funds shall be swept into the overnight funds investment which shall be a Permitted Investment selected by the Collateral Manager in written instructions delivered to the Trustee (which may be in the form of standing instructions). From and after the occurrence of an Event of Default, to the extent there are uninvested amounts in the Custodial Account (net of losses and investment expenses) after 3:00 p.m., all such amounts may be swept into the overnight funds investment which shall be a Permitted Investment selected by the Administrative Agent in written instructions delivered to the Trustee (which may be in the form of standing instructions). All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied pursuant to the provisions of Section 2.10 and Section 2.11. All investments shall be subject to availability. Absent receipt of instructions as contemplated herein, the Trustee shall have no obligation to invest any funds.

Section 2.13	Payments, Computations, Etc.
(a)    Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Collateral Manager hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. on the day when due in lawful money of the United States in immediately available funds to the applicable Agent’s Account and if not received before such time shall be deemed received on the next Business Day. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2% per annum above the Base Rate, payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of, and distributed to, each applicable Lender. All computations of Interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.

(b)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to the provisions of Section 2.10 or Section 2.11, as applicable, such unpaid amounts shall remain due and owing and shall accrue Interest until repaid in full.
(c)    If any Advance requested by the Borrower and approved by the applicable Lender pursuant to Section 2.3 is not, for any reason (other than a result of any act or omission by the applicable Lender), made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify the applicable Lender against any reasonable loss, cost or expense incurred by the applicable Lender including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by each Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Advance. The applicable Lender shall submit to the Borrower a certificate as to any amounts payable pursuant to this Section 2.13(c).
(d)    If at any time after the Closing Date, the Advances outstanding hereunder are not allocated among the Lenders in accordance with their respective Pro-Rata Shares following an addition of a Lender as a party hereto or the amendment of any Commitments, the Lenders agree to make such purchases and sales of interests in the Advances outstanding between themselves so that each Lender is then holding its relevant Pro-Rata Share of outstanding Advances based on the Lenders’ Commitments at such time (such purchases and sales shall be arranged by the Lenders and each Lender hereby agrees to execute such further instruments and documents, if any, as any other Lender may reasonably request in connection therewith), with all subsequent extensions of credit under this Agreement to be made in accordance with the respective Pro-Rata Shares of the Lenders from time to time party to this Agreement as provided herein.

Section 2.14	[Reserved].

Section 2.15	Fees.
(a)    The Collateral Manager shall be entitled to receive (i) a senior collateral management fee (the “Senior Collateral Management Fee”), in arrears in respect of each Collection Period in accordance with Section 2.10 and/or Section 2.11, as applicable, which fee shall be equal to the product of (x) the applicable Senior Collateral Management Fee Rate and (y) the aggregate average OLB during the immediately preceding Collection Period and (z) the actual number of days in such Collection Period divided by 360 and (ii) a junior collateral management fee (the “Junior Collateral Management Fee” and together with the Senior Collateral Management Fee, the “Collateral Management Fee”), in arrears in respect of each Collection Period in accordance with, and subject to, Section 2.10 and/or Section 2.11, as applicable, which fee shall be equal to the product of (x) the Junior Collateral Management Fee Rate and (y) the aggregate average OLB during the immediately preceding Collection Period and (z) the actual number of days in such Collection Period divided by 360. The Collateral Management Fee is payable to the Collateral Manager to compensate the Collateral Manager for performing its obligations as Collateral Manager hereunder and, so long as the Collateral Manager is also the Originator, for the Originator’s performance of its obligations hereunder and under the Sale Agreement as such obligations relate to Collateral purchased directly by the Borrower from third parties which was re-underwritten by the Originator on behalf of the Borrower in connection with the Borrower’s purchase thereof.
(b)    Each of the Trustee and the Custodian shall be entitled to receive the Trustee Fee and the Custodian Fee, respectively and shall be entitled to receive reimbursement for certain expenses as described in, and in accordance with, Section 2.10 and Section 2.11, as applicable.
(c)    The Borrower shall pay to Winston & Strawn LLP, as counsel to the Administrative Agent, and to Nixon Peabody LLP, as counsel to the Trustee and the Custodian, all reasonable fees and out-of-pocket expenses thereof within 30 Business Days after receiving an invoice for such amounts.

Section 2.16	Increased Costs; Capital Adequacy; Illegality.
(a)    If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) shall (x) subject an Affected Party to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (y) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (z) impose any other condition affecting the interest in the Collateral Granted to the Trustee for the benefit of the Secured Parties hereunder or the Lenders’ rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then on the first Payment Date that is at least ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay (and to the extent the Borrower does not make such payment the Collateral Manager shall pay) directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.
(b)    If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, then on the first Payment Date that is at least ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay (and to the extent the Borrower does not make such payment the Collateral Manager shall pay) directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction; provided that, notwithstanding anything in this Section 2.16(b) to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law” for the purposes of clause (i) above, regardless of the date enacted, adopted or issued. For the avoidance of doubt, if the issuance of any amendment or supplement to Interpretation No. 46 or to Statement of Financial Accounting Standards No. 140 by the Financial Accounting Standards Board or any other change in accounting standards, including GAAP, or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Originator, the Borrower or any Secured Party with the assets and liabilities of the Administrative Agent or any Lender or shall otherwise impose any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.16. For the further avoidance of doubt, any increase in cost and/or reduction in Interest with respect to any Affected Party caused by regulatory capital allocation adjustments due to Financial Accounting Standards Nos. 166, 167 and subsequent statements and interpretations shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.16.
(c)    If as a result of any event or circumstance similar to those described in clauses (a) or (b) of this Section 2.16, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then on the first Payment Date that is at least ten days after demand by such Affected Party, the Borrower shall pay (or to the extent the Borrower does not make such payment the Collateral Manager shall pay) to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.
(d)    In determining any amount provided for in this Section 2.16, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.16 shall submit to the Borrower and the Collateral Manager a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.
(e)    If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.16, (i) any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then on the first Payment Date at least ten (10) Business Days after written demand such Affected Party (which demand shall be accompanied by a certificate (which shall be conclusive absent manifest error) of an Affected Party setting forth the amount or amounts necessary to compensate such Affected Party), the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it, or (ii) the Administrative Agent (whether in its own judgment or at the request of the Lenders) determines that it is necessary or appropriate to obtain a credit rating on the Variable Funding Notes (and such determination is substantially consistent with similar determinations for other, similarly situated borrowers for whom the Administrative Agent has established comparable facilities), the Borrower shall (x) provide (as promptly as possible and in any event no later than 60 days following receipt by the Borrower of such reasonable request) at least one credit rating agency designated by the Administrative Agent with all information and documents reasonably requested by such rating agency (to the extent such information or documents are in the possession of or reasonably available to the Borrower) and otherwise cooperate with such rating agency’s review of the Transaction Documents and transactions contemplated hereby, and (y) pay the costs and expenses of such rating agency in respect of the rating of the Variable Funding Notes.
(f)    If Citibank shall notify the Lenders and the Borrower that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, all Advances Outstanding of the Lenders in respect of which Interest accrues at the LIBOR Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate; provided that (i) the Advances Outstanding shall only accrue at the Base Rate for so long as a Eurodollar Disruption Event is continuing, (ii) Citibank agrees to promptly notify the Lenders and the Borrower at such time as any such Eurodollar Disruption is no longer continuing and (iii) on and after Citibank notifies the Lenders and the Borrower that any such Eurodollar Disruption Event is no longer continuing, the Advances Outstanding shall accrue at the LIBOR Rate (if otherwise applicable at such time).
(g)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such request is made (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.17	Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower under any Transaction Document or made by or on account of the Collateral Manager on behalf of the Borrower under this Agreement or any Transaction Document will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by Applicable Law. If any Taxes are required to be withheld from any such payments, then to the extent such Taxes are

Indemnified Taxes, the amount payable will be increased (such increase, the “Additional Amount”) such that after such deduction or withholding for or on account of any Indemnified Taxes (including, without limitation, any Taxes on such increase) the amount the applicable Affected Party receives equals the amount that would have been paid had no such deduction or withholding been deducted or withheld.
(b)    The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    The Borrower will indemnify (and to the extent the indemnification provided by the Borrower is insufficient the Collateral Manager will indemnify) each Affected Party for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Person or required to be withheld or deducted from a payment to such Person and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. All payments in respect of this indemnification shall be made within ten days from the date a written invoice therefor is delivered to the Borrower and the Collateral Manager.
(d)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or the Collateral Manager has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or the Collateral Manager to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.16 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement and any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement and any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    Within 30 days after the date of any payment by the Borrower or by the Collateral Manager on behalf of the Borrower of any Taxes, the Borrower or the Collateral Manager, as applicable, will furnish to the Administrative Agent and each of the Lenders at the applicable address set forth on Annex A to this Agreement, appropriate evidence of payment thereof.
(f)    To the extent permitted by applicable law, each Lender shall deliver to the Borrower, with a copy to the Administrative Agent, (i) within 15 days after the date hereof, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-9, Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes or at a reduced rate of withholding and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.17(f), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Borrower or the Collateral Manager to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes.
(g)    If a payment made to a Affected Party under this Agreement or any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Party were to fail to comply with the applicable reporting requirements of FATCA, such Affected Party shall deliver to the Borrower and each Administrative Agent such documentation prescribed by Applicable Law or as is reasonably requested by the Borrower and the Administrative Agent sufficient for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Party has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Without prejudice to the survival of any other agreement of the Borrower, the Collateral Manager, or any Lender hereunder, the agreements and obligations of the Borrower, the

Collateral Manager, and each Lender contained in this Section 2.17 shall survive the termination of this Agreement.

Section 2.18	Assignment of the Sale Agreement.
The Borrower hereby collaterally assigns to the Trustee, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Sale Agreement and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Trustee for the benefit of the Secured Parties its right to indemnification under Article IX of the Sale Agreement. The Borrower confirms that following the occurrence of an Event of Default or following the occurrence and during the continuance of an Unmatured Event of Default the Trustee on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.

Section 2.19	Substitution and Transfer of Loans; Repurchase of Defaulted Loans.
(a)    Substitution of Loans. On any day so long as an Event of Default has not occurred (or, if an Event of Default has occurred, the Administrative Agent has consented in its sole discretion), the Borrower may, subject to the conditions set forth in this Section 2.19 and subject to the other restrictions contained herein, replace any Loan with one or more Eligible Loans (each, a “Substitute Loan”); provided that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:
(i)    the Borrower has recommended to the Administrative Agent (with a copy to the Trustee) in writing that the Loan to be replaced should be replaced (each a “Replaced Loan”);
(ii)    each Substitute Loan is an Eligible Loan on the date of substitution;
(iii)    the sum of the OLB of such Substitute Loans shall be equal to or greater than the sum of the OLB of the Replaced Loans;
(iv)    after giving effect to any such substitution (taking into account each other contemporaneous Discretionary Sale, Substitution or other transfer permitted under the Transaction Documents), the Availability is greater than or equal to $0;
(v)    all representations and warranties of the Borrower contained in Section 4.1 and Section 4.2 shall be true and correct as of the date of substitution of any such Substitute Loan;
(vi)    the inclusion of any such Substitute Loan (taking into account each other contemporaneous Discretionary Sale, Substitution or other transfer permitted under the Transaction Documents) does not cause an Event of Default or Unmatured Event of Default to occur;
(vii)    except in the case of a substitution pursuant to Section 2.19(b), such substitution shall be subject to the provisions of Section 2.22;

(viii)    each such substitution shall be subject to the applicable provisions of Section 2.24;
(ix)    each of the Collateral Quality Tests shall be satisfied (or, if not satisfied, maintained or improved);
(x)    the Borrower shall deliver to the Administrative Agent and the Trustee on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.
In addition, the Borrower shall, in connection with such substitution, deliver the related Required Loan Documents to the Custodian in accordance with Section 3.2(c) and deliver the related Collateral Management File to the Collateral Manager.
(b)    Transfer or Substitution of Warranty Loans. If on any day a Loan is (or becomes) a Warranty Loan, no later than 30 days following the earlier of knowledge by the Borrower or the Originator of such Loan becoming a Warranty Loan or receipt by the Originator or by the Borrower, as applicable, from the Administrative Agent, the Collateral Manager or the Trustee of written notice thereof, the Originator, pursuant to Section 6.1(b) of the Sale Agreement, or the Borrower shall either:
(i)    make a deposit to the Collection Account (for allocation pursuant to Section 2.10 or Section 2.11, as applicable) in immediately available funds in an amount equal to the sum of (a) the OLB of such Loan and (b) any accrued and unpaid interest thereon (collectively, the “Retransfer Price”); or
(ii)    subject to the satisfaction of the conditions in Section 2.19(a), substitute for such Warranty Loan a Substitute Loan.
In either of the foregoing instances, (i) if the Originator made such deposit or substitution pursuant to Section 6.1(b) of the Sale Agreement, the Borrower shall retransfer each such Warranty Loan and any Related Property to the Originator in accordance with the Sale Agreement and (ii) the Borrowing Base shall be reduced by the Adjusted Borrowing Value of such Warranty Loan and, if applicable, increased by the Adjusted Borrowing Value of each Substitute Loan. Upon confirmation of the deposit of such Retransfer Price into the Collection Account or the delivery by the Originator or by the Borrower of a Substitute Loan for each Warranty Loan (the “Retransfer Date”), such Warranty Loan shall not be included in the Borrowing Base and, as applicable, the Substitute Loan shall be included in the Collateral.
(c)    Repurchase of Defaulted Loans. In the event a Loan becomes a Defaulted Loan, the Collateral Manager is hereby granted an option (a “Purchase Option”) to purchase such Defaulted Loan at a price (the “Option Price”) equal to the Fair Market Value thereof. Upon a Loan becoming a Defaulted Loan, the Collateral Manager may exercise the Purchase Option by providing the Borrower, the Trustee, the Administrative Agent and the Lenders at least five days prior written notice thereof (the “Purchase Option Notice”), which notice shall specify a cash exercise price at least equal to the Option Price. Unless and until the Purchase Option with respect to a Defaulted

Loan is exercised, the Collateral Manager shall pursue such other resolution strategies available hereunder with respect to such Defaulted Loan, including, without limitation, workout and foreclosure, as the Collateral Manager may deem appropriate and consistent with the Collateral Management Standard and the Credit and Collection Policy, in each case with a view towards the maximization of the recovery on such Loan to the Borrower on a present value basis. The exercise of the Purchase Option shall be subject to the following conditions precedent:
(i)    any sale of the applicable Loans by the Borrower in connection with the exercise of the Purchase Option shall be made by the Borrower in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party;
(ii)    after giving effect to the exercise of the Purchase Option (x) the representations and warranties contained in Sections 4.1 and 4.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (y) neither an Unmatured Event of Default nor an Event of Default shall have occurred and (z) no Borrowing Base Deficiency exists;
(iii)    the Collateral Manager shall have deposited the Option Price into the Collection Account; and
(iv)    satisfaction of the applicable provisions in Section 2.22 and Section 2.24.

Section 2.20	Optional Sales.
(a)    Prior to the occurrence of an Event of Default or the occurrence and continuance of an Unmatured Event of Default, on any Optional Sale Date, the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with a sale of all or a portion of the Collateral (A) to or in connection with a Term Securitization or (B) in connection with the repayment of all Aggregate Unpaids and termination in whole of the Facility Amount pursuant to Section 2.5(a) (each, an “Optional Sale”), subject to the following terms and conditions:
(iii)    the Borrower shall have given the Administrative Agent (with a copy to the Trustee) at least 2 Business Days’ prior written notice of its intent to effect an Optional Sale, and (other than an Optional Sale which results in the termination in full of this Agreement pursuant to Section 2.5(a)) the Administrative Agent has consented in writing to such Optional Sale in its sole discretion unless such notice and consent are waived or such notice period is reduced by the Administrative Agent;
(iv)    unless an Optional Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Collateral Management Report), the Collateral Manager shall deliver to the Administrative Agent a certificate and evidence to the reasonable satisfaction of the Administrative Agent (with a copy to the Trustee) (which evidence may consist solely of a certificate from the Collateral Manager) that the Borrower shall have sufficient funds on the related Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement. In effecting an Optional Sale, the

Borrower may use the Proceeds of sales of the Collateral to repay all or a portion of the Aggregate Unpaids;
(v)    after giving effect to any Optional Sale (other than an Optional Sale that results in a termination in full of this Agreement pursuant to Section 2.5(a) or any other Optional Sale that results in the repayment of all Aggregate Unpaids (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted)) unless otherwise waived by the Administrative Agent, (a) the Availability shall be greater than or equal to $0 (unless otherwise agreed in writing by the Administrative Agent), (b) the representations and warranties contained in Sections 4.1 and 4.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (c) neither an Unmatured Event of Default nor an Event of Default shall have resulted and (d) each of the Collateral Quality Tests shall be satisfied (or, if not satisfied, maintained or improved). On the related Optional Sale Date, the Administrative Agent, each Lender and the Trustee, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be prepaid that are attributable to the Collateral to be sold by the Borrower in connection with such Optional Sale plus (b) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent and the Lenders to be attributable to that portion of the Advances Outstanding to be paid in connection with the Optional Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Trustee, the Lenders and the Affected Parties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date (and, in the case of a partial sale of the Collateral, to accrue thereafter to the next Payment Date) (including, without limitation, Breakage Costs) in each case to the extent attributable to the Collateral to be sold by the Borrower in connection with such Optional Sale (or, in the case of a repayment in full and termination of the Facility Amount, all Aggregate Unpaids at such time); provided that the Administrative Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the Optional Sale Date is sufficient to satisfy the requirements of clauses (ii) and (iii) and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the Optional Sale; and
(vi)    on or prior to each Optional Sale Date, the Borrower shall have delivered to the Administrative Agent a list specifying all Loans to be sold and assigned pursuant to such Optional Sale.

Section 2.21	Discretionary Sales.
Prior to the occurrence and continuance of an Unmatured Event of Default (other than in connection with a Discretionary Sale (as defined below) to cure or reduce the amount of a Borrowing Base Deficiency) or the occurrence an Event of Default, the Borrower shall have the right to sell Loans and prepay all or a portion of the Advances Outstanding (each, a “Discretionary Sale”), subject to the following terms and conditions:
(v)    at least one Business Day prior to each Discretionary Sale Date, the Borrower shall have given the Administrative Agent (with a copy to the Trustee) written notice of its intent to effect a Discretionary Sale (each such notice, a “Discretionary Sale Notice”), specifying the

Discretionary Sale Date and including a list of all Loans to be sold and assigned pursuant to such Discretionary Sale;
(vi)    the sum of the OLB of all Loans subject to a Discretionary Sale during any twelve month period shall not exceed an amount equal to 20% of the highest OLB of all Loans during the immediately preceding twelve month period (other than any Loan (a) subject to an Asset Value Adjustment Event; provided that the sale of such Loan has been entered into on a “trade date” basis within ninety (90) days after the applicable Asset Value Adjustment Event and (b) which was included in the Collateral for less than 90 days);
(vii)    if such sale by the Borrower is being completed to cure or reduce a Borrowing Base Deficiency, immediately after giving effect to such sale and any other Substitution or transfer substantially contemporaneously therewith, such Borrowing Base Deficiency is cured;
(viii)    any Discretionary Sale to an Affiliate of the Borrower, except any sale (x) pursuant to clause (iii) above, (y) of a Loan which has been included in the Collateral for less than 90 days or (z)(A) if the sale price equals or exceeds the greater of the Asset Value of such Loan and 50% of the par amount of such Loan and (B) the aggregate amount of such sales under this clause (z) does not exceed 10% of the Facility Amount per annum;
(ix)    any Discretionary Sale shall be made by the Borrower in a transaction (a) reflecting arm’s-length market terms and (b) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale;
(x)    the Collateral Manager shall deliver to the Administrative Agent (with a copy to the Trustee) a certificate and evidence to the reasonable satisfaction of the Administrative Agent (which evidence may consist solely of a certificate from the Collateral Manager) that the Borrower shall have sufficient funds on the related Discretionary Sale Date to effect the contemplated Discretionary Sale in accordance with this Agreement (unless a Discretionary Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Discretionary Sale shall be reflected on the applicable Collateral Management Report)). In effecting an Discretionary Sale, the Borrower may use the Proceeds of sales of the Collateral to satisfy its remittance obligations hereunder;
(xi)    after giving effect to the Discretionary Sale and the assignment to the Borrower of the applicable Loans on any Discretionary Sale Date (and each other contemporaneous Discretionary Sale, Substitution or other transfer permitted under the Transaction Documents) that does not result of the repayment of the Advances Outstanding in full, (a) the Availability is greater than or equal to $0 (unless otherwise agreed in writing by the Administrative Agent), (b) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (c) neither an Unmatured Event of Default nor an Event of Default shall have resulted and (d) each of the Collateral Quality Tests shall be satisfied (or, if not satisfied, maintained or improved);

(xii)    on the related Discretionary Sale Date, the Trustee shall have received for distribution to the applicable recipients referred to below, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be prepaid that are attributable to the Collateral to be sold by the Borrower pursuant to this Section 2.21 plus (b) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent and the Lenders to be attributable to that portion of the Advances Outstanding to be paid in connection with the Discretionary Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Trustee, the Lenders and the Affected Parties, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue to the next Payment Date (including, without limitation, Breakage Costs) in each case, to the extent attributable to the Loans to be sold by the Borrower pursuant to this Section 2.21; provided that the Administrative Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the Discretionary Sale Date is sufficient to satisfy the requirements of clauses (vi) and (vii) above and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the Discretionary Sale;
(xiii)    all Discretionary Sales of Loans to any Affiliate of the Borrower pursuant to this Section 2.21 shall be subject to the limitations contained in Section 2.22; and
(xiv)    on the related Discretionary Sale Date, the proceeds from such Discretionary Sale have been sent directly into the Collection Account.

Section 2.22	Limitations on Certain Substitutions and Sales.
(a)    The sum, without duplication, of (A) the OLB of all Loans that were substituted pursuant to Section 6.1(a) of the Sale Agreement and Section 2.19(a) during the twelve month period preceding the proposed date of substitution (or such lesser number of months as shall have elapsed since the Closing Date as of such date) plus (B) the aggregate OLB of all Loans purchased by an Affiliate of the Borrower pursuant to Section 2.19 or Section 2.21 during such period shall not exceed an amount equal to 20% of the highest OLB of all Loans during the immediately preceding twelve month period; provided, however, that this Section 2.22(a) shall not apply to (i) any Loan sold at the option of the Borrower to an Affiliate of the Borrower (other than the Originator) at Fair Market Value where such Loan was included in the Collateral for less than 90 days (ii) any Warranty Loan sold or substituted pursuant to Section 6.1(b) of the Sale Agreement or Section 2.19(b).
(b)    The sum, without duplication, of the OLB of all Defaulted Loans and of all Loans subject to clause (d), (f) or (g) of the definition of “Asset Value Adjustment Event” or clause (a) or (b) (and, with respect to clause (b), only if the extension or delay of the maturity date of a Loan relates to credit impairment of such Loan or the related Obligor) of the definition of “Material Modification” that were substituted pursuant to Section 6.1(a) of the Sale Agreement during the twelve month period preceding the proposed date of substitution (or such lesser number of months as shall have elapsed since the Closing Date as of such date) or purchased by the Originator pursuant to Section 2.19(c) or Section 2.21 during such period shall not exceed an amount equal to 15% of the highest OLB of all Loans during the immediately preceding twelve month period; provided, however, for the avoidance of doubt this Section 2.22(b) shall not apply to any Warranty Loan sold or substituted pursuant to Section 6.1(b) of the Sale Agreement or Section 2.19(b).

(c)    Any Loan (other than any Warranty Loan) sold by the Borrower to the Originator or to any Affiliate thereof shall be sold on an arm’s-length basis at Fair Market Value.

Section 2.23	Release of Lien and Required Loan Documents.
(a)    In connection with any Replaced Loan, Warranty Loan, Defaulted Loan or Loan subject to the exercise of a Purchase Option, Optional Sale or Discretionary Sale that is replaced, retransferred, purchased or sold pursuant to Sections 2.19, 2.20 or 2.21, on the applicable date of substitution or deposit into the Collection Account of all required amounts specified by the applicable Section, the Trustee, on behalf of the Secured Parties, shall, automatically and without further action be deemed to, and hereby does, transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Trustee, for the benefit of the Secured Parties in, to and under such Loan and all future monies due or to become due with respect thereto, the Related Property, all Proceeds of such Loan, and Recoveries relating thereto, all rights to security for any such Loan, and all Proceeds and products of the foregoing. In addition, the Trustee, at the expense of the Borrower, will (i) execute such instruments of release with respect to the portion of the Collateral to be so replaced, retransferred, repurchased or sold, in recordable form if necessary, in favor of the Borrower or its designee as the Borrower or the Collateral Manager may reasonably request, (ii) deliver to the Borrower or its designee any portion of the Collateral (including the related Required Loan Documents) to be so replaced, retransferred, repurchased or sold in its possession as identified to it by the Collateral Manager and (iii) otherwise take such actions as requested by the Borrower or the Collateral Manager as are necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on the portion of the Collateral to be so replaced, retransferred, repurchased or sold.
(b)    The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, the Trustee, each Lender and the Secured Parties in connection with any such substitution, retransfer, repurchase or sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee, for the benefit of the Secured Parties. and any other party having an interest in the Collateral.

Section 2.24	Loan Acquisition and Disposition Criteria.
The Borrower shall not, nor shall the Collateral Manager on behalf of the Borrower, acquire (whether by purchase or substitution) or dispose of any Loan unless each of the following conditions is met: (a) if such Loan is being acquired by the Borrower, it is an Eligible Asset, (b) such Loan is being acquired or disposed of in accordance with the terms of this Agreement, (c) such Loan is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes and (d) the Collateral Manager reasonably believes (which determination shall not be subject to question based on subsequent events) that such acquisition or disposition will not result in a downgrade or withdrawal of any rating assigned by a Rating Agency to the Variable Funding Note, if applicable.

Section 2.25	Additional Lenders; Increase of Commitment.

Prior to the end of the Revolving Period, the Borrower may, with the written consent of the Administrative Agent, add additional Persons as Lenders and increase the Commitments hereunder; provided that (i) the Commitment of any Lender may only be increased with the prior written consent of such Lender and the Administrative Agent and (ii) immediately prior to and immediately after giving effect to such increase no Unmatured Event of Default or Event of Default shall exist or result therefrom. Each additional Lender shall become a party hereto by executing and delivering to the Administrative Agent and the Borrower a Joinder Supplement and a Transferee Letter.

Section 2.26	Defaulting Lenders.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.1.
(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Unmatured Event of Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held as cash collateral for future funding obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Unmatured Event of Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.26 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Undrawn Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)    If the Administrative Agent agrees in writing in its sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro-Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.27	Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.16, or requires the Borrower to pay any indemnity payments or Additional Amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loan Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender (other than Citibank) (i) is a Defaulting Lender hereunder, (ii) requires the Borrower to pay any additional amounts under Sections 2.16 (other than 2.16(e)) or 2.17 with respect thereto and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.27(a), (iii) does not consent to any amendment or modification (including in the form of a consent or waiver) to the definitions described in Section 13.1(g) or (i) which is approved by the Borrower, the Administrative Agent and the Required Lenders, or (iv) does not consent to a request to extend the date set forth in the definition of “Facility Termination Date” or the date set forth in clause (i) of the definition of “Revolving Period”, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (x) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.16), all of its interests, rights and obligations under this Agreement and the Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (y) terminate all of its interests, rights and obligations under this Agreement and the Transaction Documents and reduce the aggregate Commitments outstanding; provided that:
(i)    (A) if such Lender’s Commitments have been assigned pursuant to clause (x) above, such Lender shall have received payment of an amount equal to the outstanding principal of its Loan Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) or (B) if such Lender’s Commitments have been terminated pursuant to clause (y) above, such Lender shall have received payment of all such amounts payable to it hereunder from the Borrower (provided, that any non-pro rata payments to a Lender hereunder must be consented to by the Administrative Agent); and
(ii)    such assignment, delegation or termination does not conflict with Applicable Law.

Section 2.28	Additional Equity Contributions.
The Company may, but shall have no obligation to, at any time or from time to time make a capital contribution to the Borrower for any purpose, including for the purpose of curing any Event of Default, satisfying any Collateral Quality Test, enabling the acquisition or sale of any Eligible Loan or satisfying any conditions under Section 3.2. Each contribution shall either be made (a) in Cash, (b) by assignment and contribution of a Permitted Investment and/or (c) by assignment of an Eligible Loan. All Cash contributed to the Borrower shall be treated as Principal Collections, except to the extent that the Collateral Manager specifies that such Cash shall constitute Interest Collections and shall be deposited into the Collection Account in accordance with Section 2.12 as designated by the Collateral Manager.
ARTICLE III

CONDITIONS TO ADVANCES

Section 3.1	Conditions to Closing.
The effectiveness of this Agreement on the Closing Date shall be subject to the satisfaction of the following conditions:
(a)    each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent and each Lender shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent and each Lender shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the Schedule of Documents attached hereto as Schedule I, each in form and substance satisfactory to the Administrative Agent and each Lender;
(b)    the Borrower, the Collateral Manager and the Originator shall each be in compliance in all material respects with all Applicable Laws and shall have delivered to the Administrative Agent and each Lender as to this and other closing matters a certification in the form of Exhibits F-1 or F-2, as applicable;
(c)    the Borrower and the Collateral Manager shall have delivered to the Administrative Agent and each Lender duly executed Powers of Attorney in the form of Exhibits G-1 and G-2;

(d)    the Borrower and the Collateral Manager shall each have delivered to the Administrative Agent and each Lender a certificate as to Solvency in the form of Exhibits E-1 and E-2; and
(e)    the Administrative Agent shall have received copies of duly filed and proper financing statements on or before the Closing Date (or the equivalent thereof in any applicable foreign jurisdiction), under the UCC with the Delaware Secretary of State, Division of Corporations and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement;
(f)    the Administrative Agent shall have received copies of proper financing statement amendments (or the equivalent thereof in any applicable foreign jurisdiction), if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any transferor;
(g)    the Administrative Agent shall have received evidence reasonably satisfactory to it that all of the Accounts shall have been established; and
(h)    the Administrative Agent shall have received evidence that (i) all fees due and owing to the Administrative Agent and each Lender on or prior to the Closing Date have been received or will be received contemporaneously with the Closing Date; and (ii) the reasonable and documented fees and expenses of Winston & Strawn LLP, counsel to the Administrative Agent, in connection with the transactions contemplated hereby (to the extent invoiced prior the Closing Date), shall have been paid by the Borrower.

Section 3.2	Conditions Precedent to All Advances.
Each Loan Advance to the Borrower by the applicable Lender, each reduction in Advances Outstanding pursuant to Section 2.5(b) and each reinvestment of Principal Collections pursuant to Section 2.10(c) (each, a “Transaction”) shall be subject to the further conditions precedent that:
(a)    (i)    with respect to any Loan Advance, the Collateral Manager shall have delivered to the Administrative Agent and each Lender (with a copy to the Trustee) no later than 2:00 p.m., one Business Day prior to the related Funding Date (or such shorter period as may be agreed to by the Administrative Agent and each Lender) a Borrowing Notice (Exhibit A-1), Borrowing Base Certificate (Exhibit A-5), Loan Tape, Collateral Management Report (if applicable) and containing such additional information as may be reasonably requested by the Administrative Agent and each Lender, (ii) with respect to any reduction in Advances Outstanding pursuant to Section 2.5(b), the Collateral Manager shall have delivered to the Administrative Agent and each Lender (with a copy to the Trustee) no later than 5:00 p.m. on the Business Day prior to any such reduction a Repayment Notice (Exhibit A-2) and a Borrowing Base Certificate (Exhibit A-5) executed by the Collateral Manager and the Borrower, and (iii) with respect to any reinvestment of Principal Collections permitted by Section 2.10(c), the Collateral Manager shall have delivered to the Administrative Agent (with a copy to the Trustee), no later than 1:00 p.m. on the Business Day of any such reinvestment, a Borrowing Notice (Exhibit A-3) and a Borrowing Base Certificate, executed by the Collateral Manager;
(b)    on the date of such Transaction the following statements (other than in the case of a reduction of the Advances Outstanding) shall be true and the Borrower shall be deemed to have certified that:
(i)    the representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;
(ii)    no event has occurred and is continuing, or would result from such Transaction, that constitutes an Event of Default or Unmatured Event of Default;
(iii)    on and as of such day, the Borrower and the Collateral Manager each has performed all of the covenants and agreements contained in this Agreement to be performed by such person at or prior to such day;
(iv)    after giving effect to such Transaction, the Availability is greater than $0; and
(v)    the Revolving Period has not ended.
(c)    in the case of any Advance, reinvestment of Principal Collections or any substitution of a Loan, the Borrower shall cause any assignment or Transfer Document for any Loan to be in the possession of the Trustee within two Business Days after any related Funding Date and all other Required Loan Documents (including any UCCs included in the Required Loan Documents) to be in the possession of the Trustee within seven Business Days after any related Funding Date;
(d)    the Termination Date shall not have occurred;
(e)    in the case of any Advance or reinvestment of Principal Collections, the Administrative Agent and each Lender shall have received such other approvals, opinions or documents as the Administrative Agent and each Lender may reasonably require;
(f)    the Borrower and Collateral Manager shall have delivered (or caused to be delivered) to the Trustee, the Administrative Agent and each Lender, as applicable, all reports required to be delivered as of the date of such Transaction including, without limitation, all deliveries required by Section 2.3;
(g)    [reserved];
(h)    the Borrower shall have paid all fees required to be paid, including all fees required hereunder and under any Fee Letter and shall have reimbursed the Lenders, the Administrative Agent and each Lender for all reasonable fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders and the Administrative Agent;
(i)    no Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advance by any Lender in accordance with the provisions hereof or any other transaction contemplated herein; and
(j)    the Borrower shall have delivered to the Administrative Agent and each Lender an Officer’s Certificate (which may be part of the Borrowing Notice) in form and substance reasonably satisfactory to the Administrative Agent and each Lender certifying that each of the foregoing conditions precedent has been satisfied or, with respect to Section 3.2(c), will be satisfied as required thereby.
The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Lender, which right may be exercised at any time on the demand of the applicable Lender, to rescind the related Advance and direct the Borrower to pay to the Administrative Agent for the benefit of the applicable Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3	Conditions to Pledges of Loans.
Each pledge of an additional Eligible Loan, a Substitute Loan or any other pledge of a Loan hereunder shall be subject to the further conditions precedent that (as certified to the Trustee by the Borrower):
(a)    the Collateral Manager (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Trustee) no later than 2:00 p.m. on the date of such pledge: (A) a Borrowing Base Certificate, (B) an updated Loan Tape, and (C) such additional information as may be reasonably requested by the Administrative Agent;
(b)    the Borrower shall cause any assignment or Transfer Document for any Loan pledged to be in the possession of the Custodian within two Business Days after the related date of pledge and all other Required Loan Documents (including any UCCs included in the Required Loan Documents) to be in the possession of the Custodian within seven Business Days after the related date of pledge;
(c)    [reserved];
(d)    on and as of such day, immediately after giving effect to such pledge, each Collateral Quality Test shall be satisfied, or, if any Collateral Quality Test shall not be satisfied, the Borrower’s level of compliance with such Collateral Quality Test shall be improved or maintained; and
(e)    the representations and warranties contained in Sections 4.1, 4.2 and 4.3 are true and correct in all respects, before and after giving effect to the pledge to take place on such Cut-Off

Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date).

Section 3.4	Custodianship; Transfer of Loans and Permitted Investments.
(a)    The Custodian on behalf of the Trustee and the Secured Parties shall hold all Certificated Securities (whether Loans, Equity Interests or Permitted Investments) and Instruments in physical form at the office of the Custodian in Boston, Massachusetts or the document custody office of the Custodian in Florence, South Carolina at the addresses specified in Schedule III hereto. Any successor Trustee shall be a state or national bank or trust company which is not an Affiliate of the Borrower and which is a Qualified Institution.
(b)    Each time that the Borrower shall direct or cause the acquisition of any Permitted Investment, the Borrower shall, if such Permitted Investment has not already been transferred in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Custodial Account or Collection Account (with respect to Permitted Investments), cause the transfer of such Permitted Investment) to the Trustee to be held in the Custodial Account or Collection Account, as applicable, for the benefit of the Secured Parties in accordance with the terms of this Agreement. The security interest of the Trustee, for the benefit of the Secured Parties, in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee, for the benefit of the Secured Parties, shall nevertheless come into existence and continue in the Permitted Investment so acquired, including all rights of the Borrower in and to any contracts related to and proceeds of such Permitted Investment.
The Borrower shall cause all Permitted Investments to be credited to the appropriate Account, and shall cause all Loans and Equity Interests acquired by the Borrower to be delivered to the Trustee, for the benefit of the Secured Parties, by one of the following means (and shall take any and all other actions necessary to create in favor of the Trustee, for the benefit of the Secured Parties, a valid, perfected, first priority security interest in each Loan and Permitted Investment Granted to the Trustee, for the benefit of the Secured Parties, under laws and regulations (including without limitation Articles 8 and 9 of the UCC, as applicable) in effect at the time of such Grant):
(i)    in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it specially Indorsed to the Trustee or in blank by an effective Indorsement or registered in the name of the Trustee and by (A) delivering such Instrument or Security Certificate to the Trustee in the Commonwealth of Massachusetts or the State of South Carolina and (B) causing the Trustee to maintain continuous possession of such Investment or Security Certificate in the Commonwealth of Massachusetts or the State of South Carolina;
(ii)    in the case of an Uncertificated Security, by (A) causing the Trustee to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii)    in the case of any Security Entitlement, by causing the Trustee to become the Entitlement Holder of such Security Entitlement; and
(iv)    in the case of general intangibles (including any loan not evidenced by an Instrument and any Participation in which neither the Participation nor the underlying debt are evidenced by any Instrument) by (A) if required by the Required Loan Documents, notifying the Obligor (and, in the case of a Participation, both the institution which has sold the Participation and the Obligor of the debt underlying the Participation) thereunder of the transfer and (B) filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Trustee as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State for the State of Delaware.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties of the Borrower.
The Borrower represents and warrants as follows as of the Closing Date, each Cut-Off Date, each Funding Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:
(k)    Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority and legal right to acquire, own and sell the Collateral.
(l)    Due Qualification. The Borrower is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.
(m)    Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, (c) sell and assign an ownership interest in the Collateral, and (d) receive Advances and sell the Collateral on the terms and conditions provided herein and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the sale and assignment of an ownership interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(n)    Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).
(o)    No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of formation, operating agreement or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.
(p)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.
(q)    All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained.
(r)    Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by Borrower.
(s)    Solvency. The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent.
(t)    Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Lenders were utilized by the Borrower in identifying and/or selecting the Loans in the Collateral. In addition, each Loan shall have been underwritten in accordance with and satisfy the standards of any Credit and Collection Policy that has been established by the Originator and is then in effect.
(u)    Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all material Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge. The Borrower is treated for U.S. federal income Tax purposes as a “disregarded entity” pursuant to Treasury Regulation Section 301.7701-3 and no election has been made (or is pending) to change such treatment.
(v)    Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.
(w)    Security Interest.
(i)    This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Trustee, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;
(ii)    the Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “accounts”, “certificated securities”, “uncertificated securities” or “securities accounts” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under Section 4.1(m);
(iii)    with respect to Collateral that constitute “security entitlements”:
(1)    all of such security entitlements have been credited to one of the Accounts and the securities intermediary for each Account has agreed to treat all assets credited to such Account as “financial assets” within the meaning of the applicable UCC;
(2)    the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Trustee as the Person having a security entitlement against the securities intermediary in each of the Accounts; and
(3)    the Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Trustee. The Borrower has not authorized or allowed the securities intermediary of any Account to comply with the entitlement order of any Person other than the Trustee; provided that, until the Trustee delivers a notice of exclusive control under the Securities Account Control Agreement, the Borrower and the Collateral Manager may cause cash in the Accounts to be invested in Permitted Investments.

(iv)    all Accounts constitute Securities Accounts;
(v)    the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens), claim or encumbrance of any Person;
(vi)    the Borrower has received all consents and approvals required by the terms of any Loan to the Granting of a security interest in the Loans hereunder to the Trustee, on behalf of the Secured Parties;
(vii)    the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Trustee, on behalf of the Secured Parties, under this Agreement;
(viii)    other than the security interest granted to the Trustee, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (A) relating to the security interest granted to the Borrower under the Sale Agreement, or (B) that has been terminated. The Borrower is not aware of the filing of any judgment or tax lien filings against the Borrower;
(ix)    all original executed copies of each underlying promissory note that constitute or evidence each Loan has been or, subject to the delivery requirements contained herein, will be delivered to the Custodian;
(x)    other than in the case of Noteless Loans, with respect to Loans originated by the Originator which are sold by the Originator to the Borrower, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Trustee that the Trustee or its bailee is holding the underlying promissory notes that constitute or evidence the Loans solely on behalf of and for the benefit of the Secured Parties;
(xi)    none of the underlying promissory notes, if any, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, on behalf of the Secured Parties;
(xii)    with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Custodian and, if in registered form, has been specially indorsed to the Trustee, on behalf of the Secured Parties, or in blank by an effective indorsement or has been registered in the name of the Trustee, on behalf of the Secured Parties, upon original issue or registration of transfer by the seller of such certificated security; and
(xiii)    with respect to Collateral that constitutes an “uncertificated security”, that the seller of such uncertificated security has registered the Trustee as the registered owner of such uncertificated security.

(x)    Reports Accurate. All Collateral Management Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Administrative Agent or any Lender in connection with this Agreement are true, complete and correct in all material respects as taken in the context in which it was given as of the date it is or shall be dated all information provided by the Borrower or the Collateral Manager with respect to each Loan is true and correct in all material respects (other than information provided by third parties (which shall be true and correct to the actual knowledge of the Borrower) projections, forward-looking information, general economic data or industry information and with respect to any information or documentation prepared by the Collateral Manager or one of its Affiliates for internal use or consideration, statements as to (or the failure to make a statement as to) the value of, collectability of, prospects of or potential risks or benefits associated with a Loan or Obligor).
(y)    Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The office where the Borrower keeps all the Records is at the address of the Borrower referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied). The Borrower’s Federal Employee Identification Number is correctly set forth on Exhibit F-1. The Borrower has not changed its name, whether by amendment of its certificate of formation, by reorganization or otherwise, and has not changed its location within the four months preceding the Closing Date.
(z)    Concentration Account. The name and address of the Concentration Account Bank, together with the account number of the Concentration Account of the Borrower at such Concentration Account Bank is specified in Schedule II. The Concentration Account and the Custodial Account are the only accounts to which Collections on the Collateral are sent. Except as contemplated by the Intercreditor Agreement, the Borrower has not granted any Person other than the Administrative Agent and Trustee an interest in the Concentration Account at a future time or upon the occurrence of a future event.
(aa)    Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.
(bb)    Sale Agreement. The Sale Agreement is the only agreement pursuant to which the Borrower purchases Collateral.
(cc)    Value Given. The Borrower shall have given reasonably equivalent value to the Originator or the applicable third party transferor of Collateral in consideration for the transfer to the Borrower of such Collateral, no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
(dd)    Accounting. The Borrower accounts for the transfers to it from the Originator of interests in Collateral under the Sale Agreement as financings of such Collateral for consolidated accounting purposes (with a notation that it is treating the transfers as a sale for legal and, where relevant, tax and all other purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein); provided that for federal income tax reporting purposes, the Borrower is treated as a disregarded entity and therefore the transfer is not recognized.
(ee)    Special Purpose Entity. The Borrower has not and shall not:
(i)    engage in any business or activity other than the purchase and receipt of Collateral and related assets, the Grant of Collateral under the Transaction Documents, and such other activities as are incidental thereto;
(ii)    acquire or own any material assets other than (a) the Collateral and related assets, and (b) incidental property as may be necessary for the operation of the Borrower;
(iii)    except as otherwise expressly permitted in this Agreement, merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the consent of the Administrative Agent and each Lender;
(iv)    except as otherwise expressly permitted in this Agreement, fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent and each Lender, amend, modify, terminate or fail to comply with the provisions of Sections 1.05, 1.07, 1.08, 4.02(b) and 10.01 of its operating agreement and any of the defined terms in Section 1.01 of its operating agreement that are contained in any of the above-mentioned sections thereof, or fail to observe limited liability company formalities;
(v)    own any Subsidiary or make any investment in any Person without the consent of the Administrative Agent and each Lender;
(vi)    except as permitted by this Agreement and the Intercreditor Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person;
(vii)    incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) indebtedness to the Secured Parties hereunder, or (B) in conjunction with a repayment of all Advances owed to the Lenders, except for trade payables in the ordinary course of its business; provided that such debt is not evidenced by a note and is paid when due;
(viii)    become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;
(ix)    fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;
(x)    enter into any contract or agreement with any Affiliate, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unrelated third parties;

(xi)    seek its dissolution or winding up in whole or in part;
(xii)    fail to correct any known misunderstandings regarding the separate identity of Borrower and the Originator or any principal or Affiliate thereof or any other Person;
(xiii)    guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;
(xiv)    make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of indebtedness issued by any other Person (other than the Loans, Cash and Permitted Investments);
(xv)    fail to file its own separate tax return, or file a consolidated federal income tax return with any other Person, except as may be required by the Code and regulations (without limiting the foregoing, it is acknowledged and agreed that a single member limited liability company is a disregarded entity for purposes of the Code);
(xvi)    fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);
(xvii)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(xviii)    file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;
(xix)    except as may be required by the Code and regulations, share any common logo with or hold itself out as or be considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;
(xx)    permit any transfer (whether in any one or more transactions) of any direct ownership interest in the Borrower to the extent it has the ability to control the same, other than a pledge by NewStar Financial, Inc. of the limited liability company membership interests in the Borrower to Fortress Credit Corp., as administrative agent under any credit facility, pursuant to a pledge agreement approved by the Administrative Agent, unless the Borrower delivers to the Administrative Agent and each Lender an acceptable non-consolidation opinion and the Administrative Agent consents to such transfer;
(xxi)    fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person (without limiting the foregoing, it is acknowledged that for accounting purposes, the Borrower may be consolidated with another Person as required by GAAP and included in such Person’s consolidated financial statements);
(xxii)    fail to pay its own liabilities and expenses only out of its own funds;

(xxiii)    fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;
(xxiv)    acquire the obligations of or securities issued by its Affiliates or members;
(xxv)    fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
(xxvi)    fail to use separate invoices and checks bearing its own name;
(xxvii)    pledge or permit the pledge of its assets for the benefit of any other Person, other than with respect to the payment of the indebtedness to the Secured Parties hereunder;
(xxviii)    (A) fail at any time to have at least one Independent Manager except while a vacancy is being filled pursuant to the Borrower’s organizational documents or (B) fail to ensure that all limited liability company actions relating to the selection or replacement of the Independent Manager are duly authorized and in accordance with the Borrower’s organizational documents;
(xxix)    fail to provide that the unanimous consent of all its managers (including the consent of the Independent Manager) is required for the Borrower to (a) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing; and
(xxx)    take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Dechert LLP, dated as of the Closing Date, upon which the conclusions expressed therein are based.
(ff)    Confirmation from the Originator. The Borrower has received in writing from the Originator confirmation that the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or Insolvency Laws. Each of the Borrower and the Originator is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Collateral or any other assets of the Borrower available to satisfy claims of the creditors of the Originator would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.
(gg)    Investment Company Act. The Borrower is not an “investment company” within the meaning of the 1940 Act or is exempt from the provisions of the 1940 Act.

(hh)    ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA that are subject to Title IV or Section 302 of ERISA or Section 412 of the Code, maintained by the Borrower, or in which employees of the Borrower are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, failure to meet the minimum funding standard, withdrawals or reportable events (other than those with respect to which the 30 day notice period has been waived) have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
(ii)    Compliance with Law. The Borrower has complied in all material respects with all Applicable Laws to which it may be subject, and no item of Collateral contravenes any Applicable Laws (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).
(jj)    Credit and Collection Policy. The Borrower has complied in all material respects with all provisions applicable to it under the Credit and Collection Policy with respect to all of the Collateral.
(kk)    Collections. The Borrower acknowledges that all Collections received by it with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Trustee on behalf of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.
(ll)    Set-Off, etc. No Collateral has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower or, to the best of the Borrower’s knowledge, by the Originator or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower, or, to the best of the Borrower’s knowledge, by the Originator or the Obligor with respect thereto, except for amendments, extensions and modifications, if any, to such Collateral otherwise permitted under Section 6.2(a) of this Agreement and in accordance with the Credit and Collection Policy and the Collateral Management Standard.
(mm)    Full Payment. As of the Funding Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Collateral will not be paid in full.

(nn)    Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects.
(oo)    Representations and Warranties in Sale Agreement. The representations and warranties made by the Borrower to the Originator in the Sale Agreement are hereby remade by the Borrower on each date to which they speak in the Sale Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.1(ee), such representations and warranties are incorporated herein by reference as if made by the Borrower to the Administrative Agent, each Lender and each of the Secured Parties under the terms hereof mutatis mutandis.
(pp)    Reaffirmation of Representations and Warranties by the Borrower. On each day that any Advance is made hereunder, the Borrower shall be deemed to have certified that all representations and warranties described in this Section 4.1 are correct on and as of such day as though made on and as of such day, except for any such representations or warranties which are made as of a specific date.
(qq)    Environmental. With respect to each item of Related Property as of the applicable Cut-Off Date for the Loan related to such Related Property, to the actual knowledge of a Responsible Officer of the Borrower (without independent inquiry): (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; and (b) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan related to such Related Property, the Borrower has not received any written notice of, or inquiry from any Governmental Authority regarding, any material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property.
(rr)    USA PATRIOT Act. The Borrower is not (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.
(ss)    Volcker Rule. The Borrower is not a “covered fund” under the Volcker Rule. In determining that Borrower is not a covered fund, although other statutory or regulatory exemptions under the Investment Company Act of 1940, as amended, may be available, the Borrower relies on the exemption from registration set forth in Rule 3a-7 under the Investment Company Act.

Section 4.2	Representations and Warranties of the Borrower Relating to the Agreement and the Collateral.
The Borrower hereby represents and warrants, as of the Closing Date, each Cut-Off Date, each Funding Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:
(f)    Binding Obligation, Valid Transfer and Security Interest.
(i)    This Agreement and each other Transaction Document to which the Borrower is a party each constitute a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(ii)    This Agreement constitutes a valid Grant of a security interest in all of the Collateral to the Trustee, for the benefit of the Secured Parties, of all right, title and interest of the Borrower in, to and under all of the Collateral, free and clear of any Lien of any Person claiming through or under the Borrower or its Affiliates, except for Permitted Liens, which security interest is a valid and first priority perfected security interest in all Collateral, subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under Borrower shall have any claim to or interest in the Collection Account or any other Account and, because this Agreement constitutes the Grant of a security interest in such property, except for the interest of Borrower in such property as a debtor for purposes of the UCC.
(g)    Eligibility of Collateral. As of the Closing Date, each Cut-Off Date, each Funding Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made, (i) the Loan Tape and the information contained in the Borrowing Notice delivered pursuant to Section 2.3 is an accurate and complete listing of all Collateral as of the related Cut-Off Date and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each such Loan that is included in the Borrowing Base is an Eligible Loan, (iii) each such item of Collateral is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws, (iv) with respect to each such item of Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the Grant of a security interest in such Collateral to the Trustee for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect, and (v) the representations and warranties set forth in Section 4.2(a) are true and correct with respect to each item of Collateral.
(h)    No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Originator or, to the best of the Borrower’s knowledge, on the part of the Obligor.

Section 4.3	Representations and Warranties of the Collateral Manager.

The Collateral Manager represents and warrants as follows as of the Closing Date, each Cut-Off Date, each Funding Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:
(c)    Organization and Good Standing. The Collateral Manager has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.
(d)    Due Qualification. The Collateral Manager is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals, except to the extent that the failure to obtain any such qualification, license or approval could not be reasonably expected to result in a Material Adverse Effect.
(e)    Power and Authority; Due Authorization; Execution and Delivery. The Collateral Manager (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Collateral Manager is a party have been duly executed and delivered by the Collateral Manager.
(f)    Binding Obligation. This Agreement and each other Transaction Document to which the Collateral Manager is a party constitutes a legal, valid and binding obligation of the Collateral Manager enforceable against the Collateral Manager in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).
(g)    No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Collateral Manager’s certificate of incorporation or by-laws or any Contractual Obligation of the Collateral Manager, (ii) result in the creation or imposition of any Lien upon any of the Collateral Manager’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.
(h)    No Proceedings. There is no litigation, proceedings or investigations pending or, to the best knowledge of the Collateral Manager, threatened against the Collateral Manager, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Collateral Manager is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Collateral Manager is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
(i)    All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Collateral Manager of this Agreement and any other Transaction Document to which the Collateral Manager is a party have been obtained.
(j)    Reports Accurate. All Collateral Manager Certificates and other written and electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Collateral Manager to the Administrative Agent or any Lender in connection with this Agreement are accurate, true and correct in all material respects as of the date it is or shall be dated (other than information provided by third parties (which shall be true and correct to the actual knowledge of the Collateral Manager) projections, forward-looking information, general economic data or industry information and with respect to any information or documentation prepared by the Collateral Manager or one of its Affiliates for internal use or consideration, statements as to (or the failure to make a statement as to) the value of, collectability of, prospects of or potential risks or benefits associated with a Loan or Obligor).
(k)    Credit and Collection Policy. The Collateral Manager has complied in all material respects with the Credit and Collection Policy with regard to the origination, underwriting and servicing of the Loans or the acquisition and re-underwriting and servicing of the Loans, as applicable.
(l)    Collections. The Collateral Manager acknowledges that all Collections received by it or its Affiliates with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Trustee on behalf of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.
(m)    Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Collateral Manager.
(n)    Solvency. The Collateral Manager is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Collateral Manager is a party do not and will not render the Collateral Manager not Solvent.
(o)    Taxes. The Collateral Manager has filed or caused to be filed all tax returns that are required to be filed by it. The Collateral Manager has paid or made adequate provisions for the payment of all material Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Collateral Manager), and no tax lien has been filed and, to the Collateral Manager’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(p)    Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the Proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Collateral Manager does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.
(q)    Security Interest. The Collateral Manager will take all steps necessary to ensure that the Borrower has Granted a security interest (as defined in the UCC) to the Trustee, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Trustee as secured party and the Borrower as debtor, the Trustee, for the benefit of the Secured Parties, shall have a valid and perfected first priority security interest in the Collateral (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Collateral have been (or prior to the date of the applicable Advance will be) made.
(r)    ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA that are subject to Title IV or Section 302 of ERISA or Section 412 of the Code, maintained by the Collateral Manager, or in which employees of the Collateral Manager are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, failure to meet the minimum funding standard, withdrawals or “reportable events” have occurred with respect to any Pension Plans that, in the aggregate, could subject the Collateral Manager to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
(s)    Investment Company Act. The Collateral Manager is not an “investment company” within the meaning of the 1940 Act, as amended, or is exempt from the provisions of the 1940 Act.
(t)    USA PATRIOT Act. The Collateral Manager is not (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.
(u)    Environmental. With respect to each item of Related Property as of the applicable Cut-Off Date for the Loan related to such Related Property, to the actual knowledge of a Responsible Officer of the Collateral Manager (without independent inquiry): (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; and (b) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan related to such Related Property, the Collateral Manager has not received any written notice of, or inquiry from any Governmental Authority regarding, any material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property.

Section 4.4	Representations and Warranties of the Trustee.
The Trustee in its individual capacity and as Trustee represents and warrants as follows (and any successor Trustee appointed pursuant to Sections 8.5 or 8.7 represents and warrants as follows in its individual capacity and as Trustee):
(a)    Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Trustee under this Agreement.
(b)    Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Trustee, as the case may be.
(c)    No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Trustee is a party or by which it or any of its property is bound.
(d)    No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.
(e)    All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Trustee, required in connection with the execution and delivery of this Agreement, the performance by the Trustee of the transactions contemplated hereby and the fulfillment by the Trustee of the terms hereof have been obtained.

(f)    Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).
(g)    Non-Affiliated. The Trustee is not affiliated, as that term is defined in Rule 405 under the Securities Act, with the Borrower or with any Person involved in the organization or operation of the Borrower.
(h)    Qualified Institutions. The Trustee represents and agrees that neither it complies with the asset requirement in Section 26(a)(1) of the 1940 Act and that the Trustee nor any of its affiliates has made or will make: (x) a Loan Advance of their own account issued under this Agreement or (y) any credit or credit enhancement to the Borrower. For avoidance of doubt, any Loan Advances or Variable Funding Notes held by U.S. Bank National Association in its capacity as custodian, nominee, agent or any such other capacity for the account of another party shall not be prohibited.

Section 4.5	Representations and Warranties of each Lender.
Each Lender hereby individually represents and warrants, as to itself, that (i) it is either a “qualified institutional buyer” under Rule 144A of the Securities Act or an institutional “Accredited Investor” as defined in Rule 501(a)(1)-(3) or (7) under the Securities Act and (ii) it is acquiring the Variable Funding Notes for investment for its own account and not with a view to any distribution of such Variable Funding Notes (but without prejudice to its right at all times to sell or otherwise dispose of the Variable Funding Notes in accordance herewith).
ARTICLE V

GENERAL COVENANTS

Section 5.1	Affirmative Covenants of the Borrower.
From the date hereof until the Collection Date:
(i)    Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.
(j)    Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
(k)    Performance and Compliance with Collateral. The Borrower will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the Sale Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral and all other agreements related to such Collateral.

(l)    Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral.
(m)    Originator’s Collateral. With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Sale Agreement and the Transfer Documents, (ii) (at the Collateral Manager’s expense) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) filing and maintaining (at the Collateral Manager’s expense), effective financing statements against the Originator in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent, each Lender or their respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Borrower having knowledge of such matters, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.
(n)    Delivery of Collections. The Borrower will pay to the Collateral Manager promptly (but in no event later than two Business Days after receipt) all Collections received by Borrower in respect of the Collateral and cause the same to be promptly deposited into the Collection Account by the Collateral Manager in accordance with Section 5.4(k).
(o)    Separate Limited Liability Company Existence. The Borrower shall be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(u).
(p)    Credit and Collection Policy. The Borrower will (a) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (b) furnish to the Administrative Agent and each Lender, prior to its effective date, prompt written notice of any material changes in the Credit and Collection Policy. The Borrower will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could be reasonably expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and a Supermajority of the Lenders; provided that no consent shall be required from the Administrative Agent or any Lender in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Lender.
(q)    Events of Default. The Borrower will provide the Administrative Agent and each Lender (with copy to the Trustee) with immediate written notice of the occurrence of each Event of Default and each Unmatured Event of Default of which the Borrower has knowledge or has received notice. In addition, no later than five (5) Business Days following the Borrower’s knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, the Borrower will provide to the Administrative Agent and each Lender (with copy to the Trustee) a written statement of the chief financial officer or Responsible Officer handling financial matters of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.
(r)    Taxes. The Borrower will file or cause to be filed its tax returns and pay any and all Taxes required to meet its obligations with respect thereto under the Transaction Documents. The Borrower will not take any action that would cause the Borrower to be treated as other than a “disregarded entity” for federal income tax purposes.
(s)    Use of Proceeds. The Borrower will use the proceeds of any Advances only (i) to acquire Loans pursuant to the terms hereof, (ii) to fund unfunded commitments pertaining to Revolving Loans and Delayed Draw Term Loans, (iii) to deposit funds in the Unfunded Exposure Account and (iv) to make distributions to its member(s) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing.
(t)    Obligor Notification Forms. The Borrower shall furnish the Trustee with an appropriate power of attorney to send (at the direction of the Administrative Agent after the occurrence and during the continuance of an Event of Default) Obligor notification forms to give notice to the Obligors and/or any appropriate agent with respect to any Agented Loan of the Trustee’s interest in the Collateral for the benefit of the Secured Parties and the obligation to make payments as directed by the Trustee acting at the direction of the Administrative Agent.
(u)    Adverse Claims. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Concentration Account other than in accordance with the terms of the Intercreditor Agreement.
(v)    Borrower’s Collateral. With respect to each item of Collateral Granted to the Trustee, for the benefit of the Secured Parties, the Borrower will (i) take all action necessary to perfect, protect and more fully evidence the Grant of the security interest in such Collateral to the Trustee, for the benefit of the Secured Parties, including, without limitation, (a) filing and maintaining (at the Collateral Manager’s expense), effective financing statements against the Borrower in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (ii) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in such Collateral.
(w)    Notices. The Borrower will furnish to the Administrative Agent and each Lender:
(i)    Income Tax Liability. Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of the Originator, the Collateral Manager or the Borrower which equal or exceed $1,000,000 in the aggregate, telephonic, facsimile or telecopy notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;
(ii)    Auditors’ Management Letters. Any auditors’ management letters received by the Originator or Collateral Manager or by their accountants addressing any significant control deficiency related to the Borrower;
(iii)    Representations. Forthwith upon receiving knowledge of the same, the Borrower shall notify the Administrative Agent and each Lender if any representation or warranty set forth in Section 4.1 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent and each Lender a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent and each Lender in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made;
(iv)    ERISA. Promptly after receiving notice of any “reportable event” (as defined in Title IV of ERISA), other than those with respect to which the 30 day notice period has been waiver, with respect to the Borrower (or any ERISA Affiliate thereof), a copy of such notice;
(v)    Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Borrower receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral on behalf of the Secured Parties, or the Borrower, the Collateral Manager or the Originator; provided that, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral on behalf of the Secured Parties, or the Borrower, the Collateral Manager or the Originator in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.1(o); and
(vi)    Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect.
(x)    Other. The Borrower will furnish to the Administrative Agent and each Lender promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent, each Lender, the Trustee or the Secured Parties under or as contemplated by this Agreement.

(y)    Loan Rating Update. The Borrower (or the Collateral Manager on behalf of the Borrower) shall update the Moody’s Default Probability Rating of each Loan whose Moody’s Default Probability Rating is determined pursuant to clause (iv) of the definition thereof within 12 months of the last rating estimate for each such Loan. If at any time the Moody’s Default Probability Rating of any Loan has been, or is known will be, changed or withdrawn, the Borrower shall update the Loan Tape on the next Measurement Date to reflect such event.

Section 5.2	Negative Covenants of the Borrower.
From the date hereof until the Collection Date:
(v)    Other Business. Borrower will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement, or (iii) form any Subsidiary or make any Investments in any other Person.
(w)    Loans Not to be Evidenced by Instruments. The Borrower will take no action to cause any Loan that is not, as of the date hereof or the related Cut-Off Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan.
(x)    Security Interests. Except as otherwise permitted herein, including, without limitation, in respect of any Optional Sale, Discretionary Sale or Term Securitization, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Administrative Agent and each Lender of the existence of any Lien on any Collateral and the Borrower shall defend the right, title and interest of the Trustee for the benefit of the Secured Parties in, to and under the Collateral against all claims of third parties; provided that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any of the Collateral.
(y)    Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person or in connection with the exercise of remedies in connection with a Loan, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as permitted pursuant to this Agreement or the Sale Agreement).
(z)    Deposits to Special Accounts. Except as otherwise contemplated by the Intercreditor Agreement, the Borrower will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Concentration Account Cash or Cash proceeds other than Collections in respect of the Collateral.
(aa)    Restricted Payments. The Borrower shall not make any Restricted Junior Payment, except that, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and make distributions to its members on their membership interests.
(bb)    Change of Name or Location of Loan Files. The Borrower shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Trustee or Collateral Manager moving, the Required Loan Documents and the Loan Files from the location thereof on the Closing Date, unless the Borrower has given at least 30 days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral.
(cc)    Accounting of Purchases. Other than for tax and consolidated accounting purposes, the Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale Agreement in any manner other than as a sale of the Collateral by the Originator to the Borrower.
(dd)    ERISA Matters. The Borrower will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction that could result in any liability to the Borrower for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) permit to exist any failure to meet the minimum funding standard, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, with respect to any Benefit Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Benefit Plan under Section 4041(c) of ERISA, or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA other than those with respect to which the 30 day notice period has been waived, in each case so as to result in any material liability to the Borrower.
(ee)    Operating Agreement; Sale Agreement. The Borrower will not amend, modify, waive or terminate any provision of Sections 1.05, 1.07, 1.08, 4.02(b) and 10.01 of its operating agreement or any of the defined terms in Section 1.01 of its operating agreement that are contained in any of the above-mentioned sections thereof, or any provision of the Sale Agreement without the prior written consent of the Administrative Agent and each Lender (each of the Administrative Agent and each Lender acknowledges that it has consented to the Third Amended and Restated Limited Liability Company Agreement of the Borrower executed on the date hereof).
(ff)    Changes in Payment Instructions to Obligors. The Borrower will not add or terminate the Concentration Account at the Concentration Account Bank listed in Schedule II or make any change, or permit the Collateral Manager to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of the Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(gg)    Extension or Amendment of Collateral. The Borrower will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify, or permit the Collateral Manager to extend, amend or otherwise modify, the terms of any Collateral (including the Related Security).
(hh)    Credit and Collection Policy. The Borrower will furnish to the Administrative Agent and each Lender, prior to its effective date, written notice of any material changes in the Credit and Collection Policy. The Borrower will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and a Supermajority of the Lenders; provided that no consent shall be required from the Administrative Agent or any Lender in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Lender.

Section 5.3	[Reserved].

Section 5.4	Affirmative Covenants of the Collateral Manager.
From the date hereof until the Collection Date:
(a)    [Reserved].
(b)    [Reserved].
(c)    Obligations and Compliance with Collateral. The Collateral Manager will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the Collateral and will do nothing to impair the rights of the Trustee, for the benefit of the Secured Parties, in, to and under the Collateral.
(d)    Keeping of Records and Books of Account.
(i)    The Collateral Manager will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.
(ii)    The Collateral Manager shall permit the Trustee, the Administrative Agent, each Lender or their respective agents or representatives to visit the offices of the Collateral Manager during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Collateral Manager having knowledge of such matters.
(iii)    The Collateral Manager will, on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent and each Lender, describing (A) the sale of the Collateral from the Originator to the Borrower, and (B) the pledge of the Collateral from the Borrower to the Trustee for the benefit of the Secured Parties.
(e)    Preservation of Security Interest. The Collateral Manager (in the case of the initial Collateral Manager, at its own expense) will execute and file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Trustee for the benefit of the Secured Parties in, to and under the Collateral.
(f)    Credit and Collection Policy. The Collateral Manager will (i) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (ii) furnish to the Administrative Agent and each Lender, prior to its effective date, prompt written notice of any material changes in the Credit and Collection Policy. The Collateral Manager will not agree to or otherwise permit to occur any material change in the Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and a Supermajority of the Lenders; provided that no consent shall be required from the Administrative Agent or any Lender in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Lender. Performance by the Collateral Manager of its obligations under this Section 5.4(f) shall be deemed performance by the Borrower of its similar obligation under Section 5.1(h).
(g)    Events of Default. The Collateral Manager will provide the Administrative Agent and each Lender (with a copy to the Trustee) with immediate written notice of the occurrence of each Event of Default and each Unmatured Event of Default of which the Collateral Manager has knowledge or has received notice. In addition, no later than five (5) Business Days following knowledge by a Responsible Officer of the Collateral Manager’s or a Responsible Officer of the Collateral Manager receiving notice of the occurrence of any Event of Default or Unmatured Event of Default, the Collateral Manager will provide to the Administrative Agent and each Lender (with a copy to the Trustee) a written statement of the chief executive officer, chief financial officer, treasurer or chief accounting officer of the Collateral Manager setting forth the details of such event and the action that the Collateral Manager proposes to take with respect thereto. Performance by the Collateral Manager of its obligations under this Section 5.4(g) shall be deemed performance by the Borrower of its similar obligation under Section 5.1(i).
(h)    Taxes. The Collateral Manager will file or cause to be filed its tax returns and pay any and all Taxes required to meet the obligations of the Borrower under the Transaction Documents. Performance by the Collateral Manager of its obligations under this Section 5.4(h) shall be deemed performance by the Borrower of its similar obligation under Section 5.1(j).
(i)    Other. The Collateral Manager will promptly furnish to the Trustee, the Administrative Agent and each Lender such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Collateral Manager as the Trustee, the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent, each Lender or Secured Parties under or as contemplated by this Agreement.

(j)    Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Collateral Manager receives notice or obtains knowledge thereof, the Collateral Manager will provide the Administrative Agent and each Lender with written notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral on behalf of the Secured Parties, or the Borrower, the Collateral Manager or the Originator or any of their Affiliates; provided that, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral on behalf of the Secured Parties, or the Borrower, the Collateral Manager or the Originator or any of their Affiliates in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.4(j).
(k)    Deposit of Collections. The Collateral Manager shall promptly (but in no event later than two Business Days after receipt) deposit into the Collection Account any and all Collections received by the Borrower, the Collateral Manager or any of their Affiliates.
(l)    Change-in-Control. Upon the occurrence of a Change-in-Control, the Collateral Manager shall provide the Administrative Agent, each Lender and the Trustee with notice of such Change-in-Control within 30 days after completion of the same.
(m)    Loan Rating Update. The Collateral Manager shall cause the Borrower to, or shall on the Borrower’s behalf, update the Moody’s Default Probability Rating]of each Loan whose Moody’s Default Probability Rating is determined pursuant to clause (iv) of the definition thereof within 12 months of the last rating estimate for each such Loan. If at any time the Moody’s Default Probability Rating of any Loan has been, or is known will be, changed or withdrawn, the Collateral Manager shall update the Loan Tape on the next Measurement Date to reflect such event.

Section 5.5	Negative Covenants of the Collateral Manager.
From the date hereof until the Collection Date:
(a)    Deposits to Special Accounts. Except as otherwise contemplated by the Intercreditor Agreement, the Collateral Manager will not deposit or otherwise credit, or cause or permit to be so deposited or credited to the Concentration Account Cash or Cash proceeds other than Collections in respect of the Collateral.
(b)    Mergers, Acquisition, Sales, etc. The Collateral Manager will not consolidate with or merge into any other Person or convey or sell its properties and assets substantially as an entirety to any Person, unless:
(iii)    the Collateral Manager has delivered to the Administrative Agent and each Lender an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or sale and such supplemental agreement comply with this Section 5.5(b) and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Collateral Manager and such other matters as the Administrative Agent may reasonably request;
(iv)    the Collateral Manager shall have delivered notice of such consolidation, merger, conveyance or sale to the Administrative Agent and each Lender;
(v)    after giving effect thereto, no Event of Default or event that with notice or lapse of time would constitute an Event of Default shall have occurred; and
(vi)    so long as Citibank, N.A. is the Administrative Agent, Citibank, N.A. has consented in writing to such consolidation, merger, conveyance or sale.
(c)    Change of Name or Location of Loan Files. The Collateral Manager shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Trustee moving, the Required Loan Documents and Loan Files from the location thereof on the Closing Date, unless the Collateral Manager has given at least 30 days’ written notice to the Administrative Agent and the Trustee and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee for the benefit of the Secured Parties in the Collateral.
(d)    Change in Payment Instructions to Obligors. The Collateral Manager will not add a new Concentration Account or terminate the Concentration Account at the Concentration Account Bank listed in Schedule II or make any change in its instructions to Obligors regarding payments to be made to the Borrower or the Collateral Manager or payments to be made to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of each Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.
(e)    Extension or Amendment of Loans. The Collateral Manager will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loans.

Section 5.6	Affirmative Covenants of the Trustee.
From the date hereof until the Collection Date:
(a)    Compliance with Law. The Trustee will comply in all material respects with all Applicable Laws.
(b)    Preservation of Existence. The Trustee will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.
(c)    Location of Required Loan Documents. Subject to Section 8.8, the Required Loan Documents shall remain at all times in the possession of the Custodian at the address set forth on Annex A to this Agreement unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Collateral Manager on a temporary basis in accordance with the terms hereof except as such Required Loan Documents may be released pursuant to this Agreement.

Section 5.7	Negative Covenants of the Trustee.
(a)    No Changes in Trustee Fee or Custodian Fee. From the date hereof until the Collection Date, the Trustee and Custodian will not make any changes to the Trustee Fee or the Custodian Fee set forth in the Trustee and Custodian Fee Letter without the prior written approval of the Administrative Agent, each Lender, the Borrower and the Collateral Manager.
(b)    Required Loan Documents. The Trustee will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Trustee pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.
ARTICLE VI
ADMINISTRATION AND SERVICING OF LOANS

Section 6.1	Designation of the Collateral Manager.
(ii)    Collateral Manager. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Collateral Manager hereunder from time to time in accordance with this Section 6.1. Until the Administrative Agent gives to the Company a Collateral Manager Termination Notice, the Company is hereby designated as, and hereby agrees to perform the duties and responsibilities of, the Collateral Manager pursuant to the terms hereof.
(jj)    Successor Collateral Manager. Upon the Collateral Manager’s receipt of a Collateral Manager Termination Notice (with a copy to the Trustee) from the Administrative Agent pursuant to the terms of Section 6.18, the Collateral Manager agrees that it will terminate its activities as Collateral Manager hereunder in a manner that the Administrative Agent reasonably believes will facilitate the transition of the performance of such activities to a Successor Collateral Manager, and the Successor Collateral Manager shall assume each and all of the Collateral Manager’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Collateral Manager shall use its best reasonable efforts to assist the Successor Collateral Manager in assuming such obligations.
(kk)    Subcontracts. The Collateral Manager may, with the prior consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that the Collateral Manager shall remain liable for the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Collateral Manager Default.
(ll)    Collateral Management Programs. In the event that the Collateral Manager uses any software program in servicing the Collateral that it licenses from a third party, the Collateral Manager shall use its best reasonable efforts to obtain whatever licenses or approvals are necessary to allow the Collateral Manager to assign such licenses to any other Successor Collateral Manager appointed as provided in this Agreement.
(mm)    Waiver. The Borrower acknowledges that the Administrative Agent or any of its Affiliates may act as the Successor Collateral Manager, and the Borrower waives any and all claims against the Administrative Agent or any of its respective Affiliates (other than claims relating to such party’s gross negligence or willful misconduct) relating in any way to the servicing functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

Section 6.2	Duties of the Collateral Manager.
(i)    Appointment. The Borrower hereby appoints the Collateral Manager as its agent, as from time to time designated pursuant to Section 6.1, to service the Collateral and enforce its respective rights in and under such Collateral. In order to facilitate the servicing of the Collateral, the Trustee is hereby directed to and does authorize the Company to perform the duties of the Collateral Manager under this Agreement and the other Transaction Documents. The Collateral Manager hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Collateral Manager and the Borrower hereby acknowledge that the Administrative Agent, each Lender, the Trustee and the Secured Parties are third party beneficiaries of the obligations undertaken by the Collateral Manager hereunder. The parties hereto each acknowledge that the Collateral Manager, as Collateral Manager under this Agreement, possesses only such rights with respect to the enforcement of rights and remedies with respect to the Loans and the Related Property and under the Required Loan Documents as have been transferred to the Borrower and the Trustee with respect to the related Loan.
(j)    Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Laws, and in accordance with the Credit and Collection Policy and the Collateral Management Standard. Without limiting the foregoing, the duties of the Collateral Manager shall include the following:
(i)    servicing and managing the Loans and consenting to and negotiating amendments, modifications and waivers to the Loans in the Collateral in accordance with the Credit and Collection Policy; provided that, notwithstanding the foregoing, after the occurrence and during the continuation of a Collateral Manager Default the prior written consent of the Administrative Agent in its sole discretion shall be required to execute such amendments, modifications and waivers to the Loans;

(ii)    preparing and submitting of claims to, and post-billing liaison with, Obligors on each Loan;
(iii)    maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent, each Lender and the Trustee in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent and each Lender may reasonably request;
(iv)    maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;
(v)    promptly delivering to the Administrative Agent, each Lender, or the Trustee, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender or the Trustee may from time to time reasonably request;
(vi)    identifying each Loan clearly and unambiguously in its servicing records to reflect that such Loan is owned by the Borrower and that the Borrower is Granting a security interest therein to the Trustee for the benefit of the Secured Parties pursuant to this Agreement;
(vii)    notifying the Administrative Agent and each Lender of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (2) that is reasonably expected to have a Material Adverse Effect;
(viii)    providing prompt written notice to the Administrative Agent and each Lender, prior to the effective date thereof, of any changes in the Credit and Collection Policy that could be reasonably expected to have a Material Adverse Effect;
(ix)    maintaining the perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral;
(x)    calculating the Moody’s Default Probability Rating, the Maximum Weighted Average Rating Factor Test, the Moody’s Weighted Average Rating Factor, the Maximum Weighted Average Life Test, the Minimum Weighted Average Spread Test, the Minimum Diversity Score Test and the Concentration Limits with respect to the Loans on the dates and times necessary for the Borrower and Collateral Manager to comply with this Agreement;
(xi)    maintaining the Loan Files with respect to Loans included as part of the Collateral, provided that, so long as the Collateral Manager is in possession of any Required Loan Documents, the Collateral Manager will hold such Required Loan Documents in a fireproof safe or fireproof file cabinet; and

(xii)    directing the Trustee to make payments pursuant to the terms of the Collateral Management Report in accordance with Section 2.10 and Section 2.11.
(k)    Notwithstanding anything to the contrary contained herein, the exercise by the Trustee, the Administrative Agent, each Lender and the Secured Parties of their rights hereunder shall not release the Collateral Manager, the Originator or the Borrower from any of their duties or responsibilities with respect to the Collateral as expressly provided in the Transaction Documents entered into respectively by them. The Secured Parties, the Administrative Agent, each Lender shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager or the Trustee hereunder.

Section 6.3	Authorization of the Collateral Manager.
(n)    Each of the Borrower and the Secured Parties hereby authorizes the Collateral Manager (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the Grant of the Collateral to the Trustee, for the benefit of the Secured Parties, in the determination of the Collateral Manager, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Collateral. The Originator and the Borrower shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its servicing and administrative duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectibility of the Collateral. In no event shall the Collateral Manager be entitled to make the Trustee, the Secured Parties, the Administrative Agent or the Lenders a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation, in each such case arising out of or relating to the administration, collection or enforcement of any Loan (other than any routine foreclosure or similar collection procedure), without the Administrative Agent’s consent.
(o)    After an Event of Default has occurred and is continuing, at the direction of the Administrative Agent, the Collateral Manager shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may or may request the Trustee to, at any time that an Event of Default or Unmatured Event of Default has occurred and is continuing, notify any Obligor or any agent under any Agented Loan with respect to any Collateral of the Grant of such Collateral to the Trustee and direct that payments of all amounts due or to become due be made directly to the Trustee or any servicer, collection agent or lock-box or other account designated by the Trustee and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof or request that the Trustee do the same at its direction subject to the applicable provisions of this Agreement.

Section 6.4	Collection of Payments.
(f)    Collection Efforts; Modification of Collateral. The Collateral Manager will collect, or cause to be collected, all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due in accordance with the Credit and Collection Policy and the Collateral Management Standard, and will follow those collection procedures that it follows with respect to all comparable Collateral that it services for itself or others. The Collateral Manager may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that would impair in any material respect the collectibility of the Collateral or in any manner contrary to the Credit and Collection Policy and the Collateral Management Standard.
(g)    [Reserved].
(h)    Acceleration. If required by the Credit and Collection Policy and the Collateral Management Standard, the Collateral Manager shall accelerate the maturity of all or any Scheduled Payments and other amounts due under any Loan in which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Loan becomes a Defaulted Loan.
(i)    Taxes and other Amounts. The Collateral Manager will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to Borrower for such application under the Underlying Instruments and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.
(j)    Payments to Concentration Account. On or before the applicable Cut-Off Date, the Collateral Manager shall have instructed all Obligors to make all payments in respect of the Collateral directly to the Concentration Account, provided that the Collateral Manager is not required to so instruct any Obligor which is solely a guarantor unless and until the Collateral Manager calls on the related guaranty.
(k)    Accounts. Each of the parties hereto hereby agrees that (i) each Account shall be deemed to be a Securities Account and (ii) except as otherwise expressly provided herein, the Trustee shall be exclusively entitled to exercise the rights that comprise each Financial Asset held in each Account. Each of the parties hereto hereby agrees to cause the Trustee, or any other Securities Intermediary that holds any money or other property for the Borrower in an Account, to agree with the parties hereto that (A) the Cash and other property (subject to Section 6.4(g) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset and (B) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose shall be the State of New York. In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially indorsed to, the Borrower, unless such Financial Asset has also been indorsed in blank or to the Trustee or other Securities Intermediary that holds such Financial Asset in such Account.
(l)    Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the

UCC) to the contrary, neither the Trustee nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the Grant by the Borrower to the Trustee, for the benefit of the Secured Parties, of any Loan in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Custodian shall hold any Instrument delivered to it evidencing any Loan Granted to the Trustee hereunder as trustee and custodial agent for the Secured Parties in accordance with the terms of this Agreement.
(m)    Establishment of the Collection Account. The Collateral Manager shall cause to be maintained with the Trustee and in the name of the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Collection Account for NewStar Warehouse Funding I LLC, subject to the lien of U.S. Bank National Association, as Trustee for the benefit of the Secured Parties” (the “Collection Account”), and the Collateral Manager shall further cause to be maintained two subaccounts linked to and constituting part of the Collection Account for the purpose of segregating, within two Business Days of the receipt of any Collections, Principal Collections (the “Principal Collections Account”) and Interest Collections (the “Interest Collections Account”), respectively, over which the Trustee for the benefit of the Secured Parties shall have control and from which none of the Originator, the Collateral Manager or the Borrower shall have any right of withdrawal.
(n)    Establishment of the Custodial Account. The Borrower shall maintain at the Trustee a single, segregated trust account which shall be designated as the “Custodial Account”, which shall be held by the Trustee in trust in the name of Borrower, subject to the lien of the Trustee for the benefit of the Secured Parties and over which the Trustee, for the benefit of the Secured Parties, shall have exclusive control and sole right of withdrawal and into which the Trustee shall from time to time deposit Collateral. All Collateral deposited from time to time in the Custodial Account pursuant to this Agreement shall be held by the Trustee as part of the Collateral and shall be applied to the purposes herein provided. The Trustee agrees to give the Borrower immediate notice if the Custodial Account or any funds on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with Section 2.10 and Section 2.11.
(o)    Adjustments. If (i) the Collateral Manager makes a deposit into the Collection Account in respect of a Collection of an item of Collateral and such Collection was received by the Collateral Manager in the form of a check that is not honored for any reason or (ii) the Collateral Manager makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Collateral Manager shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(p)    Establishment of the Unfunded Exposure Account. The Collateral Manager shall cause to be maintained with the Trustee and in the name of the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Unfunded Exposure Account for NewStar Warehouse Funding I LLC” (the “Unfunded Exposure Account”). Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant Obligors under any Delayed Draw Term Loan or Revolving Loan. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Collateral Manager to the Administrative Agent, and the Collateral Manager shall instruct the Trustee (with a copy to the Administrative Agent) to fund such draw request in accordance with the Underlying Instrument pertaining to such Delayed Draw Term Loan or Revolving Loan. As of any date of determination, any amounts on deposit in the Unfunded Exposure Account that exceed (i) the aggregate of all Unfunded Exposure Equity Amounts prior to the earlier to occur of the end of the Revolving Period or the Termination Date and (ii) the Aggregate Exposure Amount following the earlier to occur of the end of the Revolving Period or the Termination Date, in each case, shall be transferred at the direction of the Collateral Manager into the Principal Collection Account as Principal Collections. Prior to the occurrence of an Event of Default, at the Collateral Manager’s discretion, the Collateral Manager may direct the Trustee to deposit in the Unfunded Exposure Account all Principal Collections received by the Borrower in respect of the Revolving Loans included in the Collateral to the extent necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Aggregate Exposure Amount; provided that after the occurrence of an Event of Default, the foregoing deposit will be required to be made by the Collateral Manager.

Section 6.5	[Reserved].

Section 6.6	Realization upon Loans Subject to an Asset Value Adjustment Event.
The Collateral Manager will use reasonable efforts consistent with the Collateral Management Standard to exercise available remedies (which may include foreclosing upon or repossessing, as applicable, or otherwise comparably convert the ownership of any Related Property) with respect to any Loan that has become subject to one or more of the events specified in clauses (d), (e) (solely with respect to a Material Modification of the type described in clause (a) of the definition thereof), (f) or (g) of the definition of Asset Value Adjustment Event and as to which no satisfactory arrangements can be made for collection of delinquent payments. The Collateral Manager will comply with the Credit and Collection Policy, the Collateral Management Standard and Applicable Law in realizing upon such Related Property, which practices and procedures may include reasonable efforts to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Related Property at public or private sale in circumstances other than those described in the preceding sentence. In any case in which any such Related Property has suffered damage, the Collateral Manager will not expend funds in connection with any repair or toward the foreclosure or repossession of such Related Property unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Collateral Manager will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property relating to any Loan hereunder.

Section 6.7	Maintenance of Insurance Policies.
The Collateral Manager shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions insurance policy covering the Collateral Manager’s officers and employees in connection with its activities under this Agreement in an amount not less than $2,000,000. Coverage of the Collateral Manager under a policy or bond obtained by an Affiliate of the Collateral Manager and providing the coverage required by this Section 6.7 shall satisfy the requirements of this Section 6.7.

Section 6.8	[Reserved.]

Section 6.9	[Reserved.]

Section 6.10	[Reserved.]

Section 6.11	Collateral Manager Compensation.
As compensation for its servicing activities hereunder and reimbursement for its expenses, the Collateral Manager shall be entitled to receive the Collateral Management Fee; provided that it shall be entitled to receive such fee from Collections only to the extent of funds available therefor pursuant to the provisions of Section 2.10 and/or Section 2.11.

Section 6.12	Payment of Certain Expenses by Collateral Manager.
The Collateral Manager will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Collateral Manager, expenses incurred by the Collateral Manager in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower, but excluding Liquidation Expenses incurred as a result of activities contemplated by Section 6.6; provided that, for avoidance of doubt, to the extent Liquidation Expenses relate to a Loan and a Retained Interest such Liquidation Expenses shall be allocated pro rata. The Collateral Manager will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Accounts and the Concentration Account. Notwithstanding the foregoing, and for the avoidance of doubt, nothing contained in this Section 6.12 shall prohibit the Borrower from reimbursing the Collateral Manager for expenses incurred by it hereunder provided such amounts are paid from amounts permitted to be released under this Agreement to the Borrower.

Section 6.13	Reports.
(j)    Borrowing or Repayment Notice. On each Funding Date, on each reduction of Advances Outstanding pursuant to Section 2.5, and on each reinvestment of Principal Collections pursuant to Section 2.10, the Borrower (and the Collateral Manager on its behalf) will provide a Borrowing Notice or a Repayment Notice, as applicable, a Borrowing Base Certificate, updated as of such date, and a Loan Tape, updated as of such date, to the Administrative Agent and each Lender (with a copy to the Trustee).

(k)    Collateral Management Report. On each Reporting Date, the Collateral Manager will provide to the Borrower, the Administrative Agent, each Lender and the Trustee a monthly statement determined as of the related Determination Date (a “Collateral Management Report”), signed by a Responsible Officer of the Collateral Manager and the Borrower and substantially in the form mutually agreed to from time to time by the Collateral Manager and the Administrative Agent which shall include (i) a Borrowing Base calculated as of the most recent Determination Date, (ii) calculations showing compliance with the Collateral Quality Test and the Concentration Limits, (iii) the Loan Tape calculated as of the most recent Determination Date and (iv) if such Reporting Date precedes a Payment Date, amounts to be remitted pursuant to Section 2.10 or 2.11, as applicable, to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment).
(l)    Collateral Manager’s Certificate. Together with each Collateral Management Report, the Collateral Manager shall submit to the Administrative Agent, each Lender and the Trustee, a certificate (a “Collateral Manager’s Certificate”) signed by a Responsible Officer of the Collateral Manager and substantially in the form of Exhibit I.
(m)    Financial Statements. The Collateral Manager will submit to the Administrative Agent, each Lender and the Trustee, (i) within 60 days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), consolidated unaudited financial statements of the Collateral Manager for the most recent fiscal quarter, and (ii) within 120 days after the end of each fiscal year, consolidated audited financial statements of the Collateral Manager, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.
(n)    Borrowing Base Certificate. On each Measurement Date, the Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate, updated as of such date.
(o)    Tax Returns. Upon demand by the Administrative Agent, the Collateral Manager shall deliver copies of all federal, state and local Tax returns and reports filed by the Borrower and Collateral Manager, or in which the Borrower or Collateral Manager was included on a consolidated or combined basis (excluding sales, use and like taxes).
(p)    Obligor Financial Statements; Valuation Reports; Other Reports. The Collateral Manager will deliver to the Administrative Agent with respect to each Obligor, (i) to the extent received by the Borrower and/or the Collateral Manager pursuant to the Underlying Instruments, the complete financial reporting package with respect to such Obligor and with respect to each Loan for such Obligor (including (x) any covenant compliance certificates with respect to such Obligor and with respect to each Loan for such Obligor and (y) the annual audited financial statements with respect to each Obligor, which delivery shall be made within 45 days (or such longer period as specified in the Underlying Instruments) after the end of each such month or such Obligor’s fiscal quarters, as applicable (excluding the last month or fiscal quarter, as applicable, of each such Obligor’s fiscal year), and within 90 days (or such longer period as specified in the Underlying Instruments) after the end of each such Obligor’s fiscal year, (ii) to the extent available to the Borrower and/or the Collateral Manager pursuant to the Underlying Instruments, promptly following the date the Borrower acquires an Eligible Loan, audited financial statements of the related

Obligor for the three year period most recently ended with respect to the related Obligor and (iii) a quarterly “tear sheet” prepared by the Collateral Manager with respect to such Obligor and with respect to each Loan for such Obligor, which delivery shall be made within ten (10) Business Days following the Collateral Manager’s completion of such update. The Collateral Manager will promptly deliver to the Administrative Agent, upon reasonable request and to the extent received by the Borrower and/or the Collateral Manager, all other documents and information required to be delivered by Obligors to the Borrower with respect to any Loan included in the Collateral.
(q)    Amendments to Loans. The Collateral Manager will deliver to the Administrative Agent a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Loan (along with any internal documents prepared by the Collateral Manager and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

Section 6.14	Annual Statement as to Compliance.
The Collateral Manager will provide to the Administrative Agent, each Lender and the Trustee, within 120 days following the end of each fiscal year of the Collateral Manager (beginning with the fiscal year ending December 31, 2015), a fiscal report signed by a Responsible Officer of the Collateral Manager certifying that (a) a review of the activities of the Collateral Manager, and the Collateral Manager’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Collateral Manager has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Collateral Manager Default has occurred and is continuing.

Section 6.15	Annual Independent Public Accountant’s Collateral Management Reports.
The Collateral Manager will cause an independent nationally recognized accounting firm or an independent audit and consulting firm specializing in securitization transactions reasonably satisfactory to the Administrative Agent (who may also render other services to the Collateral Manager) to furnish to the Administrative Agent, each Lender and the Trustee, within 120 days following the end of each fiscal year of the Collateral Manager (beginning with the fiscal year ending December 31, 2015): (i) a report relating to such fiscal year to the effect that (a) such firm has reviewed certain documents and records relating to the servicing of the Collateral, and (b) based on such examination, such firm is of the opinion that the Collateral Management Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures to be specified by the Administrative Agent from time to time to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Collateral Management Reports and the Collateral Manager’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

Section 6.16	Limitation on Liability of the Collateral Manager and Others.
Except as provided herein, the Collateral Manager shall not be under any liability to the Administrative Agent, any Lender , the Trustee, the Secured Parties or any other Person for any action taken or for refraining from taking any action pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided that, notwithstanding anything to the contrary contained herein, nothing shall protect the Collateral Manager against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties or by reason of its willful misconduct hereunder.

Section 6.17	The Collateral Manager Not to Resign.
The Collateral Manager shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Manager’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Manager could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Manager shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent, each Lender and the Trustee. No such resignation shall become effective until a Successor Collateral Manager shall have assumed the responsibilities and obligations of the Collateral Manager in accordance with Section 6.2 and Section 6.19.

Section 6.18	Collateral Manager Defaults.
If any one of the following events (each, a “Collateral Manager Default”) shall occur and be continuing:
(d)    any failure by the Collateral Manager to make any payment, transfer or deposit into the Collection Account or the Unfunded Exposure Account (including, without limitation, with respect to bifurcation and remittance of Collections) as required by this Agreement which continues unremedied for a period of two Business Days;
(e)    any failure on the part of the Collateral Manager duly to observe or perform in any material respect any other covenants or agreements of the Collateral Manager set forth in this Agreement or the other Transaction Documents to which the Collateral Manager is a party (including, without limitation, any material delegation of the Collateral Manager’s duties that is not permitted by Section 6.1) and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent, any Lender or the Trustee and (ii) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;

(f)    the failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period) with respect to any recourse debt or other obligations, which debt or other obligations are in excess of $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt or other obligations, if such event or condition has not been waived;
(g)    an Insolvency Event shall occur with respect to the Collateral Manager;
(h)    the Collateral Manager fails in any material respect to comply with the Credit and Collection Policy and the Collateral Management Standard regarding the servicing of the Collateral and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent, any Lender or the Trustee and (ii) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;
(i)    [reserved]; or
(j)    the Collateral Manager consents or agrees to, or otherwise permits to occur, under circumstances in which the Collateral Manager could have reasonably prevented the occurrence thereof, any material amendment, modification, change, supplement or rescission (any of the foregoing an “amendment” for purposes of this Section 6.18(g)) of or to the Credit and Collection Policy (after the adoption of same) in whole or in part that could have a Material Adverse Effect on the Collateral, the Administrative Agent, any Lender or the other Secured Parties, without the prior written consent of the Administrative Agent and each Lender which amendment shall remain in effect for a period of ten Business Days after notice thereof is delivered to the Administrative Agent (which notice shall be delivered within seven days after the effectiveness of such amendment) and the Administrative Agent shall not have delivered a written consent thereto during such ten Business Day period; provided that such prior written consent shall not be required in the case of an amendment which was mandated by any Applicable Law or Governmental Authority;
(k)    the Company or an Affiliate thereof shall cease to be the Collateral Manager;
(l)    the occurrence or existence of any change with respect to the Collateral Manager which has a Material Adverse Effect;
(m)    with respect to the initial Collateral Manager only, the Collateral Manager fails to maintain the aggregate of its GAAP stockholders’ equity and subscribed stockholders’ equity in an amount equal to $492,968,000, as (i) increased by 80% of the proceeds of any equity offerings (including capital contributions) of the Collateral Manager consummated after December 31, 2013, (ii) increased by 50% of cumulative positive GAAP net income earned by such Collateral Manager after December 31, 2013, (iii) increased by the amounts of any reductions in the assets designated on the Collateral Manager’s consolidated balance sheet as “deferred income taxes, net” and/or “deferred financing costs, net” from the amounts thereof shown on the Collateral Manager’s consolidated balance sheet as of December 31, 2013 as a result of accounting changes or changes in tax rates imposed after December 31, 2013; and (iv) increased by the aggregate amount of any increases in loan loss reserves resulting from the implementation of changes in FASB rules after the Closing Date;
(n)    any failure by the Collateral Manager to deliver any required Collateral Management Report or other Required Reports hereunder on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be, under the terms of this Agreement;
(o)    any representation, warranty or certification made by the Collateral Manager in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any respect which inaccuracy has a Material Adverse Effect and which continues to be unremedied for when made which continues to be unremedied for a period of ten (10) Business Days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent, any Lender or the Trustee and (ii) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;
(p)    [reserved];
(q)    [reserved];
(r)    (i) the rendering against the Collateral Manager of one or more final non-appealable judgments, decrees or orders for the payment of money in excess of United States $7,500,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution or (ii) the Collateral Manager shall have made payments in excess of $7,500,000 in the settlement of any litigation, claim of dispute (excluding payments made from insurance proceeds);
(s)    any change in the management of the Collateral Manager (whether by resignation, termination, disability, death or lack of day to day management) relating to any three of Tim Conway, Peter Schmidt-Fellner, John Frishkopf, Dan McCready, John Bray and Rob Brown, or any failure by any three of the aforementioned Persons to provide active and material participation in the Collateral Manager’s daily activities including, but not limited to, general management, underwriting, and the credit approval process and credit monitoring activities, which no later than 60 days after the occurrence of any event specified above is not cured by the Collateral Manager hiring a reputable, experienced individual reasonably satisfactory to the Administrative Agent to replace the Person who is no longer actively participating in the management of the Collateral Manager or which is not waived in writing by the Administrative Agent; provided that time relating to an individual’s vacation within the Collateral Manager’s employee policy and customary industry standards shall not constitute lack of day-to-day management or failure to provide active and material participation in the Collateral Manager’s daily activities;
(t)    any change in the control of the Collateral Manager that takes the form of either a merger or consolidation that does not comply with the provisions of Section 5.5(b);

(u)    an Event of Default of the type described in Section 10.1(b), (c), (g)(2), (g)(3), (h), (k), (m), (p) or (r) occurs; provided that an Event of Default pursuant to Section 10.1(p) shall be deemed not to have occurred for a period not to exceed 30 days pending the resolution of any lien being contested in good faith by the Borrower or the Originator, as applicable; or
(v)    the Company or any majority-owned Affiliate thereof defaults beyond any applicable grace period in performing any obligation as servicer under any term loan or revolving credit facility (for the avoidance of doubt, excluding this Agreement except as expressly provided herein and any 144A or publicly registered CLOs) with Citibank, N.A. or any Affiliate thereof;
then, notwithstanding anything herein to the contrary, so long as any such Collateral Manager Default shall not have been remedied within any applicable cure period prior to the date of delivery of a Collateral Manager Termination Notice (defined below), the Administrative Agent, by written notice to the Collateral Manager (with a copy to the Trustee) (a “Collateral Manager Termination Notice”), may terminate all of the rights and obligations of the Collateral Manager as Collateral Manager under this Agreement.

Section 6.19	Appointment of Successor Collateral Manager.
(c)    On and after the receipt by the Collateral Manager of a Collateral Manager Termination Notice pursuant to Section 6.18, the Collateral Manager shall continue to perform all servicing functions under this Agreement until the date specified in the Collateral Manager Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Collateral Manager Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Collateral Manager and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.10 or Section 2.11, as applicable, the Collateral Management Fee therefor until such date, together with all other amounts to be paid or reimbursed to them as Collateral Manager which remain outstanding as of such date. The Administrative Agent shall as promptly as possible appoint a successor servicer (the “Successor Collateral Manager”), and such Successor Collateral Manager shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and each Lender. In the event that a Successor Collateral Manager has not accepted its appointment at the time when the Collateral Manager ceases to act as Collateral Manager, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of assets similar to the Collateral, as the Successor Collateral Manager hereunder.
(d)    Upon its appointment, the Successor Collateral Manager shall be the successor in all respects to the Collateral Manager with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Collateral Manager by the terms and provisions hereof, and all references in this Agreement to the Collateral Manager shall be deemed to refer to the Successor Collateral Manager; provided that the Successor Collateral Manager shall have (i) no liability with respect to any action performed by the terminated Collateral Manager prior to the date that the Successor Collateral Manager becomes the successor to the Collateral Manager or any claim of a third party based on any alleged action or inaction of the terminated Collateral Manager, (ii) no obligation to perform any advancing obligations, if any, of the Collateral Manager unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Collateral Manager (provided that the Successor Collateral Manager shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Collateral Manager indemnification obligations of any prior Collateral Manager, including the original Collateral Manager. The indemnification obligations of the Successor Collateral Manager, upon becoming a Successor Collateral Manager, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Successor Collateral Manager shall have no liability relating to the representations and warranties of the Collateral Manager contained in Article IV.
(e)    All authority and power granted to the Collateral Manager under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Collateral Manager, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Collateral Manager agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Collateral Manager to conduct servicing of the Collateral.
(f)    As compensation, any Successor Collateral Manager (including, without limitation, the Administrative Agent) so appointed shall be entitled to receive the Collateral Management Fee, together with any other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein that accrued prior thereto.
(g)    Notwithstanding anything contained in this Agreement to the contrary, a Successor Collateral Manager if appointed as the Collateral Manager, is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Collateral Manager relating to the Loans (collectively, the “Predecessor Collateral Manager Work Product”) without any audit or other examination thereof, and such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Collateral Manager. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Collateral Manager Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Collateral Manager making or continuing any Errors (collectively, “Continued Errors”), such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Collateral Manager agrees to use its best efforts to prevent further Continued Errors. In the event that the Successor Collateral Manager becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. Such Successor Collateral Manager shall be entitled to recover its costs thereby expended in accordance with Section 2.10 or Section 2.11, as applicable.

(h)    In connection with the transfer of servicing, the Collateral Manager agrees to cooperate and use its best efforts in effecting the transition of the responsibilities and rights of servicing of the Loans, including, without limitation, the transfer to the Successor Collateral Manager for the administration by it of all cash amounts that shall at the time be held by Collateral Manager for deposit, or have been deposited by the Collateral Manager, or thereafter received with respect to the Loans and the delivery to the Successor Collateral Manager in an orderly and timely fashion of all files and records with respect to the Loans and a computer tape in readable form containing all information necessary to enable the Successor Collateral Manager to service the Loans. In addition, the Collateral Manager agrees to cooperate and use its best efforts in providing at its expense to the Successor Collateral Manager, reasonable access (including at the premises of the Collateral Manager) to Collateral Manager’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Successor Collateral Manager, to assume the servicing functions hereunder.

Section 6.20	Asset Quality Matrix.
On or prior to the date on which the Ramp Amount is first achieved, the Collateral Manager shall elect the “row/column” combination of the Asset Quality Matrix that shall on and after such date apply to the Loans for purposes of determining compliance with the Minimum Weighted Average Spread Test, the Minimum Diversity Score Test and the Maximum Weighted Average Rating Factor Test, and shall provide notice of such election to the Administrative Agent. Thereafter, at any time on written notice of one Business Day to the Administrative Agent, the Collateral Manager may elect a different “row/column” combination to apply to the Loans; provided that if: (i) the Loans are currently in compliance with the Asset Quality Matrix case then applicable to the Loans, the Loans comply with the Asset Quality Matrix case to which the Collateral Manager desires to change; or (ii) the Loans are not currently in compliance with the Asset Quality Matrix case then applicable to the Loans or would not be in compliance with any other Asset Quality Matrix case, the Loans need not comply with the Asset Quality Matrix case to which the Collateral Manager desires to change so long as the degree of compliance of such Loans with each of the Minimum Weighted Average Spread Test, the Minimum Diversity Score Test, and the Maximum Weighted Average Rating Factor Test not in compliance would be maintained or improved if the Asset Quality Matrix case to which the Collateral Manager desires to change is used. If the Collateral Manager does not notify the Administrative Agent that it will alter the “row/column combination” of the Asset Quality Matrix chosen on the Closing Date in the manner set forth above, the “row/column combination” of the Asset Quality Matrix chosen on the Closing Date shall continue to apply. Notwithstanding the foregoing, the Collateral Manager may elect at any time after the Closing Date, in lieu of selecting a “row/column combination” of the Asset Quality Matrix, to interpolate between two adjacent rows and/or two adjacent columns, as applicable, on a straight-line basis and round the results to two decimal points.
ARTICLE VII
[RESERVED]
ARTICLE VIII

THE TRUSTEE

Section 8.1	Designation of Trustee.
(p)    Initial Trustee. The role of Trustee hereunder and under the other Transaction Documents to which the Trustee is a party shall be conducted by the Person designated as Trustee hereunder from time to time in accordance with this Section 8.1. Until the Administrative Agent shall give to US Bank a Trustee Termination Notice and the provisions of Section 8.5 have been satisfied, US Bank is hereby designated as, and hereby agrees to perform the duties and obligations of, Trustee pursuant to the terms hereof and of the other Transaction Documents to which it, as Trustee, is a party.
(q)    Successor Trustee. Upon the Trustee’s receipt of a Trustee Termination Notice from the Administrative Agent of the designation and acceptance of appointment of a successor Trustee pursuant to the provisions of Section 8.5, the Trustee agrees that it will terminate its activities as Trustee hereunder.
(r)    Secured Party. The Administrative Agent and the Lenders hereby appoint US Bank, in its capacity as Trustee, as their trustee for purposes of perfection of a security interest in the Collateral. US Bank, in its capacity as Trustee, hereby accepts such appointment and agrees to perform the duties set forth in Section 8.2(b) and (c).

Section 8.2	Duties of Trustee.
(q)    Appointment. The Borrower and the Administrative Agent each hereby appoints US Bank to act as Trustee for the benefit of the Secured Parties. The Trustee hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein and in the other Transaction Documents to which it, as Trustee, is a party.
(r)    Duties. Until its removal pursuant to Section 8.5, the Trustee shall perform on behalf of the Administrative Agent and the Secured Parties the following duties and obligations:
(xiv)    Prior to acquiring a Loan, the Borrower or the Collateral Manager will provide the Trustee with a Trade Ticket, together with the proposed form of Borrowing Notice to be used in connection therewith.
(xv)    Not later than 12:00 noon four Business Days following the related Determination Date, the Collateral Manager shall provide to the Administrative Agent and the Trustee via e-mail certain asset level information, which shall include but not be limited to the following information: (x) for each Loan, the name and number of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment, as applicable, and the OLB, (y) the Borrowing Base and (z) the Adjusted Borrowing Value and such other items as may reasonably be expected in connection with the transactions contemplated by this Agreement.
(xvi)    Promptly after receipt thereof, the Trustee shall provide to the Collateral Manager a copy of all written notices and communications identified as being sent to it in connection with the Collateral held hereunder which it receives from the related Obligor or any other Person. In no instance shall the Trustee be under any duty or obligation to take any action on behalf of the

Collateral Manager (or Borrower) in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Collateral Manager (prior to the occurrence of an Event of Default) or the Administrative Agent (after the occurrence of an Event of Default) in which event the Trustee shall vote, consent or take such other action in accordance with such instructions.
(xvii)    No later than 11:00 a.m. on each Business Day, the Trustee shall deliver to the Collateral Manager either via e-mail or via the Trustee’s Internet website a daily “cash availability report” which will detail all cash receipts with respect to the Loans received as of the close of business of the prior Business Day, identifying which portion thereof constitutes Interest Collections, which portion thereof constitutes Principal Collections and any other amounts received not classified as either Interest Collections or Principal Collections. No later than the close of business on the Business Day the Collateral Manager receives such a daily cash availability report, the Collateral Manager shall review the same and identify any discrepancies between the cash receipts shown on the Trustee’s daily cash availability report and the cash receipts relating to the Loans shown on the WSO System maintained by the Collateral Manager. Thereafter the Trustee and the Collateral Manager will cooperate to promptly resolve any discrepancies.
(xviii)    The Trustee shall maintain all necessary or appropriate records with respect to its express duties under this Agreement and shall provide with reasonable promptness such additional reports and information (which information is reasonably available to the Trustee and does not cause undue burden to it) as may be reasonably requested from time to time by the Collateral Manager.
(xix)    The Trustee shall make payments pursuant to the terms of the Collateral Management Report in accordance with Section 2.10 and Section 2.11 (the “Payment Duties”).
(xx)    In performing its duties, the Trustee shall use the same degree of care and attention as it employs with respect to performing similar duties that it performs as the Trustee for others.
(s)    %3.    Each of the Administrative Agent, each Lender and each Secured Party further authorizes the Trustee to take such action as Trustee hereunder and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Trustee by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Trustee (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loans now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 8.2(d)(i) shall be deemed to relieve the Collateral Manager or Borrower of its obligation to protect the interest of the Trustee (for the benefit of the Secured Parties) in the

Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 5.4(e) or to require the Administrative Agent or the Trustee to assume any of the obligations of the Collateral Manager or the Borrower.
(vii)    The Administrative Agent may direct the Trustee to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Trustee hereunder, the Trustee shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Trustee shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Trustee, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Trustee to liability hereunder or otherwise (unless it has received an indemnity reasonably satisfactory to it with respect thereto). In the event the Trustee requests the consent of the Administrative Agent and the Trustee does not receive a response (either consenting or declining to consent) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.
(viii)    Except as expressly provided herein, the Trustee shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any of the Required Loan Documents (x) unless and until expressly so directed by the Administrative Agent or (y) prior to the occurrence of the Termination Date pursuant to clause (d) of the definition of “Termination Date” (and upon such occurrence, the Trustee shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Trustee shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party has the right to so direct the Trustee, or the Administrative Agent. The Trustee shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Trustee has knowledge of such matter or written notice thereof is received by the Trustee.

Section 8.3	Merger or Consolidation.
Any Person (i) into which the Trustee may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Trustee shall be a party, or (iii) that may succeed to the properties and assets of the Trustee substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee hereunder, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.

Section 8.4	Trustee Compensation.
As compensation for its Trustee activities hereunder, the Trustee shall be entitled to a fee (the “Trustee Fee”) from the Collateral Manager in accordance with the Trustee and Custodian Fee Letter. To the extent that such Trustee Fee is not paid by the initial Collateral Manager, the Trustee shall be entitled to receive the unpaid balance of its Trustee Fee to the extent of funds available therefor pursuant to the provision of Section 2.10 or Section 2.11, as applicable. The Trustee’s entitlement to receive the Trustee Fee shall cease on the earlier to occur of: (i) its removal as Trustee and appointment and acceptance by the successor trustee pursuant to Section 8.5 or (ii) the termination of this Agreement.

Section 8.5	Trustee Removal.
The Trustee may be removed, with or without cause, by the Administrative Agent by five (5) Business Days’ prior notice given in writing to the Trustee (the “Trustee Termination Notice”); provided that, notwithstanding its receipt of a Trustee Termination Notice, the Trustee shall continue to act in such capacity until a successor Trustee has been appointed and shall transfer all Required Loan Documents its holds within thirty (30) days following the Trustee Termination Notice (with, so long as an Event of Default has not occurred and is not continuing, the consent of the Borrower, such consent not to be unreasonably withheld), has agreed to act as Trustee hereunder, has made the representations and warranties contained in Section 4.4, and has received all Required Loan Documents held by the previous Trustee.

Section 8.6	Limitation on Liability.
(a)    The Trustee undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Trustee hereunder. Without limiting the generality of the foregoing, the Trustee, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Collateral Manager or the Borrower. The Trustee may act through its agents, nominees, attorneys and custodians (each selected with due care) in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Trustee will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Trustee. Neither the Trustee nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement. It being understood that no action taken in accordance with the directions of the Administrative Agent shall be deemed to constitute gross negligence or willful misconduct.
(b)    The Trustee shall not be liable for any obligation of the Collateral Manager or the Borrower contained in this Agreement or for any errors of the Collateral Manager or the Borrower contained in any computer tape, certificate or other data or document delivered to the Trustee hereunder or on which the Trustee must rely in order to perform its obligations hereunder, and the Secured Parties, the Administrative Agent and the Trustee each agree to look only to the Collateral Manager to perform such obligations. The Trustee shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Trustee acting in accordance with information prepared or provided by a Person other than the Trustee or the failure of any such other Person to prepare or provide such information. The Trustee shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Collateral Manager, (ii) any inaccuracy or omission in a notice or communication received by the Trustee from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Trustee.
(c)    The Trustee may conclusively rely on and shall be fully protected in acting upon any certificate (including any Officer’s Certificate of the Collateral Manager or the Borrower), instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Trustee may rely conclusively on and shall be fully protected in acting upon (i) the written instructions of any designated officer of the Administrative Agent or (ii) the verbal instructions of the Administrative Agent. The Trustee shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.
(d)    The Trustee may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(e)    The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties and in the case of its negligent performance of its duties in taking and retaining custody of the Required Loan Documents.
(f)    The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Trustee shall not be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition precedent set forth in Sections 3.1, 3.2 or 3.3 of elsewhere herein. The Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.
(g)    The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Trustee. Except as expressly provided for herein, the Trustee shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates, that is communicated or obtained by the Responsible Officer of the Trustee.

(h)    The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.
(i)    It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.
(j)    In case any reasonable question arises as to its duties hereunder, the Trustee may, prior to the occurrence of an Event of Default or the Termination Date, request instructions from the Collateral Manager and may, after the occurrence of an Event of Default or the Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable, except where it would be grossly negligent to do so. The Trustee shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(k)    The Trustee shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower or the Collateral Manager or another Person in furnishing necessary, timely and accurate information to the Trustee.
(l)    The Trustee shall be without liability to the Borrower, Collateral Manager or any Secured Party for any damage or loss resulting from or caused by events or circumstances beyond the Trustee’s reasonable control including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension by any Governmental Authority of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts; errors by the Collateral Manager or any Secured Party in its instructions to the Trustee; or changes in applicable law, regulation or orders.

Section 8.7	Resignation.
The Trustee may resign at any time by giving 60 days’ prior written notice thereof to the Administrative Agent, the Collateral Manager and the Borrower. No such resignation shall become effective until a successor Trustee (which successor Trustee, so long as an Event of Default has not occurred and is not continuing, shall be reasonably acceptable to Borrower) shall have assumed the responsibilities and obligations of the Trustee hereunder and has made the representations and warranties contained in Section 4.4.

Section 8.8	[Reserved].

Section 8.9	[Reserved].

Section 8.10	Access to Certain Documentation and Information Regarding the Collateral; Audits.
The Trustee shall provide to the Administrative Agent and each Lender access to the Required Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Lender is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded subject to the Trustee’s standard charges specified in the Trustee and Custodian Fee Letter (and at the expense of the Borrower) but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Collateral Manager’s and Trustee’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Lender, the Administrative Agent and each Lender may review the Collateral Manager’s collection and administration of the Collateral in order to assess compliance by the Collateral Manager with the Credit and Collection Policy and the Collateral Management Standard, as well as with this Agreement and may conduct an audit of the Collateral and Required Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Prior to the occurrence of an Event of Default or an Unmatured Event of Default, the Collateral Manager shall be required to bear the expense of no more than two such reviews within any 12-month period and any additional reviews shall be at the expense of the Administrative Agent and each Lender. On and after the occurrence of an Event of Default or an Unmatured Event of Default, the Collateral Manager shall be required to bear the expense of all such reviews. Without limiting the foregoing provisions of this Section 8.10, from time to time on request of the Administrative Agent, the Trustee shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Collateral Manager’s expense, a review of the Required Loan Documents and all other documentation regarding the Collateral.
ARTICLE IX

SECURITY INTEREST

Section 9.1	Grant of Security Interest.
(t)    The Borrower hereby Grants to the Trustee, for the benefit of the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Aggregate Unpaids of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Aggregate Unpaids. The Trustee acknowledges such Grant, accepts the trust hereunder in accordance with the provisions hereof and agrees to hold the Collateral in trust as provided herein. The Grant of a security interest under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by the Trustee, the Administrative Agent, the Lenders or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Trustee, on behalf of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) none of the Administrative Agent, the Lenders or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Trustee, the Administrative Agent, the Lenders or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
(u)    Each of the Borrower, the Trustee, the Administrative Agent and the Lenders, on behalf of the Secured Parties, hereby acknowledges and agrees that the security interest Granted hereby in the Collateral constitutes continuing collateral security for all of the obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now existing or hereafter arising.

Section 9.2	Release of Lien on Collateral.
At the same time as (i) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) any Loan becomes a Prepaid Loan in full and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (iii) any Loan is repurchased, substituted, replaced or sold in accordance with Section 2.19, (iv) any Loan has been the subject of an Optional Sale pursuant to Section 2.20, (v) any Loan has been the subject of a Discretionary Sale pursuant to Section 2.21, or (vi) the earlier of (a) the termination of the Facility Amount in whole pursuant to Section 2.5(a) and (b) the Collection Date, the Trustee for the benefit of the Secured Parties will, to the extent requested by the Collateral Manager, release its interest in such Collateral or contemporaneously release its interest in the Collateral as provided herein upon completion of such substitution or deposit of the required amounts into the Collection Account. In connection with any sale of such Related Property, the Trustee for the benefit of the Secured Parties will after the deposit of the Proceeds of such sale into the Collection Account, at the sole expense of the Collateral Manager, execute and deliver to the Collateral Manager any assignments, bills of sale, termination statements and any other releases and instruments as the Collateral Manager may reasonably request in order to effect the release and transfer of such Related Property; provided that the Trustee for the benefit of the Secured Parties will make no representation or warranty, express or implied, with respect to any such Related Property in connection with such sale or transfer and assignment. Nothing in this section shall diminish the Collateral Manager’s obligations pursuant to Section 6.6 with respect to the Proceeds of any such sale.

Section 9.3	Further Assurances.
The provisions of Section 13.12 shall apply to the security interest Granted under Section 9.1 as well as to the Advances hereunder.

Section 9.4	Remedies.

Upon the occurrence of an Event of Default, the Trustee, on behalf of the Secured Parties, shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Trustee, the Administrative Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC, subject to the provisions of Section 10.2(c) and 10.2(d).

Section 9.5	Waiver of Certain Laws.
Each of the Borrower and the Collateral Manager agrees, to the fullest extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Collateral Manager, for itself and all who may at any time claim through or under it, hereby waives, to the fullest extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Trustee, on behalf of the Secured Parties, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Trustee, on behalf of the Secured Parties, or such court may determine.

Section 9.6	Power of Attorney.
Each of the Borrower and the Collateral Manager hereby irrevocably appoints the Trustee its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Collateral Manager hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Trustee, the Administrative Agent or a Lender, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Trustee all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.
ARTICLE X

EVENTS OF DEFAULT

Section 10.1	Events of Default.
The following events shall be Events of Default (each, an “Event of Default”) hereunder:

(d)    the Borrower or the Originator defaults in making any payment required to be made under an agreement for borrowed money to which it is a party in an aggregate principal amount in excess of $1,000,000 in the case of the Borrower and $5,000,000 in the case of the Originator and such default is not cured within the applicable cure period, if any, provided for under such agreement; or
(e)    any failure on the part of the Borrower or the Originator duly to observe or perform in any material respect any other covenants or agreements of the Borrower or the Originator set forth in this Agreement or the other Transaction Documents to which the Borrower or the Originator is a party (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limit or Collateral Quality Test is not an Event of Default) and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Originator by the Administrative Agent and (ii) the date on which the Borrower or the Originator acquires knowledge thereof; or
(f)    the occurrence of an Insolvency Event relating to the Borrower or the Originator; or
(g)    a Collateral Manager Default (so long as NewStar Financial, Inc., or any successor entity in any merger or other transaction permitted by Section 5.5(b), is the Collateral Manager) occurs and is continuing for a period of two (2) Business Days after expiration of the applicable cure period, if any; or
(h)    (1) the rendering of one or more final non-appealable judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $7,500,000, against the Originator, or $1,000,000 against the Borrower, and the Borrower or the Originator, as applicable, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Originator or the Borrower shall have made payments of amounts by the Originator in excess of $7,500,000, or by the Borrower in excess of $1,000,000, in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or
(i)    the Borrower shall cease to be an Affiliate of the Originator or shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel of national standing could no longer render a substantive nonconsolidation opinion with respect thereto; or
(j)        (1)    any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Originator, or the Collateral Manager,

(2)    the Borrower, the Originator or the Collateral Manager shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or
(3)    any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or
(k)    the Borrower engages in any activities other than those related to the Transaction Documents and the Collateral; or
(l)    a Borrowing Base Deficiency exists and the same continues unremedied for three Business Days (or, if such Borrowing Base Deficiency (x) results solely from a decrease in the Asset Value of a Loan following an Asset Value Adjustment Event, ten (10) Business Days or (y) results solely from a deduction of the Excess Concentration Amount from the Borrowing Base, five (5) Business Days); or
(m)    the Borrower shall assign any of its rights, obligations or duties under the Transaction Documents without the prior written consent of the Administrative Agent; or
(n)    (i) failure of the Borrower to maintain at least one Independent Manager (it being understood that the Borrower shall not be in violation of the requirement to have at least one Independent Manager after the earlier of an Independent Manager resigning or becoming deceased so long as a new Independent Manager is appointed within 30 days after the Borrower has actual knowledge or receives written notice thereof), (ii) the removal of any Independent Manager of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower or (iii) an Independent Manager of the Borrower which is not provided by a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent; or
(o)    (i) failure to pay all Aggregate Unpaids in full on or prior to the Termination Date or (ii) the failure to make payment of the Amortization Principal Reduction Amount on the applicable Payment Date; or
(p)    failure on the part of the Borrower or Originator to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Collections or any other payment or deposit required to be made hereunder, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document (other than with respect to principal or as otherwise set forth in this Section 10.1) on the day such payment or deposit is required to be made and the same continues unremedied for two (2) Business Days; or
(q)    the Borrower or the pool of Collateral shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act or becomes subject to regulation as a “covered fund” under the Volcker Rule; or
(r)    [reserved]; or
(s)    the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Originator and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Originator and such lien shall not have been released within five (5) Business Days; or
(t)    any Change-in-Control shall occur; or
(u)    any representation, warranty or certification made by the Borrower or the Originator in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Secured Parties and which continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the Originator by the Administrative Agent and (ii) the date on which a Responsible Officer of the Borrower or the Originator acquires knowledge thereof.

Section 10.2	Remedies.
(c)    Upon the occurrence of an Event of Default (other than an Event of Default described in Section 10.1(c)), the Administrative Agent or a Supermajority of the Lenders, by notice to the Borrower (with a copy to the Trustee), may declare the Termination Date to have occurred and the Termination Period to have commenced.
(d)    Upon the occurrence of an Event of Default described in Section 10.1(c), the Termination Date shall occur immediately and the Termination Period shall commence automatically.
(e)    Subject to Section 10.2(i), upon the occurrence of any Event of Default described in Section 10.1, no further Advances will be made, and the Trustee, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all of the rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, in each case subject to clause (ii) of this Section 10.2(c), and Sections 10.2(d) through (h), which rights shall be cumulative. Without limiting the generality of the foregoing sentence, the Trustee (at the direction of the Administrative Agent) or the Administrative Agent may (i) require the Borrower and Collateral Manager to, and the Borrower and Collateral Manager hereby agree that they will at the Collateral Manager’s expense and upon request of the Trustee or the Administrative Agent, forthwith assemble all or any part of the Collateral as directed by the Trustee or the Administrative Agent and make the same available to the Trustee or the Administrative Agent at a place to be designated by the Trustee or the Administrative Agent and (ii) sell the Collateral or any part thereof in one or more parcels at a public or private sale subject to the requirements set forth in Sections 10.2(d) through (h). Neither the Administrative Agent nor the Trustee (acting as directed by the Administrative Agent) shall market, hold discussions with or otherwise prepare or make arrangements for the sale of any part of the Collateral prior to sending the notice specified in Section 10.2(d). Notwithstanding anything to the contrary set forth herein, the Administrative Agent will not cause or direct the sale of any Loans or other Collateral on and after the declaration or occurrence of the Termination Date unless either (i) the Administrative Agent determines in its sole discretion that the anticipated proceeds of a sale or liquidation of all or any portion of the Collateral (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the Aggregate Unpaids (or in the case of a sale of less than all of the Collateral, an amount sufficient to discharge the amount of the Aggregate Unpaids attributable to such portion of the Collateral) or (ii) the Supermajority Lenders direct such sale and liquidation.
(f)    The Trustee or the Administrative Agent shall provide at least 30 Business Days’ prior notice to the Borrower and the Collateral Manager of its intention to sell any Collateral (a “Notice of Intended Sale”), but no such Notice of Intended Sale shall be valid if given prior to the occurrence or declaration of an Event of Default. During such 30 Business Day period, the Administrative Agent shall use its commercially reasonable efforts to obtain Eligible Bids with respect to the Collateral, subject to the Notice of Intended Sale. The delivery of a Notice of Intended Sale shall not obligate or otherwise commit the Trustee or the Administrative Agent to sell any Collateral.
(g)    If the Trustee (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, at the request of the Trustee or the Administrative Agent, as applicable, the Borrower and the Collateral Manager shall make available to each prospective bidder, on a timely basis, all reasonable information relating to the Collateral subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by the Administrative Agent or such bidders; provided that neither the Borrower nor the Collateral Manager shall be required to disclose any information which it is required by law or contract to keep confidential.
(h)    At any time after the Borrower has received notice of a Termination Date from the Administrative Agent and before the Collateral has been sold, the Borrower may pay to the Trustee an amount equal to the Aggregate Unpaids, and, once such payment is applied by the Trustee to reduce Aggregate Unpaids to $0, the Collection Date shall have occurred.
(i)    %3.    If the Trustee (acting as directed by the Administrative Agent) or the Administrative Agent elects to sell the Collateral in whole, but not in part, at a public or private sale, the Borrower may exercise its right of first refusal to repurchase the Collateral, in whole but not in part, prior to such sale at a purchase price that is not less than the amount of Aggregate Unpaids as of the date of such proposed sale. The Borrower’s right of first refusal shall terminate not later than 4:00 p.m. on the Business Day following the Business Day on which the Borrower receives notice of the Trustee’s or the Administrative Agent’s election to sell such Collateral, such notice to attach copies of all Eligible Bids received by the Trustee or the Administrative Agent in respect of such Collateral.
(i)    If the Trustee (acting as directed by the Administrative Agent) or the Administrative Agent elects to sell less than all of the Collateral in one or more parcels at a public or private sale, the Borrower may exercise its right of first refusal to repurchase such portion of the Collateral prior to such sale at a purchase price of not less than highest Eligible Bid received in respect of such portion of the Collateral as of the date of such proposed sale, as notified by Trustee or the Administrative Agent to the Borrower. The Borrower’s right of first refusal shall terminate not later than 4:00 p.m. on the Business Day on which the Borrower receives notice of the Trustee’s or the Administrative Agent’s election to sell such portion of the Collateral, if such notice is delivered by 12:00 noon on such Business Day; provided that if such notice is delivered after 12:00 noon on the Business Day on which the Borrower receives such notice, or if the highest Eligible Bid received in respect of such portion of the Collateral is greater than $25,000,000, the Borrower’s right of first refusal shall terminate not later than 12:00 noon on the following Business Day.
(ii)    If the Borrower elects not to exercise its right of first refusal as provided in clauses (i) or (ii) above, the Trustee (acting as directed by the Administrative Agent) or the Administrative Agent shall sell such Collateral or portion thereof for a purchase price equal to the highest of the Eligible Bids then received. For the avoidance of doubt, any determination of the highest Eligible Bid shall only consider bids for the same parcels of Collateral.
(iii)    It is understood that the Borrower may submit its bid for the Collateral or any portion thereof as a combined bid with the bids of other members of a group of bidders, and shall have the right to find bidders to bid on the Collateral or any portion thereof.
(iv)    It is understood that the Borrower’s right of first refusal shall apply to each proposed sale of the same parcel of Collateral.
(j)    All Cash Proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and be applied against all or any part of the Aggregate Unpaids pursuant to Section 2.11 or otherwise in such order as the Trustee, as directed by the Administrative Agent, shall elect in its discretion.
ARTICLE XI

INDEMNIFICATION

Section 11.1	Indemnities by the Borrower.
(k)    Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Lenders, the Trustee, the Custodian, the Secured Parties, the Affected Parties and each of their respective assigns and officers, directors, employees and agents (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party or any of them arising out of or as a result of this Agreement or any interest in the Collateral or in respect of any Loan included in the Collateral, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or claims arising on account of Taxes (except as provided in Section 11.1(a)(iii) or if such Tax is suffered on account of a non-Tax claim). If the Borrower has made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, then the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:
(i)    any representation or warranty made or deemed made by the Borrower, the Collateral Manager (if the Originator or one of its Affiliates is the Collateral Manager) or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(ii)    the failure by the Borrower or the Collateral Manager (if the Originator or one of its Affiliates is the Collateral Manager) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;
(iii)    the failure to vest and maintain vested in the Trustee, for the benefit of the Secured Parties, a perfected security interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance or at any time thereafter;
(iv)    the failure to maintain, as of the close of business on each Business Day prior to the Termination Date, an amount of Advances Outstanding that is less than or equal to the Maximum Availability on such Business Day;
(v)    the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral, whether at the time of any Advance or at any subsequent time;
(vi)    any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim related to such Collateral;

(vii)    any failure of the Borrower or the Collateral Manager (if the Originator or one of its Affiliates is the Collateral Manager) to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under any Collateral;
(viii)    the failure of any Concentration Account Bank to remit any amounts held in a Concentration Account pursuant to the instructions of the Collateral Manager or the Trustee (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of the Intercreditor Agreement) whether by reason of the exercise of set-off rights or otherwise;
(ix)    any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Originator to qualify to do business or file any notice or business activity report or any similar report;
(x)    any action taken by the Borrower or the Originator (in its capacity as Collateral Manager) in the enforcement or collection of any Collateral;
(xi)    any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Related Property or Collateral;
(xii)    any claim, suit or action of any kind arising out of or in connection with Environmental Laws, including any vicarious liability;
(xiii)    the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;
(xiv)    except as required by the second sentence in Section 11.1(a) of this Agreement and Section 2(c) of the Intercreditor Agreement, any repayment by the Administrative Agent, the Lenders or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder, in each case which amount the Administrative Agent, the Lenders or a Secured Party believes in good faith is required to be repaid;
(xv)    except for funds held in the Concentration Account, the commingling of Collections on the Collateral at any time with other funds;
(xvi)    any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the Collateral;
(xvii)    any failure by the Borrower to give reasonably equivalent value to the Originator or, at the direction of the Originator, the applicable third party transferor, in consideration for the transfer to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;
(xviii)    the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Sale Agreement; or
(xix)    the failure of the Borrower, the Originator or any of their respective agents or representatives to remit to the Collateral Manager or the Trustee, on behalf of the Secured Parties, Collections on the Collateral remitted to the Borrower, the Originator, the Collateral Manager or any such agent or representative as provided in this Agreement.
(l)    Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrower to the Indemnified Party within five (5) Business Days following such Person’s demand therefor.
(m)    If for any reason the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.
(n)    The obligations of the Borrower under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Collateral Manager, the Trustee or the Custodian and the termination of this Agreement.

Section 11.2	Indemnities by the Collateral Manager.
(a)    Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Collateral Manager hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Collateral Manager, including, but not limited to (i) any representation or warranty made by the Collateral Manager under or in connection with any Transaction Document, any Collateral Management Report, any Collateral Manager’s Certificate or any other information or report delivered by or on behalf of the Collateral Manager pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Collateral Manager to comply with any Applicable Law, (iii) the failure of the Collateral Manager to comply with its duties or obligations in accordance with this Agreement, or (iv) any litigation, proceedings or investigation against the Collateral Manager. The parties agree that the provisions of this Section 11.2 shall not be interpreted to provide recourse to the Collateral Manager against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of an Obligor with respect to any Loan. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

(b)    Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Collateral Manager to the Indemnified Party within five Business Days following such Person’s demand therefor.
(c)    The Collateral Manager shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans.
(d)    The obligations of the Collateral Manager under this Section 11.2 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Trustee or the Custodian and the termination of this Agreement.
(e)    Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.

Section 11.3	After-Tax Basis.
Indemnification under Section 11.1 and Section 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.
ARTICLE XII

THE ADMINISTRATIVE AGENT

Section 12.1	The Administrative Agent.
(f)    Appointment. Each Lender and Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each of the Lenders and Secured Parties. Each Lender and Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action, that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the direction of the execution by the Trustee a secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(g)    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility as well as activities as Administrative Agent.
(h)    Authorization to File. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.
(i)    Administrative Agent Expenses. If the Borrower or the Collateral Manager, as applicable, fails to perform any of its agreements or obligations under Section 5.1(n) or Section 5.4(e), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower or the Collateral Manager (on behalf of the Borrower), as applicable, upon the Administrative Agent’s demand therefor.
(j)    Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. The Administrative Agent shall not be liable to the Borrower, any Lender, any Secured Party or any other Person with respect to any determination made by it in good faith unless it shall be determined that the Administrative Agent was grossly negligent in ascertaining the pertinent facts. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Originator, or the Collateral Manager or to inspect the property (including the books and records) of the Borrower, the Originator, or the Collateral Manager; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) may rely upon and/or shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties, or upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance.
(k)    Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders or Supermajority of Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents) and shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders or Supermajority of Lenders (or such other number or percentage of Lenders as shall be specified or as the Administrative Agent shall believe good faith necessary); provided, that, notwithstanding anything to the contrary herein, the Administrative

Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Event of Default or Event of Default, (iv) the value, validity, enforceability, sufficiency, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(l)    Notice of Event of Default, Unmatured Event of Default or Collateral Manager Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default or Collateral Manager Default, unless the Administrative Agent has received written notice from a Lender, the Borrower or the Collateral Manager referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Collateral Manager Default and stating that such notice is a “Notice of Event of Default,” “Notice of Unmatured Event of Default” or “Notice of Collateral Manager Default,” as applicable. The Administrative Agent shall (subject to Section 12.1(c)) take such action with respect to such Event of Default, Unmatured Event of Default or Collateral Manager Default as may be requested by the Lenders acting jointly or as the Administrative Agent shall deem advisable or in the best interest of the Lenders.
(m)    Credit Decision with Respect to the Administrative Agent. Each Lender and Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Collateral Manager or any of their respective Affiliates or review or approval of any of the Collateral, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender and Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender and Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this

Agreement and the other Transaction Documents to which it is a party. Each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Collateral Manager or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.
(n)    Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Collateral Manager), ratably in accordance with its Pro-Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Required Lenders or Supermajority of Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article XII. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro-Rata Share, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Collateral Manager.
(o)    Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Lender and the Borrower and may be removed at any time with cause by the Lenders acting jointly. Upon any such resignation or removal, the Lenders acting jointly shall appoint a successor Administrative Agent. Each Lender agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
(p)    Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their respective Pro-Rata Shares in the applicable Advances Outstanding or, if there are no Advances Outstanding, in accordance with the most recent applicable Commitment, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day. The Administrative Agent shall pay amounts owing to each Lender in accordance with the written instructions delivered by such Lender to the Administrative Agent.
ARTICLE XIII

MISCELLANEOUS

Section 13.1	Amendments and Waivers.
Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Collateral Manager, the Administrative Agent and a Supermajority of the Lenders; provided that no amendment, waiver or consent shall:
(m)    increase the Commitment of any Lender without the written consent of such Lender;
(n)    waive, extend or postpone any date fixed by this Agreement or any other Transaction Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitment hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;
(o)    reduce the principal of, or the rate of interest specified herein on, any Advance or Obligation, or any fees or other amounts payable hereunder or under any other Transaction Document to the Lenders without the written consent of each Lender directly and adversely affected thereby;
(p)    change Section 2.10 or 2.11 or any related definitions or provisions in a manner that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender directly and adversely affected thereby;

(q)    change any provision of this Section 13.1 or reduce the percentages specified in the definitions of “Required Lenders”, “Supermajority” or any other provision hereof specifying the number or percentage of the Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
(r)    consent to the assignment or transfer by any of the Borrower, the Originator or the Collateral Manager of such party’s rights and obligations under any Transaction Document to which it is a party (except as expressly permitted hereunder or thereunder), in each case, without the written consent of each Lender;
(s)    make any modification to the definition of “Borrowing Base”, “Advance Rate”, “Adjusted Borrowing Value”, “Maximum Availability”, “Minimum Equity Amount” (except as otherwise set forth in the definition thereof), or “Excess Concentration Amount”, in each case, which would have a material adverse effect on the calculation of the Borrowing Base, without the written consent of each Lender;
(t)    release all or substantially all of the Collateral or release any Transaction Document (other than as specifically permitted or contemplated in this Agreement or the applicable Transaction Document) without the written consent of each Lender; or
(u)    make material amendments to the definitions of “Collateral Quality Test”, “Maximum Weighted Average Life Test”, “Minimum Weighted Average Spread Test”, “Maximum Weighted Average Rating Factor Test”, “Minimum Diversity Score Test” or any definitions therein, in each case, without the written consent of each Lender;
provided, further, that (i) any amendment of the Agreement that is solely for the purpose of adding a Lender may be effected with the consent of the Administrative Agent and the Borrower, but without the written consent of any Lender, (ii) no such amendment, waiver or modification materially adversely affecting the rights or obligations of the Trustee or the Custodian shall be effective without the written agreement of the Trustee and the Custodian; (iii) [reserved], (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Transaction Document and (v) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Transaction Documents (and such amendment shall become effective without any further action or consent of any other party to any Transaction Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The Borrower or the Collateral Manager on its behalf will deliver a copy of all amendments, waivers and modifications to the Trustee. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 13.2	Notices, Etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by email and facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by email, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 13.3	Ratable Payments.
If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for Cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4	No Waiver; Remedies.
No failure on the part of the Administrative Agent, the Trustee, the Custodian or any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5	Binding Effect; Benefit of Agreement.
This Agreement shall be binding upon and inure to the benefit of the Borrower, the Collateral Manager, the Administrative Agent, the Trustee, the Custodian, the Secured Parties and their respective successors and permitted assigns. Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

Section 13.6	Term of this Agreement.
This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V, and the Collateral Manager’s representations, covenants and duties set forth in Articles VI and VIII, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Collateral Manager pursuant to Articles III and IV, the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section 13.10 and Section 13.11, shall be continuing and shall survive any termination of this Agreement.

Section 13.7	Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue, Service of Process.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
Each of the Borrower and the Collateral Manager agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Collateral Manager, as applicable, at its address specified in Annex A to this Agreement or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 13.7 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.

Section 13.8	Waiver of Jury Trial.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9	Costs, Expenses and Taxes.
(b)    In addition to the rights of indemnification granted to the Indemnified Parties under Article XI hereof, the Borrower agrees to pay on demand (or, if the Borrower does not pay such amounts, the Collateral Manager shall pay on demand) all reasonable costs and expenses of the Administrative Agent, the Trustee, the Custodian and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Trustee, the Custodian and the Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Trustee, the Custodian and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Trustee, the Custodian or the Secured

Parties in connection with the enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith.
(c)    Without duplication of amounts payable under Section 2.17(b), The Borrower shall pay on demand (or, if the Borrower does not pay such amounts, the Collateral Manager shall pay on demand) any and all stamp, sales, excise and other Taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder.
(d)    The Borrower shall pay on demand (or, if the Borrower does not pay such amounts, the Collateral Manager shall pay on demand) any and all stamp, sales, excise and other Taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder.
Section 13.10    No Proceedings. Each of the parties hereto (other than the Administrative Agent with the consent of the Lenders) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date.

Section 13.11	Recourse Against Certain Parties.
(w)    No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any party hereto as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of any such Person, or any incorporator, affiliate, stockholder, member, manager, officer, employee or director of any such Person by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each of the parties hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate or limited liability company obligations of such Person and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, affiliate, member, manager, officer, employee or director of any such Person under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of any such Person and each incorporator, stockholder, affiliate, member, manager, officer, employee or director of any such Person or any of them, for breaches by any such Person of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement

(x)    Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Originator or the Collateral Manager or any other Person against the Administrative Agent, the Secured Parties, the Custodian or the Trustee or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Originator and the Collateral Manager each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.
(y)    No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Trustee, the Custodian, the Administrative Agent or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.
(z)    The provisions of this Section 13.11 shall survive the termination of this Agreement.

Section 13.12	Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.
(i)    The Collateral Manager shall cause all financing statements and continuation statements and any other necessary documents perfecting the security and interest of the Trustee, for the benefit of the Secured Parties, in the Collateral to be promptly recorded, registered and filed, and at all times to be kept, recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the perfection and priority of the security interest of the Trustee, for the benefit of the Secured Parties, in all property comprising the Collateral. The Collateral Manager shall deliver to the Administrative Agent and the Trustee file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower shall cooperate fully with the Collateral Manager in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).
(j)    The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Advances hereunder and the security interest granted in the Collateral, or to enable the Administrative Agent or the Trustee, for the benefit of the Secured Parties, to exercise and enforce their rights and remedies hereunder or under any Transaction Document.
(k)    If the Borrower or the Collateral Manager fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article XI. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral. This appointment is coupled with an interest and is irrevocable.
(l)    Without limiting the generality of the foregoing, Borrower will, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:
(i)    deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and
(ii)    deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 13.13	Confidentiality.
(a)    Each of the Administrative Agent, the Secured Parties, the Collateral Manager, the Trustee, the Custodian and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the Borrower and the Collateral Manager and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, potential investors or other agents engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Secured Parties, the Collateral Manager, the Trustee, the Custodian and the Borrower that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section

13.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Collateral Manager Defaults, and priority of payment provisions.
(b)    Anything herein to the contrary notwithstanding, the Borrower and the Collateral Manager each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Trustee, the Custodian or the Secured Parties by each other, (ii) by the Administrative Agent, the Trustee, the Custodian and the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent, and the Secured Parties to any commercial paper dealer or provider of a surety, guaranty or credit, liquidity or first loss enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Secured Parties and the Administrative Agent may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
(c)    Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agent’s, the Secured Parties’, the Trustee’s, the Custodian’s, the Collateral Manager’s or the Borrower’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Secured Parties, the Trustee, the Custodian, the Collateral Manager or the Borrower or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Collateral Manager or the Originator or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Trustee having a need to know the same, provided that the Trustee advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Collateral Manager or Originator.

Section 13.14	Execution in Counterparts; Severability; Integration.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 13.15	Waiver of Setoff.
Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 13.16	Assignments.
(c)    With the prior written consent of the Borrower (which consent shall not be unreasonably withheld), each Lender may at any time assign, grant a security interest or sell a participation interest in such Lender’s rights and obligations hereunder and interest herein in whole or in part and/or any Advance (or portion thereof) or any VFN (or any portion thereof) to any Person rated “A2” or higher by Moody’s or “A” or higher by S&P; provided that (i) no transfer of any Advance (or any portion thereof) or of any VFN (or any portion thereof) shall be made unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act (or any entity in which all of the equity owners are entities described within such paragraphs) or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, (ii) following the occurrence of an Event of Default, no such consent of the Borrower shall be required and the Person to whom the Lender assigns, grants a security interest or sells a participation interest of any Advance (or portion thereof) or VFN (or portion thereof) shall not be required to meet the aforementioned rating threshold of “A2” or higher by Moody’s or “A” or higher by S&P, (iii) in the case of an assignment of any Advance (or any portion thereof) or of any VFN (or of any portion thereof), the assignee executes and delivers to the Collateral Manager, the Borrower and the Administrative Agent a fully executed Transferee Letter substantially in the form of Exhibit J hereto (a “Transferee Letter”), (iv) any Lender may assign or participate all or a portion of its interests hereunder or under its VFN without the consent of the Borrower to any Person rated “A2” or higher by Moody’s or “A” or higher by S&P upon such Lender’s good faith determination that such assignment or participation is required for regulatory reasons, and (v) no Lender shall need prior written consent of the Borrower to assign, grant a security interest in, or sell a participation interest in any Advance (or portion thereof) or any VFN (or portion thereof) to an Affiliate or another Lender. Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, unless such Lender shall have been deemed to no longer be a Defaulting Lender pursuant to Section 2.26(b), then, in each case, the Administrative Agent with consent of Borrower (not to be unreasonably withheld) shall have the right to cause such Person to assign its entire interest in the Advances and this Agreement to a transferee selected by the Administrative Agent in an assignment which satisfies the conditions set forth in the first sentence of this Section 13.16(a). The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United Stated of America a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Borrower’s rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.
(d)    Notwithstanding any other provision of this Section 13.16, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 13.17	Heading and Exhibits.
The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18	Non-Confidentiality of Tax Treatment.
All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 13.18 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 13.19	Cooperation with Trustee and the Collateral Manager.
The Administrative Agent and each of the Lenders agree to provide to the Trustee or to the Collateral Manager, as applicable, such information that the Trustee or the Collateral Manager may reasonably request from time to time in connection with the preparation and delivery of any reports required pursuant to this Agreement or in connection with the performance of their other duties under this Agreement or any other Transaction Document; provided that the Administrative Agent and each Lender shall not be required to assume any undue burden or incur any undue expense in connection with this Section 13.19.
ARTICLE XIV

THE CUSTODIAN

Section 14.1	Designation of Custodian.
The role of Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Custodian hereunder from time to time in accordance with this Section 14.1. U.S. Bank National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Custodian pursuant to the terms hereof.

Section 14.2	Duties of the Custodian.
(a)    Duties. The Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:
(i)    The Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Sections 3.3 and 3.4 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five (5) Business Days of its receipt (excluding, for the avoidance of doubt, any Required Loan Documents in the custody of the Custodian as of the Closing Date or any trailing documents) of any Required Loan Documents, the Custodian shall review the related Required Loan Documents (as identified on the related Loan Checklist) to confirm that (A) such documents have been properly executed and have no missing or mutilated pages, (B) as identified on the Loan Checklist, a filed stamped copy of a UCC-1 financing statement, (C) if listed on the Loan Checklist, an Insurance Policy exists with respect to any real or personal property constituting the Related Property, and (D) the original principal balance of such Loan, Loan number and Obligor name with respect to such Loan is referenced on the related electronic file delivered with such loan documents as specified below and is not a duplicate Loan (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Custodian, in connection with each delivery of Required Loan Documents hereunder to the Custodian, the Collateral Manager shall provide to the Custodian an electronic file (in EXCEL or a comparable format) that contains the related Loan Checklist or that otherwise contains the Loan identification number, the original principal balance of such Loan and the name of the Obligor with respect to each related Loan. The Custodian shall provide the results of its review including exceptions to the Review Criteria within one Business Day after it has completed its review. The Collateral Manager shall have five (5) Business Days to correct any non-compliance with any Review Criteria. In addition, if the Collateral Manager does not cure any such non-compliance, it shall provide a written request to the Custodian (such request subject to the approval of the Administrative Agent and other release requirements in Section 14.3) for the return by the Custodian to the Borrower of any Loan which fails to satisfy any Review Criteria. Other than the foregoing, the Custodian shall not have any responsibility for reviewing any Required Loan Documents.
(ii)    In taking and retaining custody of the Required Loan Documents, the Custodian shall be deemed to be acting as the agent of the Administrative Agent and the Secured Parties; provided that the Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided further that the Custodian’s duties as agent shall be limited to those expressly contemplated herein.
(iii)    All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Administrative Agent and the Collateral Manager by the Custodian in a written notice delivered at least 45 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Required Loan Documents shall be clearly segregated from any other documents or instruments maintained by the Custodian.
(iv)    On each Reporting Date, the Custodian shall provide a written report to the Administrative Agent and the Collateral Manager (in a form acceptable to the Administrative Agent) identifying each Loan for which it holds Required Loan Documents and any exceptions to the Review Criteria identified by the Custodian.
(v)    The Custodian shall provide a list of all Required Loan Documents held in custody by the Custodian pursuant to this Agreement to the Administrative Agent on at least a monthly basis, either via e-mail or via the Custodian’s Internet website.
(vi)    The Administrative Agent may direct the Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Custodian hereunder, the Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Custodian requests the consent of the Administrative Agent and the Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.
(vii)    The Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Custodian, or the Administrative Agent. The Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Custodian has knowledge of such matter or written notice thereof is received by the Custodian.
(viii)    In performing its duties, the Custodian shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as the Custodian for others.

Section 14.3	Release of Documents.
(a)    Release for Collateral Manager. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Collateral Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit H, to release to the Collateral Manager the related Required Loan Documents or the documents set forth in such request and receipt to the Collateral Manager. All documents so released to the Collateral Manager shall be held by the Collateral Manager in trust for the Custodian for the benefit of the Secured Parties in accordance with the terms of this Agreement. The Collateral Manager shall return to the Custodian the Required Loan Documents or other such documents (i) immediately upon the request of the Administrative Agent, or (ii) when the Collateral Manager’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Collateral Manager to the Custodian in the form annexed hereto as Exhibit H, the Collateral Manager’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Custodian to the Collateral Manager.
(b)    Limitation on Release. The foregoing provision respecting release to the Collateral Manager of the Required Loan Documents and documents by the Custodian upon request by the Collateral Manager shall be operative only to the extent that at any time the Custodian shall not have released to the Collateral Manager active Required Loan Documents (including those requested) pertaining to more than 15 Loans at the time being serviced by the Collateral Manager under this Agreement. Any additional Required Loan Documents or documents requested to be released by the Collateral Manager may be released only upon written authorization of the Administrative Agent (other than with respect to the release of Required Loan Documents in connection with Sections 2.19, 2.20 and 2.21). The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Collateral Manager pursuant to the immediately succeeding subsection. It shall be the sole obligation of the Collateral Manager to track the number of released Loans.
(c)    Release for Payment. Upon receipt by the Custodian of the Collateral Manager’s request for release of documents and receipt in the form annexed hereto as Exhibit H (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Custodian shall promptly release the related Required Loan Documents to the Collateral Manager.

Section 14.4	Return of Required Loan Documents.
The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld and which consent shall not be required in connection with the release of Required Loan Documents as specified in Section 2.23), require that the Custodian return each Required Loan Document (a) delivered to the Custodian in error, (b) as to which the lien on the Related Property has been released pursuant to Section 9.2, or (c) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Custodian and the Administrative Agent a written request in the form of Exhibit H hereto (signed by both the Borrower and the Administrative Agent (provided that the signature of the Administrative Agent shall not be required in connection with the release of Required Loan Documents as specified in Section 2.23)) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent (when required to be signed by the Administrative Agent) promptly, but in any event within five (5) Business Days, return the Required Loan Documents so requested to the Borrower.

Section 14.5	Access to Certain Documentation and Information Regarding the Collateral; Audits.
The Custodian shall provide to the Administrative Agent and each Lender access to the Required Loan Documents including in such cases where the Administrative Agent and each Lender is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded subject to the Custodian’s standard charges (and at the expense of the Borrower) but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Collateral Manager’s and Custodian’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Lender, the Administrative Agent and each Lender may review the Collateral Manager’s collection and administration of the Collateral in order to assess compliance by the Collateral Manager with the Credit and Collection Policy and the Collateral Management Standard, as well as with this Agreement and may conduct an audit of the Collateral and Required Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Prior to the occurrence of an Event of Default or an Unmatured Event of Default, the Collateral Manager shall be required to bear the expense of no more than two such reviews within any 12-month period and any additional reviews shall be at the expense of the Administrative Agent and each Lender. On and after the occurrence of an Event of Default or an Unmatured Event of Default, the Collateral Manager shall be required to bear the expense of all such reviews. Without limiting the foregoing provisions of this Section 14.5, from time to time on request of the

Administrative Agent, the Custodian shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Collateral Manager’s expense, a review of the Required Loan Documents and all other documentation regarding the Collateral.

Section 14.6	Merger or Consolidation.
Any Person (i) into which the Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Custodian hereunder, shall be the successor to the Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 14.7	Custodian Compensation.
As compensation for its Custodian activities hereunder, the Custodian shall be entitled to a fee (collectively, the “Custodian Fee”) from the Collateral Manager in accordance with the Trustee and Custodian Fee Letter. To the extent that such Custodian Fee is not paid by the initial Collateral Manager, the Custodian shall be entitled to receive the unpaid balance of its Custodian Fee to the extent of funds available therefor pursuant to the provision of Section 2.10 or Section 2.11, as applicable. The Custodian’s entitlement to receive the Custodian Fee shall cease on the earlier to occur of: (i) its removal as Custodian and appointment and acceptance by the successor custodian pursuant to Section 14.8 and the Custodian has ceased to hold any Required Loan Documents or (ii) the termination of this Agreement.

Section 14.8	Custodian Removal.
The Custodian may be removed, with or without cause, by the Administrative Agent by five (5) Business Days prior notice given in writing to the Custodian (the “Custodian Termination Notice”); provided that, notwithstanding its receipt of a Custodian Termination Notice, the Custodian shall continue to act in such capacity until a successor Custodian has been appointed and shall transfer all Required Loan Documents its holds within thirty (30) days following the Custodian Termination Notice (with, so long as an Event of Default has not occurred and is not continuing, the consent of the Borrower, such consent not to be unreasonably withheld), has agreed to act as Custodian hereunder, has made the representations and warranties contained in Section 4.4, and has received all Required Loan Documents held by the previous Custodian.

Section 14.9	Resignation.
The Custodian may resign at any time by giving 60 day’s prior written notice thereof to the Administrative Agent, the Collateral Manager and the Borrower. No such resignation shall become effective until a successor Custodian (which successor Custodian, so long as an Event of Default has not occurred and is not continuing, shall be reasonably acceptable to Borrower) shall have assumed the responsibilities and obligations of the Custodian hereunder and has made the representations and warranties contained in Section 4.4.

Section 14.10	Limitations on Liability.
Each of the protections, reliances, indemnities and immunities offered to the Trustee in Article VIII shall be afforded to the Custodian.

Section 14.11	Custodian as Agent of Trustee.
The Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession or held in its name, the Custodian shall be the agent and custodian of the Trustee, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Trustee’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC. For so long as the Custodian is the same entity as the Trustee, the Custodian shall be entitled to the same rights and protections afforded to the Trustee hereunder.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	NEWSTAR WAREHOUSE FUNDING I LLC By: NewStar Financial, Inc., its Designated Manager
By:/s/ JOHN KIRBY BRAY
Name: John Kirby Bray
Title: Chief Financial Officer

THE ORIGINATOR AND COLLATERAL MANAGER:	NEWSTAR FINANCIAL, INC.
By:/s/ JOHN KIRBY BRAY
Name: John Kirby Bray
Title: Chief Financial Officer

[Signatures Continued on the Following Page]

1	Loan and Servicing Agreement

REVOLVING LENDERS: Commitment: $175,000,000	CITIBANK, N.A.
By:/s/ TODD D. FRITCHMAN
Name: Todd D. Fritchman
Title: Vice President

THE ADMINISTRATIVE AGENT:	CITIBANK, N.A.
By:/s/ TODD D. FRITCHMAN
Name: Todd D. Fritchman
Title: Vice President

[Signatures Continued on the Following Page]

2	Loan and Servicing Agreement

THE TRUSTEE:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee
By:/s/ JEFFREY B. STONE
Name: Jeffrey B. Stone
Title: Vice President
THE CUSTODIAN:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Custodian
By:/s/ JEFFREY B. STONE
Name: Jeffrey B. Stone
Title: Vice President

3	Loan and Servicing Agreement

NEWSTAR WAREHOUSE FUNDING I LLC
500 Boylston Street, Suite 1250
Boston, Massachusetts 02116
Attention: Brian Forde
Telephone: (617) 848-4373
Fax: (617) 848-4300
NEWSTAR FINANCIAL, INC.
500 Boylston Street, Suite 1250
Boston, Massachusetts 02116
Attention: Brian Forde
Telephone: (617) 848-4373
Fax: (617) 848-4300
CITIBANK, N.A.,
as Administrative Agent and a Lender
Citibank, N.A.
390 Greenwich Street, 4th Floor
New York, New York 10013
Attention: Mr. Brett Bushinger, Vice President
Tel: (212) 723-3728
Fax: (646) 308-6744
Email:

CITIBANK, N.A.
750 Washington Boulevard, 8th Floor
Stamford, Connecticut 06901
Attention: Global Securitized Products
Mr. Robert Kohl, Vice President
Facsimile No.: 203-975-6383
Email: Robert.kohl@citi.com

CITIBANK, N.A.
1615 Brett Road, Ops Building 3
New Castle, Delaware 19720
Attention: Global Loans – Conduit Operations
Facsimile No.: 302-323-3125
Email: conduitoperations@citi.com

U.S. BANK NATIONAL ASSOCIATION
1719 Otis Way
Mail Code: Ex - SC - FLOR
Florence, South Carolina 29501
Attn: Steven Garrett

Ref: NewStar Warehouse Funding I/Citibank Warehouse
Fax: 843-673-0162
Confirmation No: 843-676-8901
U.S. BANK NATIONAL ASSOCIATION
Corporate Trust Services - CDO Unit
One Federal Street, Third Floor
Boston, Massachusetts 02110
Attn: Jeffrey B. Stone
Reference: NewStar Warehouse Funding I/Citibank Warehouse
Fax: 866-373-5984
Confirmation No: 617-603-6538

SCHEDULE VIII-1